Exhibit 10.6

WHOLESALE BASE PROSPECTUS

GAS NATURAL FINANCE B.V.

(Incorporated with limited liability in The Netherlands and having its statutory domicile in Amsterdam)

and

GAS NATURAL CAPITAL MARKETS, S.A.

(Incorporated with limited liability in the Kingdom of Spain)

Guaranteed by

D16

GAS NATURAL SDG, S.A.

(Incorporated with limited liability in the Kingdom of Spain)

euro 2,000,000,000

Euro D12

Medium Term Note Programme

This prospectus has been approved by the United Kingdom Financial Services Authority (the “FSA”), which is the competent authority for the purposes of Directive 2003/71/EC (the “Prospectus Directive”) and relevant implementing measures in the United Kingdom, as a base prospectus (the “Base Prospectus”) issued in compliance with the Prospectus Directive and relevant implementing measures in the United Kingdom for the purpose of giving information with regard to Gas Natural Finance B.V., Gas Natural Capital Markets, S.A. and Gas Natural SDG, S.A. and the issue of wholesale notes (the “Notes”) under the programme described above (the “Programme”) during the period of twelve months after the date hereof which, according to the particular nature of each Issuer, the Guarantor and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of each Issuer and the Guarantor.

Applications have been made to the FSA in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “FSMA”) for Notes issued within 12 months from the date hereof to be admitted to the official list of the FSA (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Notes to be admitted to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange. References in this Base Prospectus to Notes being “listed” (and all related references) shall mean that such Notes have been admitted to the Official List and have been admitted to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange.

The Gilt-Edged and Fixed Interest Market of the London Stock Exchange is a regulated market for the purposes of the Investment Services Directive 93/22/EEC.

See “Risk Factors” for a discussion of certain factors to be considered in connection with an investment in the Notes.

Arranger

Barclays Capital

Dealers

ABN AMRO	Banco Bilbao Vizcaya Argentaria, S.A.
Barclays Capital	la Caixa
Merrill Lynch International	Morgan Stanley
Santander Central Hispano	SG Corporate & Investment Banking

The date of this Base Prospectus is 17 November 2005.

Each of Gas Natural Finance B.V., Gas Natural Capital Markets, S.A. (each an “Issuer” and, together, the “Issuers”) and Gas Natural SDG, S.A. (the “Guarantor”) accept responsibility for the information contained in this Base Prospectus. Having taken all reasonable care to ensure that such is the case, the information contained in this Base Prospectus is, to the best of the knowledge of each of the Issuers and the Guarantor, in accordance with the facts and contains no omission likely to affect the import of such information.

This Base Prospectus is to be read in conjunction with all documents which are deemed to be incorporated herein by reference in it (See “Documents Incorporated by the Reference” below).

References herein to “Conditions” are to the Terms and Conditions of Notes Issued by Gas Natural Finance B.V. or to the Terms and Conditions of Notes Issued by Gas Natural Capital Markets, S.A., as the case may be.

The Dealers have not separately verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by any of the Dealers as to the accuracy or completeness of the information contained in this Base Prospectus or any other information provided in connection with the Programme or any Notes.

No person is or has been authorised to give any information or to make any representation not contained in or not consistent with this Base Prospectus or any other information provided in connection with the Programme or any Notes and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuers, the Guarantor or any of the Dealers.

Neither this Base Prospectus nor any other information supplied in connection with the Programme or any Notes (i) is intended to provide the basis of any credit or other evaluation or (ii) should be considered as a recommendation or as constituting an invitation or offer by the Issuers, the Guarantor or any of the Dealers that any recipient of this Base Prospectus or any other information supplied in connection with the Programme or any Notes should purchase any Notes. Each investor contemplating purchasing Notes should make its own independent investigation of the affairs, and its own appraisal of the creditworthiness, of the Issuers and/or the Guarantor. Neither this Base Prospectus nor any other information supplied in connection with the Programme or any Notes constitutes an offer by or on behalf of the Issuers and/or the Guarantor or any of the Dealers to any person to subscribe for or to purchase any Notes.

The delivery of this Base Prospectus does not at any time imply that the information contained herein concerning the Issuers and/or the Guarantor is correct at any time subsequent to the date hereof or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date indicated in the document containing the same. The Dealers expressly do not undertake to review the financial condition or affairs of the Issuers and/or the Guarantor during the life of the Programme. Investors should review, inter alia, the most recent financial statements of the Issuers and the Guarantor when deciding whether or not to purchase any of the Notes.

The distribution of this Base Prospectus and the offer or sale of Notes may be restricted by law in certain jurisdictions. Persons into whose possession this Base Prospectus or any Notes come must inform themselves about, and observe, any such restrictions. The Issuers, the Guarantor, the Arranger and the Dealers do not represent that this Base Prospectus may be lawfully distributed, or that any Notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuers, the Guarantor, the Arranger or the Dealers which would permit a public offering of any Notes or distribution of this document in any jurisdiction where action for that purpose is required. Accordingly, no Notes may be offered or sold, directly or indirectly, and neither this Base Prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. In particular, the Notes have not been and will not be registered under the United States Securities Act 1933, as amended, (the “Securities Act”) and are subject to U.S. tax law requirements. In particular, there are restrictions on the distribution of this Base Prospectus and the offer or sale of Notes in the United States, the European Economic Area (including the United Kingdom, The Netherlands and Spain) and Japan, see “Subscription and Sale”.

IN CONNECTION WITH THE ISSUE OF ANY TRANCHE OF NOTES, THE DEALER OR DEALERS (IF ANY) NAMED AS THE STABILISING MANAGER(S) (OR PERSONS ACTING ON BEHALF OF ANY STABILISING MANAGER(S)) IN THE APPLICABLE FINAL TERMS MAY OVER-ALLOT NOTES (PROVIDED THAT, IN THE CASE OF ANY TRANCHE OF NOTES TO BE ADMITTED TO TRADING ON THE GILT-EDGED AND FIXED INTEREST MARKET OF THE LONDON STOCK EXCHANGE THE AGGREGATE PRINCIPAL AMOUNT OF NOTES ALLOTTED DOES NOT EXCEED 105 PER CENT. OF THE AGGREGATE PRINCIPAL AMOUNT OF THE RELEVANT TRANCHE) OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILISING MANAGER(S) (OR PERSONS ACTING ON BEHALF OF A STABILISING MANAGER) WILL UNDERTAKE STABILISATION ACTION. ANY STABILISATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE RELEVANT TRANCHE OF NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF

30 DAYS AFTER THE ISSUE DATE OF THE RELEVANT TRANCHE OF NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE RELEVANT TRANCHE OF NOTES. SUCH STABILISING SHALL BE IN COMPLIANCE WITH ALL APPLICABLE LAWS, REGULATIONS AND RULES.

In this Offering Circular, unless otherwise specified or the context otherwise requires, references to “U.S. dollars” and “U.S.$” are to the currency of the United States of America, references to “Japanese yen” and “Yen” are to the currency of Japan and references to “Sterling” are to the currency of the United Kingdom. References to “euro” and to “€” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

OFFERING CIRCULAR

This Base Prospectus has been prepared for the purpose of seeking admission of the Notes on the Official List and to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange. The Base Prospectus also comprises an offering circular, which (together with all information incorporated by reference in the Offering Circular from time to time as set out under “Documents to be Incorporated by Reference”) (the “Offering Circular”) has been prepared for the purpose of the offering of Notes from time to time in accordance with applicable laws and regulations and as further described in “Subscription and Sale – Selling Restrictions”. Except where the context requires otherwise, references to the Base Prospectus in this document shall be deemed to be references to the Offering Circular.

The Offering Circular may be considered an advertisement for the purposes of Article 15 of the Prospectus Directive in certain jurisdictions in the European Economic Area.

In contrast with the Base Prospectus (as described above), the Offering Circular does not constitute a prospectus for the purposes of the Prospectus Directive.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents shall be deemed to be incorporated in, and to form part of, this Base Prospectus:

(a)	the audited consolidated financial statements of the Guarantor and the auditor’s reports thereon in relation to the years ended 31 December 2004 and 2003;

(b)	the unaudited consolidated financial statements of the Guarantor in relation to the periods ended 30 September 2005 and 2004; and

(c)	the audited non-consolidated financial statements of Gas Natural Finance B.V. and the auditor’s reports thereon in relation to the years ended 31 December 2004 and 2003.

Any statement contained in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Base Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Base Prospectus.

This Offering Circular (but not the Base Prospectus) should be read and construed in conjunction with each relevant Final Terms, the most recently published audited annual financial statements, and any interim financial statements (whether audited or unaudited) published subsequently to such annual financial statements of the relevant Issuer, all of which shall be deemed to be incorporated in, and to form part of, this Offering Circular (but not the Base Prospectus) (including information incorporated by reference within such documents) and which shall be deemed to modify or supersede the contents of this Offering Circular (but not the Base Prospectus) to the extent that a statement contained in any such document is inconsistent with such contents.

SUPPLEMENTAL PROSPECTUS

In respect of any Notes to be admitted to the Official List and to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange, if at any time the relevant Issuer or the Guarantor shall be required to prepare a supplemental prospectus pursuant to Section 87(G) of the FSMA, the relevant Issuer or the Guarantor will prepare and make available an appropriate amendment or supplement to this Base Prospectus or a further prospectus which, in respect of any subsequent issue of Notes to be listed on the Official List and admitted to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange, shall constitute a supplemental Base Prospectus as required by the FSA and Section 87 of the FSMA.

KEY FEATURES OF THE PROGRAMME

The following summary does not purport to be complete and is taken from, and is qualified in its entirety by, the remainder of this document and, in relation to the terms and conditions of any particular Tranche of Notes, the applicable Final Terms. Words and expressions defined in “Form of the Notes” and “Terms and Conditions of Notes issued by Gas Natural Finance B.V.” or “Terms and Conditions of Notes issued by Gas Natural Capital Markets, S.A.”, as applicable, below shall have the same meanings in this summary.

Issuers:	Gas Natural Finance B.V. and Gas Natural Capital Markets, S.A.

Guarantor:	Gas Natural SDG, S.A.

Description:	Euro Medium Term Note Programme

Arranger:	Barclays Bank PLC

Dealers:	ABN AMRO Bank N.V., Banco Bilbao Vizcaya Argentaria S.A., Banco Santander Central Hispano, S.A., Barclays Bank PLC, Caja de Ahorros y Pensiones de Barceiona, Merrill Lynch International, Morgan Stanley & Co. International Limited and Société Générale and any other dealer appointed from time to time by the Issuer either in respect of the Programme generally in or in relation to a particular Tranche (as defined below) of Notes only.

Agent:	Citibank, N.A.

Amount:	Up to euro 2,000,000,000 (or its equivalent in other currencies calculated as described in the Programme Agreement) aggregate principal amount of Notes outstanding at any time. The Issuers and the Guarantor may increase the amount of the Programme in accordance with the terms of the Programme Agreement.

Distribution:	Subject to applicable selling restrictions, Notes may be distributed by way of private or public placement and in each case on a syndicated or non-syndicated basis.

Currencies:

Subject to any applicable legal or regulatory restrictions, such currencies as may be agreed between the relevant Issuer, the Guarantor and the relevant Dealer including but not limited to euro, U.S. dollars, Yen and Sterling.

Each issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply will only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time.

Maturities:

Such maturities as may be agreed between the relevant Issuer, the Guarantor and the relevant Dealer and as indicated in the applicable Final Terms, subject to such minimum or maximum maturities as may be allowed or required from time to time by the relevant central bank (or equivalent body) or any laws or regulations applicable to the relevant Issuer, the Guarantor or the relevant Specified Currency.

Unless permitted by then current laws and regulations, where Notes have a maturity of less than one year and either (a) the issue proceeds are received by the relevant Issuer in the United Kingdom or (b) the activity of issuing the Notes is carried on from an establishment maintained by the relevant Issuer in the United Kingdom, such Notes must: (i) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses; or (ii) be issued in other circumstances which do not constitute a contravention of section 19 of the Financial Services and Markets Act 2000 by the relevant Issuer.

Issue Price:	Notes may be issued on a fully-paid or a partly-paid basis and at an issue price which is at par or at a discount to, or premium over, par. The issue price and the nominal amount of the relevant tranche of Notes will be determined before filing of the relevant Final Terms of each tranche on the basis of then prevailing market conditions.

Form of Notes:

Each Tranche of Notes will initially be represented by a temporary global Note (“Temporary Global Note”) which will be deposited on the relevant Issue Date with a common depositary for Euroclear and Clearstream, Luxembourg.

Interests in each Temporary Global Note will be exchanged either for interests in a permanent global Note (“Permanent Global Note”) or definitive Notes (as indicated in the applicable Final Terms) in either case not earlier than 40 days after the Issue Date upon certification of non-U.S. beneficial ownership as required by U.S. Treasury regulations.

Each Permanent Global Note will be exchangeable, unless otherwise specified in the applicable Final Terms, in whole but not in part for definitive Notes in accordance with its terms. Any interest in a global Note will be transferable only in accordance with the rules and procedures for the time being of Euroclear, Clearstream, Luxembourg and for any other agreed clearance system as appropriate.

Fixed Rate Notes:	Fixed interest will be payable on such date or dates as may be agreed between the relevant Issuer, the Guarantor and the relevant Dealer (as indicated in the applicable Final Terms) and on redemption.

Floating Rate Notes:

Floating Rate Notes will bear interest at a rate determined either:

(i)      on the same basis as the floating rate under a notional interest-rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., and as amended and updated as at the Issue Date of the first Tranche of the Notes of the relevant Series); or

(ii)     on the basis of a reference rate appearing on the agreed screen page of a commercial quotation service; or

(iii)    on such other basis as may be agreed between the relevant Issuer, the Guarantor and the relevant Dealer, as indicated in the applicable Final Terms.

The Margin (if any) relating to such Floating Rate Notes will be agreed between the relevant Issuer, the Guarantor and the relevant Dealer for each Series of Floating Rate Notes.

Floating Rate Notes may also have a maximum interest rate, a minimum interest rate, or both (as indicated in the applicable Final Terms).

Interest on Floating Rate Notes in respect of each Interest Period, as selected prior to issue by the relevant Issuer, the Guarantor and the relevant Dealer(s), will be payable on the first day of the next Interest Period or, in the case of the final Interest Payment Date, on the

Maturity Date specified in the applicable Final Terms and will be calculated in accordance with the relevant Day Count Fraction or as otherwise indicated in the applicable Final Terms.

Interest Periods for Floating Rate Notes:	Such period(s) as the relevant Issuer, the Guarantor and the relevant Dealer may agree (as indicated in the applicable Final Terms).

Index Linked Notes:

Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Index Linked Notes will be calculated by reference to such index and/or formula as the relevant Issuer, the Guarantor and the relevant Dealer may agree (as indicated in the applicable Final Terms).

Dual Currency Notes:	Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Notes will be made in such currencies, and based on such rates of exchange, as the relevant Issuer, the Guarantor and the relevant Dealer may agree (as indicated in the applicable Final Terms).

Zero Coupon Notes:	Zero Coupon Notes will be offered and sold at a discount to their nominal amount and will not bear interest other than in the case of late payment.

Other Notes:	Terms applicable to high interest Notes, low interest Notes, step- down Notes, Partly Paid Notes and any other type of Note that the relevant Issuer and any Dealer or Dealers may agree to issue under the programme will be set out in the relevant Final Terms and/or supplemental Prospectus as applicable.

Redemption:

The Final Terms relating to each Tranche of Notes will indicate either that such Notes cannot be redeemed prior to their stated maturity (other than in specified instalments (see below) or for taxation reasons or following an Event of Default) or that such Notes will be redeemable prior to their stated maturity at the option of the relevant Issuer and/or the Noteholders upon giving not less than 30 nor more than 60 days’ irrevocable notice (or such other notice period (if any) as is indicated in the applicable Final Terms) to the Noteholders or the relevant Issuer and the Guarantor, as the case may be, on a date or dates specified prior to such stated maturity and at a price or prices and on such terms as are indicated in the applicable Final Terms.

The Final Terms may provide that such Notes may be redeemable in two or more instalments of such amounts and on such dates as are indicated in the applicable Final Terms.

Notes which have a maturity of less than one year may be subject to restrictions on their denomination and distribution, see “Maturities”.

Denominations of Notes:	Notes will be issued in such denominations as may be specified in the relevant Final Terms subject to compliance with all applicable legal and/or regulatory and/or central bank requirements, provided that, (i) in case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a member state of the European Economic Area in circumstances which would otherwise require the publication of a prospectus under the Prospectus Directive, the minimum denomination shall be euro 50,000 (or its equivalent in the relevant currency of the Notes on the relevant date of issue), and (ii) so long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing systems(s) so permit, the Notes shall be tradeable in minimum principal amounts of euro 50,000 and integral multiples of euro 1,000 thereafter (or, in each case, its equivalent in the relevant currency of the Notes on the relevant date of issue).

Taxation on Notes issued by Gas Natural Finance B.V.:	Subject to certain exceptions, all payments in respect of Notes issued by Gas Natural Finance B.V. will be made without deduction for or on account of withholding taxes. See Condition 10 (Taxation), and “Taxation and Disclosure of Noteholder Information in Connection with Interest Payments” – Taxation in The Netherlands – Issues by Gas Natural Finance B.V.” and “– Taxation in Spain – Payments under the Guarantee”.

Taxatio on Notes issued by Gas Natural Capital Markets, S.A.:

Save as set out below all payments in respect of the Notes issued by Gas Natural Capital Markets, S.A. will be made without deduction for or on account of withholding taxes imposed by Spain. In the event that any such deduction is made, Gas Natural Capital Markets, S.A. or, as the case may be, the Guarantor will, save in certain limited circumstances provided in Condition 10 (Taxation), be required to pay additional amounts to cover the amounts so deducted.

Payments in respect of the Notes and under the Guarantee will be subject to Spanish withholding tax in the circumstances described below. In such circumstances, neither the relevant Issuer nor the Guarantor will be required to pay additional amounts in respect of such withholding tax.

Under Spanish law, income in respect of the Notes issued by Gas Natural Capital Markets, S.A. will be subject to withholding tax in Spain, currently at the rate of 15 per cent., in the case of (a) individual holders who are resident in Spain and (b) holders who will receive payments through a Tax Haven (as defined in Royal Decree 1080/1991 of 5 July 1991, as amended from time to time). In addition, holders who fail to provide information regarding their identity and tax residence will also receive payments subject to Spanish withholding tax, as will Spanish-resident legal entities subject to Spanish corporation tax if the Spanish tax authorities determine that the Notes do not comply with the relevant exemption requirements. See Condition 10 (Taxation), “Risk Factors – Risks Relating to Withholding” and “Taxation and Disclosure of Noteholders Information in Connection with Interest Payments”.

Disclosure of identity of Noteholders:	Under Law 13/1985 (as defined in “Terms and Conditions of Notes issued by Gas Natural Capital Markets, S.A.”) the Guarantor is obliged to disclose to the Spanish tax and financial supervisory authorities certain information in relation to the identity and residence of the holders of listed Notes. For a description of certain agreed procedures in relation to the collection of such details, see “Taxation and Disclosure of Noteholder Information in Connection with Interest Payments”. See also “Risk Factors – Risks Relating to Procedures for Collection of Noteholders’ details”.

Status of the Notes:	The Notes will constitute direct, unconditional, unsubordinated and (subject to the Negative Pledge referred to below) unsecured obligations of each Issuer and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) at least pari passu with all other present and future unsecured and unsubordinated obligations of the relevant Issuer.

Status of the Guarantee:	The Notes will be unconditionally and irrevocably guaranteed by the Guarantor pursuant to a deed of guarantee (the “Deed of Guarantee”).

The obligations of the Guarantor under the Deed of Guarantee will constitute direct, unconditional unsubordinated and (subject to Condition 4) unsecured obligations of the Guarantor and (subject to any applicable statutory exceptions) at least rank pari passu with all other present and future outstanding, unsecured and unsubordinated obligations of the Guarantor.

Cross Default:	The Notes will contain a cross default in respect of Relevant Indebtedness (as defined in Condition 4) of the relevant Issuer or the Guarantor and certain of their subsidiaries.

Negative Pledge:	The Notes will have the benefit of a negative pledge in respect of Relevant Indebtedness of the relevant Issuer, the Guarantor and certain of their subsidiaries.

Rating:	Notes issued under the Programme may be rated or unrated. Where a Tranche of Notes is rated, such rating will be specified in the relevant Final Terms. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating organisation.

Listing and Admission to Trading:

Application has been made for the Notes to be admitted to listing on the Official List and to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange. The Notes may also be admitted to listing, trading and/or quotation by any other listing authority, stock exchange and/or quotation system as may be agreed between the relevant Issuer, the Guarantor and the relevant Dealer in relation to each issue.

Unlisted Notes may also be issued by Gas Natural Finance B.V.

The Final Terms relating to each issue will state whether or not and, if so, on which stock exchange(s) the Notes are to be listed.

Governing Law:

Save as defined in the paragraph below, the conditions of the Notes will be governed by, and construed in accordance with, English law.

In relation to Notes issued by Gas Natural Capital Markets, S.A., Condition 2 (Status of the Notes) and Condition 3 (Status of the Deed of Guarantee), and the provisions of Condition 12 (Syndicate of Noteholders) relating to the appointment of the Commissioner and the constitution of the Syndicates of Noteholders, will be governed by Spanish law. In addition, the Notes will be issued in accordance with the formalities prescribed by Spanish company law.

Selling Restrictions:	There are local and worldwide selling restrictions in relation to the laws of the United States (TEFRA D, Regulation S, Category II, not 144A), the European Economic Area (including the United Kingdom, Spain and The Netherlands) and Japan and such other restrictions as may be required in connection with the offering and sale of a particular Tranche of Notes. See “Subscription and Sale” below.

Redenomination:	The applicable Final Terms may provide that certain Notes may be redenominated in euro. If so, the wording of the redenomination clause will be set out in full in the relevant Final Terms.

RISK FACTORS

The World Energy Scenario

Prices for the sale and purchase of gas are generally benchmarked to the price of crude oil and derived products.

Over the last two years, both the price levels and volatility of crude oil have significantly increased. The average annual listed price of a barrel of Brent oil experienced a 49% increase between May 2004 and May 2005.

If Gas Natural is not able in the future to pass on such price increases to consumers, its operating results may be adversely affected.

Regulation

Gas Natural conducts its business in several countries of the European Union, Africa and America, in sectors subject to regulation by governments and regulatory authorities.

Changes in law or regulation in the countries in which Gas Natural operates could therefore adversely affect it. Regulatory decisions concerning, for example, whether licences or approvals to operate are renewed, whether market developments have been satisfactorily implemented, whether there has been any breach of the terms of a licence or approval, the level of permitted revenues for Gas Natural’s businesses and proposed business development activities, could have an adverse impact on Gas Natural’s operating results, financial condition and the ability to develop those businesses in the future.

In the course of conducting its business in a strategic regulated sector, Gas Natural has entered into agreements with governmental entities. Government entities usually grant long-term permits or licences and establish remuneration systems, so that market participants may recover investments made in their respective countries.

Consequently the recovery of investments is conditional upon the establishment and stability of legal and regulatory frameworks in such countries in the medium and long term. New social, political and economic policies may affect the stability of these frameworks, leading to unforeseen consequences in the business plans of Gas Natural and may have adverse effects on Gas Natural’s operating results and its financial condition.

Additionally, the licences and permits required for business development entail the assumption and fulfilment of certain obligations which, if not met, may result in the interruption of the licences and permits or the execution of future guarantees and deposits, as well as the imposition of surcharges not envisaged in the initial projects.

In particular, there is significant uncertainty as to the legal and regulatory framework applicable to transport and distribution of natural gas in Argentina following the significant economic crisis experienced by such country in December 2001. Although negotiations with the Argentine Government in relation to a new legal and regulatory framework have been on-going for a period of time, no assurances can be given that the new framework will be adopted or that such framework will not adversely affect Gas Natural’s results of operations and financial condition.

Latin America

A significant part of Gas Natural’s activities are conducted in a number of Latin American countries. The economies of the Latin American countries where Gas Natural operates have experienced significant volatility in recent decades, characterised in some cases by slow or negative growth, declining investment and significant inflation. This volatility has resulted in fluctuations in the level of business activity and in the relative economic strength of various segments of the economies in which Gas Natural operates. The economies in such countries are, to varying degrees, also influenced by economic and market conditions in other countries, particularly, negative developments in the economy or securities markets in other emerging markets. Negative conditions in these markets may adversely affect Gas Natural’s results of operations and financial condition.

Operating Risks

Gas Natural’s various business projects require the efficient management of various assets under exploitation.

External factors may affect the execution, continuity and coordination of asset exploitation. It should be noted that there are inherent risks in gas exploration and production, supply, distribution and transport and assets related to electricity generation such risks include risks relating to the environment and unforeseen changes in regulatory frameworks.

Environmental Risks

Aspects of Gas Natural’s activities are inherently dangerous, such as the operation and maintenance of electricity lines and the transmission and distribution of natural gas. Electricity and gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of Gas Natural’s operations that are not currently regarded or proved to have adverse effects but could become so, for example, the effects of electric and magnetic fields. Gas Natural is subject to laws and regulations relating to pollution, the protection of the environment, and how Gas Natural uses and disposes of hazardous substances and waste materials. Gas Natural is also subject to laws and regulations governing health and safety matters, protecting both the public and its employees. Any breach of these obligations, or even incidents relating to the environment or health and safety that do not amount to a breach, could adversely affect Gas Natural’s operating results, financial condition and reputation.

Exchange Rate Volatility

A significant part of Gas Natural’s revenue from gas activities is benchmarked to crude oil prices and derived products, which are quoted in U.S. dollars.

In addition, Gas Natural’s, business in countries such as Argentina, Brazil, Colombia and Mexico, operates in non-Euro currencies.

Exchange rate volatility of such currencies with respect to the Euro could have adverse effects on Gas Natural’s financial position and operating results.

Risks Relating to Withholding

Under Spanish law, income in respect of Notes issued by Gas Natural Capital Markets, S.A. will be subject to withholding tax in Spain, currently at the rate of 15 per cent., in relation to payments to (a) individual Holders (as defined herein) who are resident in Spain; (b) Holders who receive payments through a Tax Haven (as defined in Royal Decree 1080/1991, of 5 July, as amended from time to time); and (c) Holders in respect of whom the Guarantor does not receive such information (which may include a tax residence certificate) concerning such Holder’s identity and tax residence as it may require in order to comply with Law 13/1985 (as defined in the Terms and Conditions of Notes Issued by Gas Natural Capital Markets, S.A.) and any implementing legislation. Neither Gas Natural Capital Markets, S.A. nor the Guarantor will gross up payments in respect of any such withholding tax in any of the above cases (See “Terms and Conditions of Notes issued by Gas Natural Capital Markets, S.A.– Taxation”).

If Notes end up being held by Spanish corporate entities there is a risk the Spanish tax authorities may determine that the exemption from withholding tax currently applicable to payments of interest to Spanish corporate Noteholders (as described in “Taxation and Disclosure of Information in Connection with Interest Payments – 2. Legal Entities with Tax Residency in Spain”), does not apply to such Notes. If such determination were made, Gas Natural Capital Markets, S.A. would be required to make a withholding at the applicable rate, currently 15 per cent., on payments of interest under the Notes and no additional amounts will be payable by Gas Natural Capital Markets, S.A. or the Guarantor in such circumstances under “Terms and Conditions of Notes issued by Gas Natural Capital Markets, S.A. – Taxation” paragraph (iii).

Risks Relating to Procedures for Collection of Noteholders’ Details

It is expected that Gas Natural Capital Markets, S.A., the Guarantor, the Agent, the common depositary for the Notes and the Clearing Systems will follow certain procedures to facilitate the collection from Noteholders of the information referred to in paragraph (c) of “Risks Relating to Withholding” above. A summary of those procedures is set out in a schedule to the Agency Agreement and should be read together with “Taxation and Disclosure of Noteholder Information in Connection with Interest Payments”. Such procedures may be revised from time to time in accordance with applicable Spanish laws and regulations, further clarification from the Spanish tax authorities regarding such laws and regulations and the operational procedures of the Clearing Systems. While the Notes are represented by one or more global Notes, Noteholders must rely on such procedures in order to receive payments under the Notes free of any withholding, if applicable. Holders must seek their own advice to ensure that they comply with all applicable procedures and to ensure the correct tax treatment of their Notes. None of Gas Natural Capital Markets, S.A., the Guarantor, the Arranger, the Dealers, the Paying Agents or the Clearing Systems assume any responsibility therefor.

Risks Relating to the Comisario

Under Spanish law, Gas Natural Capital Markets, S.A. is required to appoint a commissioner (comisario) (the “Commissioner”) in relation to its Notes. The Commissioner owes certain obligations to the Syndicate of Holders (as described in the Agency Agreement – Schedule 3 Part B). However, prospective investors should note that the Commissioner will be an individual appointed by Gas Natural Capital Markets, S.A. and that such individual may also be an employee or officer of Gas Natural Capital Markets, S.A. or the Guarantor.

Risks Relating to the Insolvency Law

Law 22/2003 (Ley Concursal) dated 9 July 2003 (“Law 22/2003” or the “Insolvency Law”), which came into force on 1 September 2004, supersedes all pre-existing Spanish provisions which regulated the bankruptcy, insolvency (including suspension of payments) and any process affecting creditors’ rights generally, including the ranking of credits in an insolvency.

Law 22/2003 provides, among other things, that: (i) any claim may become subordinated if it is not included in a company’s accounts or otherwise reported to the insolvency administrators within one month from the last official publication of the court order declaring the insolvency, (ii) provisions in a contract granting one party the right to terminate on the other’s insolvency may not be enforceable, (iii) interest accrued and unpaid until the commencement of the insolvency proceedings (concurso) shall become subordinated, and (iv) interest shall cease to accrue from the date of the declaration of insolvency.

Certain provisions of the Insolvency Law could affect the ranking of Notes issued by Gas Natural Capital Markets, S.A. or claims relating to such Notes on an insolvency of Gas Natural Capital Markets, S.A. or claims relating to the guarantee of the Notes (whether issued by Gas Natural Finance B.V. or Gas Natural Capital Markets, S.A.) on an insolvency of the Guarantor. In particular, there is uncertainty surrounding the interpretation of article 87.6 of the Insolvency Law, which may result in claims against Gas Natural Capital Markets, S.A. under the Notes being re-classified as claims of creditors “specially related” to Gas Natural Capital Markets, S.A as defined in article 92 (5) of the Insolvency Law and become subordinated. However, even if such claims were so re-classified the payment obligations of the Guarantor under the Guarantee would continue to be classified as ordinary debts in the event of an insolvency of the Guarantor.

From the entry into force of Law 22/2003, and in accordance with the insolvency procedures regulated therein, creditors whose rights arise from a Spanish public document, including Noteholders, do not have a preference to enforce their rights and do not rank ahead of other creditors whose rights may arise from a document not so witnessed.

Risks relating to the tender offer over the shares of Endesa, S.A.

Potential Changes to the Group

On 5 September 2005, Gas Natural submitted for its approval by the Spanish Securities Market Commission (Comisión Nacional de Mercado de Valores) and the relevant regulatory bodies, a tender offer over 100 per cent. of the share capital of Endesa, S.A. (“Endesa”), Spain’s largest electricity company (the “Tender Offer”), conditional upon its acceptance by shareholders of Endesa, S.A. holding at least 75 per cent. of its share capital and upon the removal of existing limitations in the by-laws of Endesa Consideration for the Endesa shares will be a combination of new Gas Natural shares and cash.

As at the date of this Base Prospectus, the Tender Offer has been approved by the Spanish Energy Commission (Comisión Nacional de la Energía) with certain conditions accepted by Gas Natural and is being reviewed by the Spanish Securities Market Commission (Comisión Nacional del

Mercado de Valores) and the relevant competition authorities. Should the Tender Offer be approved by such authorities and be consummated, the business, financial condition, results of operations of Gas Natural and its subsidiaries as a whole (the ‘‘Group’’) following the Tender Offer will substantially differ from the business, financial condition and results of operations of Gas Natural and its subsidiaries as at the date of and as described in, this Base Prospectus.

In addition, Gas Natural has entered into a credit and guarantee facility amounting to A7,806 million to fund the cash element of the consideration for the Tender Offer. As a result of the increase in the Group’s financial indebtedness Moody’s Investors Service Limited (‘‘Moody’s’’) announced that they have placed the Group’s long-term indebtedness on review for possible downgrade and Standard & Poor’s Rating Services, a Division of the McGraw-Hill Companies (‘‘Standard & Poor’s’’) have placed the Group’s long-term indebtedness on creditwatch negative, which may result in a lower rating for the long-term indebtedness rating of the Group.

Risks identified by Gas Natural relating to the Tender Offer

•	Upon completion of the Tender Offer, a significant portion of Gas Natural’s cash flow must be used to service debt obligations, which could have an adverse effect on Gas Natural’s operating results and financial condition.

•	Regulatory authorities have imposed conditions and may impose additional conditions that could reduce the expected benefits of the combination and may adversely affect the business, financial condition and results of operations of Gas Natural and its subsidiaries.

•	Gas Natural may be unable to complete anticipated divestitures of certain assets pursuant to the divestiture plan proposed to the Spanish regulatory and competition authorities in order to secure approval for the Tender Offer.

•	Mandatory tender offers in Latin America following the Tender Offer, which may be required to be launched pursuant to local laws in the countries of some of Endesa’s subsidiaries, may be more costly than expected.

•	Consummation of the Tender Offer may result in adverse tax consequences to the combined company resulting from a change of ownership of Endesa.

•	The integration of Gas Natural and Endesa may be difficult and expensive and may not result in the benefits that Gas Natural currently expects.

•	If Gas Natural is not able to successfully integrate the two companies, the combined company may lose customers.

•	Change of control provisions in Endesa’s agreements may be triggered upon Gas Natural’s acquisition of control of Endesa and may lead to adverse consequences, including the loss of significant contractual rights and benefits, the termination of significant agreements or the need to renegotiate financing agreements.

•	Gas Natural has not been given the opportunity to conduct a due diligence review of the non-public records of Endesa nor has it been able to verify the reliability of public information regarding Endesa. Therefore, Gas Natural may be subject to unknown liabilities of Endesa which may have an adverse effect on the profitability and results of operations of Gas Natural and its subsidiaries.

•	If the Tender Offer is successful, but some Endesa securities remain held by the public, the existence of these minority interests in Endesa following the Tender Offer may limit Gas Natural’s ability to successfully integrate and manage the assets and operations of the combined businesses and, therefore, reduce benefits that it could otherwise achieve.

Risk Relating To The Notes

There is no active trading market for the Notes

Notes issued under the Programme will be new securities which may not be widely distributed and for which there is currently no active trading market (unless in the case of any particular tranche, such Tranche is to be consolidated with and form a single series with an outstanding Tranche of Notes). If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the relevant Issuer and the Guarantor. Although applications have been made for the Notes issued under the Programme to be admitted to listing on the Official List of the FSA and to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange, there is no assurance that such applications will be accepted, that any particular Tranche of Notes will be so admitted or that an active trading market will develop. Accordingly, there can be no assurance as to the development or liquidity of any trading market for any particular Tranche of Notes.

The Notes may be redeemed prior to maturity

In the case of any particular Tranche of Notes the relevant Final Terms of which specify that the Notes are redeemable at the relevant Issuer’s option in certain other circumstances the relevant Issuer may choose to redeem the Notes at times when prevailing interest rates may be relatively low. In such circumstances an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the relevant Tranche of Notes.

Because Notes in global form are held by or on behalf of Euroclear and Clearstream, Luxembourg, investors will have to rely on their procedures for transfer, payment and communication with the relevant Issuer and/or the Guarantor

Notes issued under the Programme may be represented by one or more global Notes. Such global Notes will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Except in the circumstances described in the relevant global Note, investors will not be entitled to receive definitive Notes. Euroclear and Clearstream, Luxembourg will maintain records of the beneficial interests in the global Notes. While the Notes are represented by one or more global Notes, investors will be able to trade their beneficial interests only through Euroclear and Clearstream, Luxembourg.

While the Notes are represented by one or more global Notes the relevant Issuer and the Guarantor will discharge their payment obligations under the Notes by making payments to the common depositary for Euroclear and Clearstream, Luxembourg for distribution to their account holders. A holder of a beneficial interest in a global Note must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the relevant Notes. The Issuers and the Guarantor have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the global Notes.

Holders of beneficial interests in the global Notes will not have a direct right to vote in respect of the relevant Notes. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear and Clearstream, Luxembourg to appoint appropriate proxies. Similarly, holders of beneficial interests in the global Notes will not have a direct right under the global Notes to take enforcement action against the relevant Issuer or the Guarantor in the event of a default under the relevant Notes but will have to rely upon their rights under the Deed of Covenant.

Risks Related to Denominations

Notes admitted to trading on a regulated market or publicly offered may be issued in a minimum denomination of euro 50,000 or more (or, if the Notes are denominated in a currency other than euro, the equivalent amount in such currency or such higher amount) (the “Minimum Denomination”). The applicable Final Terms may provide that, for so long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing system(s) so permit, the Notes may be tradeable in minimum nominal amounts of the Minimum Denomination and integral multiples of an amount lower than the Minimum Denomination (the “Integral Multiple”) thereafter. However, if definitive Notes are required to be issued in accordance with the terms of the Temporary Global Note or the Permanent Global Note, they will only be printed and issued in the Minimum Denomination. In these circumstances, a Noteholder holding Notes having a nominal amount which cannot be represented by a definitive Note in the Minimum Denomination will not be able to receive a definitive Note in respect of such Notes and will not be able to receive interest or principal or be entitled to vote in respect of such Notes.

Risks related to Adoption of New Accounting Standards in 2005

The Guarantor must adopt new accounting standards in 2005 that will impact its financial reporting.

In 2004 the Guarantor prepared its financial statements in accordance with Spanish GAAP. Under current European Union law, listed EU companies have to apply from 1 January 2005 the International Financial Reporting Standards (IFRS) adopted by the EU in preparing their consolidated financial statements.

Applying these standards to the Guarantor’s consolidated financial statements will imply a change in the presentation of its financial information, since such financial statements prepared under IFRS will reflect classification differences between Spanish GAAP and IFRS, as well as include additional disclosure that is required under IFRS. Additionally, there will be a change in the valuation of certain assets and liabilities. Regarding the former, at this moment it is not possible to determine the exact impact that this new regulation will have compared to Spanish GAAP, since new pronouncements from the International Accounting Standards Board (IASB), or pronouncements that are not endorsed by the European Union (EU) prior to the preparation of the Guarantor’s 31 December 2005 consolidated financial statements, may have an impact on the Guarantor’s financial statements. Therefore, the Guarantor may experience decreases or increases in its shareholders’ equity or its net income or net debt, each as calculated under IFRS, when it prepares its 2005 consolidated financial statements under IFRS. It cannot be assured that any decrease in shareholders’ equity or net income or increase in net debt would not have a material adverse effect on the Guarantor’s results of operations and financial condition.

Risks related to the structure of a particular issue of Notes

A wide range of Notes may be issued under the Programme. A number of these Notes may have features which contain particular risks for potential investors. Set out below is a description of the most common such features:

Notes subject to optional redemption by the relevant Issuer

An optional redemption feature of Notes is likely to limit their market value. During any period when the relevant Issuer may elect to redeem Notes, the market value of those Notes generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

The relevant Issuer may be expected to redeem Notes when their cost of borrowing is lower than the interest rate on the Notes. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Index Linked Notes and Dual Currency Notes

The relevant Issuer may issue Notes with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a “Relevant Factor”). In addition, the relevant Issuer may issue Notes with principal or interest payable in one or more currencies which may be different from the currency in which the Notes are denominated. Potential investors should be aware that:

(i)	the market price of such Notes may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	they may lose all or a substantial portion of their principal;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)	if a Relevant Factor is applied to Notes in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable likely will be magnified; and

(vii)	the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.

Partly-paid Notes

The Issuers may issue Notes where the issue price is payable in more than one instalment. Failure to pay any subsequent instalment could result in an investor losing all of their investment.

Variable rate Notes with a multiplier or other leverage factor

Notes with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.

Inverse Floating Rate Notes

Inverse Floating Rate Notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of those Notes typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Inverse Floating Rate Notes are more volatile because an increase in the reference rate not only decreases the interest rate of the Notes, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these Notes.

Fixed/Floating Rate Notes

Fixed/Floating Rate Notes may bear interest at a rate that the relevant Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The relevant Issuer’s ability to convert the interest rate will affect the secondary market and the market value of the Notes since such relevant Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the relevant Issuer converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Notes may be less favourable than then prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If the relevant Issuer convert from a floating rate to a fixed rate, the fixed rate may be lower than then prevailing rates on its Notes.

Notes issued at a substantial discount or premium

The market values of securities issued at a substantial discount or premium from their principal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required, from 1 July 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of tax were to be withheld from that payment, neither the Issuers nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax. If a withholding tax is imposed on payment made by a Paying Agent, the Issuers will be required to maintain a Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the Directive.

TERMS AND CONDITIONS OF NOTES

ISSUED BY GAS NATURAL FINANCE B.V.

The following is the text of the terms and conditions which, as supplemented, amended and/or replaced by the relevant Final Terms, will be endorsed on each Note in definitive form issued by Gas Natural Finance B.V. under the Programme. The terms and conditions applicable to any Note in global form will differ from those terms and conditions which would apply to the Note were it in definitive form to the extent described in the Base Prospectus dated 17 November 2005 relating to the Notes, under “Form of the Notes”.

Gas Natural Finance B.V. and Gas Natural Capital Markets, S.A. have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to Euro 2,000,000,000 in aggregate nominal amount of Notes (the “Notes”) guaranteed by Gas Natural SDG, S.A.

Notes issued under the Programme are issued in series (each a “Series”) and each Series may comprise one or more tranches (each a “Tranche”) of Notes. Each Tranche is the subject of final terms (the “Final Terms”) which supplements these terms and conditions (the “Conditions”). The terms and conditions applicable to any particular Tranche of Notes are these Conditions as supplemented, amended and/or replaced by the relevant Final Terms. In the event of any inconsistency between these Conditions and the relevant Final Terms, the relevant Final Terms shall prevail. All subsequent references in these Conditions to “Notes” are to the Notes which are the subject of the relevant Final Terms. The Notes are the subject of an amended and restated agency agreement dated 17 November 2005 (the “Agency Agreement”, which expression shall include any further amendments or supplements thereto) and made between Gas Natural Finance B.V. (the “Issuer”), Gas Natural Capital Markets, S.A., Gas Natural SDG, S.A. as Guarantor (the “Guarantor”), Citibank, N.A. in its capacities as Agent (the “Agent”, which expression shall include any successor to Citibank, N.A. in its capacity as such) and the Paying Agents named therein (the “Paying Agents”, which expression shall include the Agent and any substitute or additional Paying Agents appointed in accordance with the Agency Agreement). The Notes, the Receipts and the Coupons (each as defined below) also have the benefit of a deed of covenant (the “Deed of Covenant”, which expression shall include any amendments or supplements thereto) dated 17 November 2005 executed by the Issuer in relation to the Notes. The Guarantor has, for the benefit of the holders of the Notes from time to time (the “Noteholders”), executed and delivered a Deed of Guarantee (the “Deed of Guarantee”) dated 17 November 2005 under which it has guaranteed the due and punctual payment of all amounts due by the Issuer under the Notes and the Deed of Covenant as and when the same shall become due and payable.

Interest bearing definitive Notes (unless otherwise indicated in the applicable Final Terms) have interest coupons (“Coupons”) and, if indicated in the applicable Final Terms, talons for further Coupons (“Talons”) attached on issue. Any reference herein to Coupons or coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons or talons. Definitive Notes repayable in instalments have receipts (“Receipts”) for the payment of the instalments of principal (other than the final instalment) attached on issue.

Copies of the Deed of Covenant, the Agency Agreement, the Deed of Guarantee and the Final Terms applicable to the Notes are available for inspection during normal business hours at the specified office of each of the Paying Agents save that any Final Terms relating to an unlisted Note of a Series will only be available for inspection by a Noteholder holding one or more unlisted Notes of that Series and such Noteholder must produce evidence satisfactory to the relevant Paying Agent as to its identity. All persons from time to time entitled to the benefit of obligations under any Notes are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Deed of Covenant, the Agency Agreement, the Deed of Guarantee and the applicable Final Terms, which are binding on them.

Words and expressions defined in the Deed of Covenant, the Agency Agreement, the Deed of Guarantee or used in the applicable Final Terms shall have the same meanings where used in these Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency, the applicable Final Terms will prevail.

1. Form, Denomination and Title

The Notes are in bearer form and, in the case of definitive Notes, serially numbered in the Specified Currency and the Specified Denomination(s), provided that in the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum Specified Denomination shall be euro 50,000 (or its equivalent in any other currency as at the date of issue of those Notes). Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination.

So long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing system(s) so permit, the Notes shall be tradeable in minimum principal amounts of euro 50,000 and integral multiples of euro 1,000 thereafter (or, in each case, its equivalent in the relevant currency of the Notes on the relevant date of issue).

Definitive Notes are issued with Coupons attached, unless they are Zero Coupon Notes in which case references to Coupons and Couponholders in these Conditions are not applicable.

Subject as set out below, title to the Notes, Receipts and Coupons will pass by delivery. Subject as set out below, the Issuer, the Guarantor, and any Paying Agent may deem and treat (and no such person will be liable for so deeming and treating) the bearer of any Note, Receipt or Coupon as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any global Note, without prejudice to the provisions set out in the next succeeding paragraph.

For so long as any of the Notes is represented by a global Note, each person who is for the time being shown in the records of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or of Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) as the holder of a particular nominal amount of Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the nominal amount of Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be deemed to be the holder of such nominal amount of Notes for all purposes other than with respect to the payment of principal or interest on the Notes, for which purpose the bearer of the relevant global Note shall be deemed to be the holder of such nominal amount of Notes in accordance with and subject to the terms of the relevant global Note (and the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly). Notes which are represented by a global Note will be transferable only in accordance with the rules and procedures for the time being of Euroclear or of Clearstream, Luxembourg, as the case may be.

Any reference herein to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearance system approved by the Issuer, the Guarantor and the Agent.

2. Status of the Notes

The Notes and the relative Receipts and Coupons (if any) are direct, unconditional, unsubordinated and (subject to Condition 4) unsecured obligations of the Issuer ranking pari passu without any preference among themselves and (subject to any applicable statutory exceptions) at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer.

3. Status of the Deed of Guarantee

Deed of Guarantee

The payment of principal and interest together with all other sums payable by the Issuer in respect of the Notes has been unconditionally and irrevocably guaranteed by the Guarantor. The obligations of the Guarantor under the Deed of Guarantee constitute direct, unconditional, unsubordinated and (subject to Condition 4) unsecured obligations of the Guarantor and (subject to any applicable statutory exceptions) rank pari passu with all other present and future outstanding, unsecured and unsubordinated obligations of the Guarantor.

In the event of insolvency (concurso) of the Guarantor, under Law 22/2003 (Ley Concursal) dated 9 July 2003 (“Law 22/2003”), claims under the Guarantee relating to Notes (unless they qualify by law as subordinated credits under Article 92 of Law 22/2003) will be ordinary credits (créditos ordinarios) as defined in Law 22/2003. Ordinary credits rank below credits against the insolvency estate (créditos contra la masa) and credits with a privilege (créditos privilegiados). Ordinary credits rank above subordinated credits and the rights of shareholders.

4. Negative Pledge

So long as any Note remains outstanding (as defined in the Agency Agreement):

(a)	neither the Issuer nor the Guarantor shall create or permit to subsist any Security Interest (other than a Permitted Security Interest) upon the whole or any part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any Relevant Indebtedness or any Guarantee of any Relevant Indebtedness; and

(b)	the Issuer and the Guarantor shall procure that none of their respective Subsidiaries will create or permit to subsist any Security Interest (other than a Permitted Security Interest) upon the whole or any part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any Relevant Indebtedness or any Guarantee of any Relevant Indebtedness; without at the same time or prior thereto (i) securing the Notes equally and rateably therewith or (ii) providing such other security for the Notes as may be approved by an Extraordinary Resolution (as defined in the Agency Agreement) of Noteholders.

without at the same time or prior thereto (i) securing the Notes equally and rateably therewith or (ii) providing such other security for the Notes as may be approved by an Extraordinary Resolution (as defined in the Agency Agreement) of Noteholders.

In these Conditions:

“Guarantee” means, in relation to any Indebtedness of any Person, any obligation of another Person to pay such Indebtedness including (without limitation):

(i)	any obligation to purchase such Indebtedness;

(ii)	any obligation to lend money, to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

(iii)	any indemnity against the consequences of a default in the payment of such Indebtedness; and

(iv)	any other agreement to be responsible for such Indebtedness; “

“Indebtedness” means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(i)	amounts raised by acceptance under any acceptance credit facility;

(ii)	amounts raised under any note purchase facility;

(iii)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(iv)	the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 60 days; and

(v)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;

“Permitted Security Interest” means:

(i) in relation to the Issuer or any of its Subsidiaries:

(A)	any Security Interest arising by operation of law and in the ordinary course of business of the Issuer or any of its Subsidiaries which does not (either alone or together with any one or more other such Security Interests) materially impair the operation of such business and which has not been enforced against the assets to which it attaches; and

(B)	any Security Interest that does not fall within sub-paragraph (A) above and that secures Relevant Indebtedness which, when aggregated with Relevant Indebtedness secured by all other Security Interests permitted under this sub-paragraph, does not exceed euro 5,000,000 (or its equivalent in other currencies); and

(ii) in relation to the Guarantor or any of its Subsidiaries:

(A)	any Security Interest in existence on 29 October 1999 to the extent that it secures Relevant Indebtedness outstanding on such date;

(B)	any Security Interest arising by operation of law and in the ordinary course of business of the Guarantor or any of its Subsidiaries which does not (either alone or together with any one or more other such Security Interests) materially impair the operation of such business and which has not been enforced against the assets to which it attaches; and

(C)	any Security Interest that does not fall within sub-paragraph (A) or (B) above and that secures Relevant Indebtedness which, when aggregated with Relevant Indebtedness secured by all other Security Interests permitted under this sub-paragraph, does not exceed euro 5,000,000 (or its equivalent in other currencies);

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“Relevant Indebtedness” means any Indebtedness which is in the form of or represented by any bond, note, debenture, debenture stock, loan stock, certificate or other instrument which is, or is capable of being, listed, quoted or traded on any stock exchange or in any securities market (including, without limitation, any over-the-counter market);

“Security Interest” means any mortgage, charge, pledge, lien or other security interest including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction; and

“Subsidiary” means, in relation to any Person (the “first Person”) at any particular time, any other Person (the “second Person”):

(i)	whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second Person or otherwise; or

(ii)	whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first Person.

5. Interest

(a)	Interest on Fixed Rate Notes

(i)	Each Fixed Interest Rate Note shall bear interest on its nominal amount (or, if it is a Partly Paid Note, the amount paid up) from, and including, the Interest Commencement Date (which shall be the date of issue thereof or such other date as may be specified in the relevant Final Terms) in respect thereof at the rate per annum (expressed as a percentage) equal to the Fixed Rate(s) of Interest specified in the relevant Final Terms and on the Maturity Date specified in the relevant Final Terms if that date does not fall on a Fixed Interest Date.

(ii)	The first payment of interest will be made on the Fixed Interest Date next following the Interest Commencement Date and, if the period between the Interest Commencement Date and the first Fixed Interest Date is different from the periods between Fixed Interest Dates, will amount to the Initial Broken Amount specified in the relevant Final Terms. If the Maturity Date is not a Fixed Interest Date, interest from, and including, the preceding Fixed Interest Date (or from the Interest Commencement Date, as the case may be) to, but excluding, the Maturity Date will amount to the Final Broken Amount specified in the relevant Final Terms.

If interest is required to be calculated for a period ending other than on a Fixed Interest Date, such interest shall be calculated by applying the Rate of Interest to each Specified Denomination, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

If a Fixed Coupon Amount or a Broken Amount is specified in the applicable Final Terms, the amount of interest payable on each Fixed Interest Date will amount to the Fixed Coupon Amount or, if applicable, the Broken Amount so specified.

(iii)	If interest is required to be calculated for a period of other than a full year, such interest shall be calculated:

(a)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(i)	in the case of Notes where the number of days in the relevant period from (and including) the most recent Fixed Interest Date, or Interest Payment Date, as the case may be, (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Accrual Period”) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; or (ii) in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)	the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(b)	if “30/360” is specified in the applicable Final Terms, the number of days in the period from and including the most recent Fixed Interest Date, or Interest Payment Date, as the case may be, (or, if none, the Interest Commencement Date) to but excluding the relevant payment date (such number of days being calculated on the basis of 12 30-day months) divided by 360.

In these Conditions:

“Determination Period” means each period from (and including) a Determination Date to but excluding the next Determination Date (including, where either the Interest Commencement Date or the final Fixed Interest Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date); and

“sub-unit” means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, means one cent.

(b)	Interest on Floating Rate Notes and Index Linked Notes

(i)	Interest Payment Dates

Each Floating Rate Note and Index Linked Note bears interest on its outstanding nominal amount from (and including) the Interest Commencement Date specified in the applicable Final Terms and such interest will be payable in arrear on each interest payment date (each an “Interest Payment Date”) which (save as otherwise mentioned in these Conditions or the applicable Final Terms) falls the number of months or other period specified as the Interest Period in the applicable Final Terms after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

If a business day convention is specified in the applicable Final Terms and if any Interest Payment Date would otherwise fall on a day which is not a Business Day (as defined below), then, if the business day convention specified is:

(1)

in any case where Interest Periods are specified in accordance with Condition 5(b)(i) above, the Floating Rate Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the number of months or other period specified as the Interest Period in the applicable Final Terms after the preceding applicable Interest Payment Date occurred; or

(2)	the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

(3)	the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

(4)	the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

“Business Day” means (unless otherwise stated in the applicable Final Terms) a day which is both:

(A)	a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open for business in London and Madrid and any Additional Business Centre specified in the applicable final terms; and

(B)	either (1) in relation to Notes denominated in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial centre of the country of the relevant Specified Currency (if other than London and which if the Specified Currency is Australian dollars shall be Melbourne) or (2) in relation to Notes denominated in euro, a day on which the TARGET system (as defined in Condition 5(b)(iv)) is operating.

(ii)	Rate of Interest for Floating Rate Notes

The Rate of Interest payable from time to time in respect of Floating Rate Notes will be determined in the manner specified in the applicable Final Terms.

(iii)	ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Final Terms) the Margin (if any). For the purposes of this sub-paragraph (iii), “ISDA Rate” for an Interest Period means a rate equal to the Floating Rate that would be determined by the Agent or other person specified in the applicable Final Terms under an interest rate swap transaction if the Agent or that other person were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(A)	the Floating Rate Option is as specified in the applicable Final Terms;

(B)	the Designated Maturity is a period equal to that Interest Period; and

(C)	the relevant Reset Date is either (i) if the applicable Floating Rate Option is based on the London inter-bank offered rate (LIBOR) (or, in the case of Notes denominated or payable in euro, the euro zone interbank market (EURIBOR)) for a currency, the first day of that Interest Period or (ii) in any other case, as specified in the applicable Final Terms.

For purposes of this sub-paragraph (iii), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity” and “Reset Date” have the meanings given to those terms in the ISDA Definitions.

Where this sub-paragraph (iii) applies, in respect of each relevant Interest Period, the Agent will be deemed to have discharged its obligations under paragraph (g) below in respect of the determination of the Rate of Interest if it has determined the Rate of Interest in respect of such Interest Period in the manner provided in this sub-paragraph (iii).

(iv)	Screen Rate Determination for Floating Rate Notes

Where so specified in the applicable Final Terms, the Rate of Interest for each Interest Period will, subject as provided below, be either:

(A)	the offered quotation (if there is only one quotation on the Relevant Screen Page (as indicated in the applicable Final Terms)), expressed as a percentage rate per annum; or

(B)	the arithmetic mean (rounded if necessary to the fourth decimal place, with 0.00005 being rounded upwards) of the offered quotations (expressed as a percentage rate per annum),

for deposits in the Specified Currency for that Interest Period which appears or appear, as the case may be, on the Relevant Screen Page as at 11.00 a.m. (London time or, where the Reference Rate is EURIBOR, Brussels time) on the Interest Determination Date in question plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Agent. If five or more such offered quotations are available on the Relevant Screen page, the highest (or, if there is more than one such highest quotation, one only of such quotations) shall be disregarded by the Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

If the Relevant Screen Page is not available or if, in the case of (A) above, no such quotation appears or, in the case of (B) above, fewer than three of such offered quotations appear, in each case as at such time, the Agent shall request the principal London office of each of the Reference Banks (as defined below) or, in the case of the determination of EURIBOR, the principal office of each of four EURIBOR Reference Banks (as defined below) to provide the Agent with its offered quotation (expressed as a percentage rate per annum) for deposits in the Specified Currency for the relevant Interest Period to leading banks in the London inter-bank market (or, in the case of the determination of EURIBOR, where the Reference Rate of EURIBOR is used for Notes denominated or payable in euro, the euro zone interbank market) as at 11.00 a.m. (London time or, where the Reference Rate is EURIBOR, Brussels time) on the Interest Determination Date in question. If two or more of the Reference Banks or, as the case may be, EURIBOR Reference Banks provide the Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean (rounded as provided above) of such offered quotations plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Agent.

If on any Interest Determination Date one only or none of the Reference Banks or, as the case may be, EURIBOR Reference Banks, provides the Agent with such an offered quotation as provided above, the Rate of Interest for the relevant Interest Period shall be the rate per annum which the Agent determines as being the arithmetic mean (rounded as provided above) of the rates, as communicated to (and at the request of) the Agent by the Reference Banks or, as the case may be, EURIBOR Reference Banks, or any two or more of them, at which such banks were offered, as at 11.00 a.m. (London time or, where the Reference Rate is EURIBOR, Brussels time) on the relevant Interest Determination Date, deposits in the Specified Currency for the relevant Interest Period by leading banks in the London inter-bank market (or, in the case of the determination of EURIBOR, where the Reference Rate of EURIBOR is used for Notes denominated or payable in euro, the euro zone interbank market) plus or minus (as indicated in the applicable Final Terms) the Margin (if any) or, if fewer than two of the Reference Banks or, as the case may be, EURIBOR Reference Banks, provide the Agent with such offered rates, the offered rate for deposits in the Specified Currency for the relevant Interest Period, or the arithmetic mean (rounded as provided above) of the offered rates for deposits in the Specified Currency for the relevant Interest Period, at which, on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are suitable for such purpose) informs the Agent it is quoting to leading banks in the London inter-bank market (or, in the case of the determination of EURIBOR, the euro zone interbank market) (or, as the case may be, the quotations of such bank or banks to the Agent) plus or minus (as indicated in the applicable Final Terms) the Margin (if any), provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this sub-paragraph (iv), the Rate of Interest shall be the sum of the Margin and the offered rate or (as the case may be) the arithmetic mean of the offered notes last determined in relation to the Notes in respect of the preceding Interest Period.

In this Condition, the following expressions shall have the following meanings:

“Reference Banks” means, in the case of (A) above, those banks whose offered rate was used to determine such quotation when such quotation last appeared on the Relevant Screen Page and, in the case of (B) above, those banks whose offered quotations last appeared on the Relevant Screen Page when no fewer than three such offered quotations appeared; “EURIBOR Reference Bank” means a major bank operating in the Euro zone interbank market and “EURIBOR Reference Banks” shall be construed accordingly.

“TARGET system” means the Trans-European Automated Real-time Gross Settlement Express Transfer system.

If the Reference Rate from time to time in respect of Floating Rate Notes is specified as being other than the London inter-bank offered rate (or, in the case of Notes denominated or payable in euro, the euro zone interbank market offered rate), the Rate of Interest in respect of such Notes will be determined as provided in the applicable Final Terms.

(v)	Rate of Interest for Index Linked Notes

The Rate of Interest in respect of Index Linked Notes for each Interest Period shall be determined in the manner specified hereon otherwise as specified in the applicable Final Terms and interest will accrue by reference to an Index or Formula as set out in the applicable Final Terms.

(c)	Dual Currency Notes

In the case of Dual Currency Notes, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified in the applicable Final Terms.

(d)	Partly Paid Notes

In the case of Partly Paid Notes, interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Final Terms.

(e)	Accrual of Interest

Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the due date for its redemption unless, upon due presentation thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue thereon (as well after as before any demand or judgment) at the rate then applicable to the principal amount of the Notes or such other rate as may be specified in the relevant Final Terms until the date on which, upon (except in the case of any payment where presentation and/or surrender of the relevant Note is not required as a precondition of payment) due presentation of the relevant Note, the relevant payment is made or, if earlier (except in the case of any payment where presentation and/or surrender of the relevant Note is not required as a precondition of payment), the seventh day after the date on which the Agent having received the funds required to make such payment, notice is given to the Noteholders in accordance with Condition 15 of that circumstance (except to the extent that there is failure in the subsequent payment thereof to the relevant Noteholder).

(f)	Minimum and/or Maximum Rate of Interest

If the applicable Final Terms specifies a Minimum Rate of Interest for any Interest Period then, in the event that the Rate of Interest in respect of any such Interest Period determined in accordance with the above provisions is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest. If the applicable Final Terms specifies a Maximum Rate of Interest for any Interest Period then, in the event that the Rate of Interest in respect of any such Interest Period determined in accordance with the above provisions is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

(g)	Determination of Rate of Interest and Calculation of Interest Amount

The Agent will, at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest and calculate the amount of interest (the “Interest Amount”) payable in respect of any Notes in respect of each Specified Denomination for the relevant Interest Period. Each Interest Amount shall be calculated by applying the Rate of Interest to each Specified Denomination multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

“Day Count Fraction” means, in respect of the calculation of an amount of interest for any Interest Period, and unless any other basis is specified in the relevant Final Terms:

(i)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms, the relevant calculation in Condition 5(a)(iii)(a) applies, and if “Actual/365” or “Actual/Actual” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

(ii)	if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365;

(iii)	if “Actual/365 (sterling)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(iv)	if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 360;

(v)	if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Interest Period is the 31st day of a month but the first day of the Interest Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Interest Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(vi)	if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Interest Period unless, in the case of an Interest Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

(h)	Notification of Rate of Interest and Interest Amount

The Agent will cause the Rate of Interest and each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the Issuer, the Guarantor and to any listing authority, stock exchange and/or quotation system on which the relevant Notes are for the time being listed, traded and/or quoted, and to be published in accordance with Condition 15 as soon as possible after their determination but in no event later than the fourth Business Day thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each listing authority, stock exchange and/or quotation system on which the relevant Notes are for the time being listed, traded and/or quoted.

(i)	Certificates to be final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this paragraph

(b) shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Guarantor, the Agent, the Paying Agents and all Noteholders and (in the absence as aforesaid) no liability to the Issuer, the Guarantor or the Noteholders shall attach to the Agent in connection with the exercise or non-exercise by them of their powers, duties and discretions pursuant to such provisions.

6. Redemption and Purchase

(a)	Redemption at Maturity

Unless previously redeemed or purchased and cancelled as specified below, each Note will be redeemed by the Issuer, failing which the Guarantor at its Final Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms in the relevant Specified Currency on the Maturity Date specified in the applicable Final Terms (in the case of a Note other than a Floating Rate Note) or on the Interest Payment Date falling in the Redemption Month specified in the applicable Final Terms (in the case of a Floating Rate Note).

(b)	Redemption for Tax Reasons

If, in relation to any Series of Notes (i) as a result of any change in the laws or regulations of The Netherlands or the Kingdom of Spain, as applicable or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issue of such Notes or any earlier date specified in the Final Terms the Issuer or the Guarantor, as applicable, would be required to pay additional amounts as provided in Condition 10 and (ii) such circumstances are evidenced by the delivery by the Issuer or the Guarantor, as applicable, to the Agent of a certificate signed by four managing directors of the Issuer or two directors of the Guarantor, as applicable, stating that the said circumstances prevail and describing the facts leading thereto and an opinion of independent legal advisers of recognised standing to the effect that such circumstances prevail, the Issuer may, at its option and having given no less than 30 nor more than 60 days’ notice (ending, in the case of Notes which bear interest at a floating rate, on a day upon which interest is payable) to the Noteholders in accordance with Condition 15 (which notice shall be irrevocable), redeem all (but not some only) of the outstanding Notes comprising the relevant Series at their early tax redemption amount (the “Early Redemption Amount Tax”) (which shall be their principal amount (or at such other Early Redemption Amount Tax) as may be specified in or determined in accordance with the relevant Final Terms) less, in the case of any Instalment Note, the aggregate amount of all instalments that shall have become due and payable in respect of such Note prior to the date fixed for redemption under any other Condition (which amount, if and to the extent not then paid, remains due and payable), together with accrued interest (if any) thereon Provided, however, that no such notice of redemption may be given earlier than 90 days (or, in the case of Notes which bear interest at a floating rate a number of days which is equal to the aggregate of the number of days falling within the then current interest period applicable to the Notes plus 60 days) prior to the earliest date on which the Issuer or the Guarantor, as applicable, would be obliged to pay such additional amounts were a payment in respect of the Notes then due.

(c)	Redemption at the Option of the Issuer

If a Call Option is specified in the applicable Final Terms, the Issuer may, having (unless otherwise specified in the applicable Final Terms) given not more than 60 nor less than 30 days’ notice to the Agent and, in accordance with Condition 15, the Noteholders (which notice shall be irrevocable), redeem all or some only of the Notes then outstanding on the Optional Redemption Date(s) and at the Optional Redemption Amount(s) specified in, or determined in the manner specified in, the applicable Final Terms together, if applicable, with interest accrued to (but excluding) the relevant Optional Redemption Date(s). In the event of a redemption of some only of the Notes, such redemption must be of a nominal amount being the Minimum Redemption Amount or a Higher Redemption Amount, both as indicated in the applicable Final Terms. In the case of a partial redemption of definitive Notes, the Notes to be redeemed will be selected individually by lot, subject to compliance with applicable law and the rules of each listing authority, stock exchange and/or quotation system (if any) by which the Notes have then been admitted to listing, trading and/or quotation, not more than 60 days prior to the date fixed for redemption and a list of the Notes called for redemption will be published in accordance with Condition 15 not less than 30 days prior to such date. In the case of a partial redemption of Notes which are represented by a global Note, the relevant Notes will be selected in accordance with the rules of Euroclear and/or Clearstream, Luxembourg.

(d)	Redemption at the Option of the Noteholders

If a Put Option is specified in the applicable Final Terms, upon any Noteholder giving to the Issuer and the Guarantor in accordance with Condition 15 not more than 60 nor less than 30 days’ notice (which notice shall be irrevocable), the Issuer will, upon the expiry of such notice, redeem subject to, and in accordance with, the terms specified in the applicable Final Terms in whole (but not in part) such Note on the Optional Redemption Date and at the Optional Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms together, if applicable, with interest accrued to (but excluding) the relevant Optional Redemption Date.

(e)	Early Redemption Amounts

For the purposes of paragraph (b) above and Condition 10, Zero Coupon Notes will be redeemed at an amount (the “Amortised Face Amount”) equal to the sum of:

(A)	the Reference Price specified in the applicable Final Terms; and

(B)	the product of the Accrual Yield specified in the applicable Final Terms (compounded annually) being applied to the Reference Price from (and including) the Issue Date to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable, or such other amount as is provided in the applicable Final Terms.

Where any calculation of an early redemption amount is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year shall be made on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

(f)	Instalments

If the Notes are repayable in instalments, they will be repaid in the Instalment amounts and on the Instalment Date specified in the applicable Final Terms.

(g)	Purchases

The Issuer, the Guarantor or any Subsidiary of the Guarantor may at any time purchase Notes (together, in the case of definitive Notes, with all unmatured Receipts and Coupons appertaining thereto) in any manner and at any price. In the case of a purchase by tender, such tender must be made available to all Noteholders alike. The Issuer, the Guarantor or any Subsidiary of the Guarantor will be entitled to hold and deal with Notes so purchased as the Issuer, the Guarantor or the relevant Subsidiary of the Guarantor thinks fit.

(h)	Cancellation

All Notes which are redeemed in full will forthwith be cancelled and Notes which are purchased by or on behalf of the Issuer, the Guarantor or any Subsidiary of the Guarantor may, at the election of the Issuer, be cancelled (together in each case with all unmatured Receipts and Coupons attached thereto or delivered therewith). Notes purchased by or on behalf of the Issuer, the Guarantor or any Subsidiary of the Guarantor may not be reissued or resold other than to the Issuer, the Guarantor or any Subsidiary of the Guarantor.

(i)	Late Payment on Zero Coupon Notes

If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to paragraph (a), (b), (d) or (e) above or upon its becoming due and repayable as provided in Condition 11 is improperly withheld or refused, the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in paragraph (e) above as though the references therein to the date fixed for redemption or the date upon which the Zero Coupon Note becomes due and repayable were replaced by references to the date which is the earlier of:

(1)	the date on which all amounts due in respect of the Zero Coupon Note have been paid; and

(2)	the date on which the full amount of the moneys payable has been received by the Agent and notice to that effect has been given in accordance with Condition 15.

7. Payments

(a)	Method of Payment

Subject as provided below:

(i)	payments in a currency other than euro will be made by transfer to an account in the relevant Specified Currency maintained by the payee with, or by a cheque in such Specified Currency drawn on, a bank in the principal financial centre of the country of such Specified Currency; and

(ii)	payments in euro will be made by transfer to a euro account (or any other account to which euro may be credited or transferred) maintained by the payee with a bank in the principal financial centre of any Participating Member State of the European Communities.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 10.

In these Conditions:

“Euro zone” means the zone comprising the Member States of the European Union which adopt or have adopted the euro as their lawful currency in accordance with the Treaty;

“Participating Member State” means a Member State of the European Communities which adopt or have adopted the euro as its lawful currency in accordance with the Treaty; and

“Treaty” means the Treaty establishing the European Communities, as amended.

(b)	Presentation of Notes, Receipts, Coupons and Talons

Payments of principal in respect of definitive Notes will (subject as provided below) be made in the manner provided in paragraph (a) above against surrender of definitive Notes and payments of interest in respect of definitive Notes will (subject as provided below) be made as aforesaid against surrender of Coupons, in each case at the specified office of any Paying Agent outside the United States.

Payments of instalments (if any) of principal, other than the final instalment, will (subject as provided below) be made against presentation and surrender of the relevant Receipt. Each Receipt must be presented for payment of the relevant instalment together with the definitive Note to which it appertains. Receipts presented without the definitive Notes to which they appertain do not constitute valid obligations of the Issuer. Upon the date on which any definitive Note becomes due and repayable, unmatured Receipts (if any) appertaining thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

Fixed Rate Notes in definitive form (other than Dual Currency Notes or Index Linked Notes) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons falling to be issued on exchange of matured Talons) failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relative missing Coupon at any time before the expiry of ten years after the Relevant Date (as defined in Condition 10) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 14) or, if later, five years from the date on which such Coupon would otherwise have become due. Upon any Fixed Rate Note becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons will be issued in respect thereof.

Upon the date on which any Floating Rate Note, Dual Currency Note or Indexed Note in definitive form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof.

If the due date for redemption of any definitive Note is not a Fixed Interest Date or an Interest Payment Date, interest (if any) accrued in respect of such Note from (and including) the preceding Fixed Interest Date or Interest Payment Date or, as the case may be, the Interest Commencement Date shall be payable only against surrender of the relevant definitive Note.

Payments of principal and interest (if any) in respect of Notes represented by any global Note will (subject as provided below) be made in the manner specified above in relation to definitive Notes and otherwise in the manner specified in the relevant global Note against presentation or surrender, as the case may be, of such global Note at the specified office of the Agent. A record of each payment made against presentation or surrender of such global Note, distinguishing between any payment of principal and any payment of interest, will be made on such global Note by the Agent and such record shall be prima facie evidence that the payment in question has been made.

The holder of the relevant global Note shall be the only person entitled to receive payments in respect of Notes represented by such global Note and the Issuer or, as the case may be, the Guarantor will be discharged by payment to, or to the order of, the holder of such global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular nominal amount of Notes must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for his share of each payment so made by the Issuer or, as the case may be, the Guarantor to, or to the order of, the holder of the relevant global Note. No person other than the holder of the relevant global Note shall have any claim against the Issuer or, as the case may be, the Guarantor in respect of any payments due on that global Note.

Payments of interest in respect of the Notes will be made at the specified office of a Paying Agent in the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction)) if:

(i)	the Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment at such specified offices outside the United States of the full amount of interest on the Notes in the manner provided above when due;

(ii)	payment of the full amount of such interest at such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

(iii)	such payment is then permitted under United States law without involving, in the opinion of the Issuer and the Guarantor, adverse tax consequences to the Issuer.

(c)	Redenomination

Where Redenomination is specified in the applicable Final Terms as being applicable, the Issuer may, without the consent of the Noteholders or the holders of related Receipts or Coupons on giving at least 30 days’ prior notice to the Noteholders in accordance with Condition 15, elect that, with effect from the Redenomination Date specified in the notice, the Notes shall be redenominated in euro. The election will have effect as follows:

(i)	each Specified Denomination will be deemed to be denominated in such amount of euro as is equivalent to its denomination in the Specified Currency at the Established Rate, subject to such provisions (if any) as to rounding (and payments in respect of fractions consequent on rounding) as the Issuer may decide, and as may be specified in the notice;

(ii)	after the Redenomination Date, all payments in respect of the Notes, the Receipts and the Coupons will be made solely in euro, including payments of interest in respect of periods before the Redenomination Date, as though references in the Notes to the Specified Currency were to euro; and

(iii)	such changes shall be made to these Conditions as the Issuer may decide and as may be specified in the notice, to conform them to conventions then applicable to instruments denominated in euro or to enable the Notes to be consolidated with one or more issues of other notes, whether or not originally denominated in the Specified Currency or euro.

(d)	Exchangeability

Where Exchangeability is specified in the applicable Final Terms as being applicable, the Issuer may without the consent of the Noteholders or the holders of related Receipts or Coupons, on giving at least 30 days’ prior notice to the Noteholders in accordance with Condition 15, elect that, with effect from the Redenomination Date or such later date for payment of interest under the Notes as it may specify in the notice, the Notes shall be exchangeable for Notes expressed to be denominated in euro in accordance with such arrangements as the Issuer may decide and as may be specified in the notice, including arrangements under which Receipts and Coupons unmatured at the date so specified become void.

In this Condition, the following expressions have the following meanings:

“Established Rate” means the rate for conversion of the Specified Currency (including compliance with rules relating to roundings in accordance with applicable European Community regulations) into euro established by the Council of the European Union pursuant to Article 109(4) of the Treaty;

“Redenomination Date” means any date for payment of interest under the Notes specified by the Issuer which falls on or after the date on which the country of the Specified Currency participates in European Economic and Monetary Union pursuant to the Treaty.

(e)	Payment Day

If the date for payment of any amount in respect of any Note, Receipt or Coupon is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, unless otherwise specified in the applicable Final Terms, “Payment Day” means any day which is both:

(i)	a day (other than a Saturday or a Sunday) on which banks are open for business in

(A)	the relevant place of presentation, London and Madrid; and

(B)	any Additional Financial Centre specified in the applicable Final Terms; and

(ii)	either (1) in relation to Notes denominated in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial centre of the relevant Specified Currency (if other than London and which if the Specified Currency is Australian dollars shall be Melbourne) or (2) in relation to notes denominated in euro, a day on which the TARGET System (as defined in Condition 5(b)(iv) is operating).

(f)	Interpretation of Principal and Interest

Any reference in these Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

(i)	any additional amounts which may be payable with respect to principal under Condition 10;

(ii)	the Final Redemption Amount of the Notes;

(iii)	the Early Redemption Amount of the Notes;

(iv)	the Optional Redemption Amount(s) (if any) of the Notes;

(v)	in relation to Notes redeemable in instalments, the Instalment Amounts; and

(vi)	any premium and any other amounts which may be payable under or in respect of the Notes.

Any reference in these Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 10.

8. Agent and Paying Agents

The names of the initial Agent and the initial Paying Agents and their initial specified offices are set out below.

The Issuer and the Guarantor are entitled to vary or terminate the appointment of any Paying Agent and/or appoint additional or other Paying Agents and/or approve any change in the specified office through which any Paying agent acts, provided that:

(i)	so long as the Notes are admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant listing authority, stock exchange and/or quotation system;

(ii)	there will at all times be a Paying Agent with a specified office acting in continental Europe;

(iii)	there will at all times be an Agent; and

(iv)	each of the Issuer and the Guarantor will ensure that it maintains a paying agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

In addition, the Issuer and the Guarantor shall forthwith appoint a Paying Agent having a specified office in New York City in the circumstances described in the final paragraph of Condition 7(b). Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 15 provided that no such variation, termination, appointment or change shall take effect (except in the case of insolvency) within 15 days before or after any Fixed Interest Date or Interest Payment Date, as the case may be.

9. Exchange of Talons

On and after the Fixed Interest Date or the Interest Payment Date, as appropriate, on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of the Agent or any Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Notes to which it appertains) a further Talon, subject to the provisions of Condition 13. Each Talon shall, for the purposes of these Conditions, be deemed to mature on the Fixed Interest Date or the Interest Payment Date (as the case may be) on which the final Coupon comprised in the relative Coupon sheet matures.

10. Taxation

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or the Kingdom of Spain, as the case may be, or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Issuer, failing which the Guarantor, will pay such additional amounts as may be necessary in order that the net amounts receivable by any Noteholder after such withholding or deduction shall equal the respective amounts which would have been receivable by such Noteholder in the absence of such withholding or deduction; except that no such additional amounts shall be payable in relation to any payment in respect of any Notes or Coupon:

(i)	to, or to a third party on behalf of, a Noteholder who is liable to such taxes, duties, assessments or governmental charges in respect of such Notes by reason of his having some connection with The Netherlands or, as applicable, the Kingdom of Spain other than the mere holding of such Notes or Coupon; or

(ii)	presented for payment more than thirty days after the Relevant Date, except to the extent that the relevant Noteholder would have been entitled to such additional amounts on presenting the same for payment on the expiry of such period of thirty days; or

(iii)	in The Netherlands or, as applicable, the Kingdom of Spain; or

(iv)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(v)	presented for payment by or on behalf of a Noteholder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a member state of the European Union.

For the purposes of these Conditions, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to Noteholders, notice to that effect shall have been duly given to the Noteholders of the relevant Series in accordance with Condition 15.

If the Issuer or the Guarantor, as the case may be becomes subject at any time to any taxing jurisdiction other than or in addition to The Netherlands or the Kingdom of Spain, as the case may be, references herein to The Netherlands and the Kingdom of Spain respectively shall be read and construed as references to The Netherlands or the Kingdom of Spain, as the case may be, and/or to such other jurisdiction.

Any reference in these Conditions to principal, redemption amount and/or interest in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Condition 10.

11. Events of Default

Unless otherwise specified in the relevant Final Terms, the following events or circumstances (each an “Event of Default”) shall be acceleration events in relation to the Notes of any Series, namely:

(a)	Non-payment: the Issuer fails to pay any amount of principal in respect of the Notes within 7 days of the due date for payment thereof or fails to pay any amount of interest in respect of the Notes within 14 days of the due date for payment thereof; or

(b)	Breach of other obligations: the Issuer or the Guarantor defaults in the performance or observance of any of its other obligations under or in respect of the Notes or the Deed of Guarantee and such default remains unremedied for 30 days after written notice thereof, addressed to the Issuer and the Guarantor by any Noteholder, has been delivered to the Issuer and the Guarantor or to the specified office of the Agent; or

(c)	Cross-default of Issuer, Guarantor or Subsidiary:

(i)	any Relevant Indebtedness (as defined in Condition 4) of the Issuer, the Guarantor or any of their respective Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period;

(ii)	any such Relevant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Issuer, the Guarantor or (as the case may be) the relevant Subsidiary or (provided that no event of default, howsoever described, has occurred) any person entitled to such Relevant Indebtedness; or

(iii)	the Issuer, the Guarantor or any of their respective Subsidiaries fails to pay when due any amount payable by it under any Guarantee of any Relevant Indebtedness;

provided that the amount of Relevant Indebtedness referred to in sub-paragraph (i) and/ or subparagraph (ii) above and/or the amount payable under any Guarantee referred to in subparagraph (iii) above individually or in the aggregate exceeds euro 5,000,000 (or its equivalent in any other currency or currencies); or

(d)	Unsatisfied judgment: one or more judgment(s) or order(s) for the payment of any amount is rendered against the Issuer, the Guarantor or any of their respective Subsidiaries (if any) and continue(s) unsatisfied and unstayed for a period of 30 days after the date(s) thereof or, if later, the date therein specified for payment; or

(e)	Security enforced: a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of the Issuer, the Guarantor or any of their respective Subsidiaries (if any); or

(f)	Insolvency etc: (i) the Issuer, the Guarantor or any of their respective Subsidiaries (if any) becomes insolvent, is adjudicated bankrupt (or applies for an order of bankruptcy) or is unable to pay its debts as they fall due, (ii) an administrator or liquidator of the Issuer, the Guarantor or any of their respective Subsidiaries (if any) or of the whole or any part of the undertaking, assets and revenues of the Issuer, the Guarantor or any of their respective Subsidiaries (if any) is appointed (or application for any such appointment is made), (iii) the Issuer, the Guarantor or any of their respective Subsidiaries (if any) takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its Indebtedness or any Guarantee of any Indebtedness given by it or (iv) the Issuer, the Guarantor or any of their respective Subsidiaries (if any) ceases or threatens to cease to carry on all or any substantial part of its business (otherwise than, in the case of a Subsidiary of the Issuer (if any) or a Subsidiary of the Guarantor (other than the Issuer), for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent); or

(g)	Winding up etc: an order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Issuer, the Guarantor or any of their respective Subsidiaries (if any) (otherwise than, in the case of a Subsidiary of the Issuer (if any) or a Subsidiary of the Guarantor, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent); or

(h)	Analogous event: any event occurs which under the laws of The Netherlands or the Kingdom of Spain has an analogous effect to any of the events referred to in paragraphs (d) to (g) above including, but not limited to, surséance van betaling and concurso respectively; or

(i)	Failure to take action etc: any action, condition or thing at any time required to be taken, fulfilled or done in order (i) to enable the Issuer and the Guarantor lawfully to enter into, exercise their respective rights and perform and comply with their respective obligations under and in respect of the Notes and the Deed of Guarantee, (ii) to ensure that those obligations are legal, valid, binding and enforceable and (iii) to make the Notes, the Receipts, the Coupons and the Guarantee admissible in evidence in the courts of The Netherlands and the Kingdom of Spain is not taken, fulfilled or done; or

(j)	Unlawfulness: it is or will become unlawful for the Issuer or the Guarantor to perform or comply with any of its obligations under or in respect of the Notes or the Deed of Guarantee; or

(k)	Deed of Guarantee not in force: the Deed of Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect; or

(l)	Controlling shareholder: the Issuer ceases to be wholly owned and controlled by the Guarantor.

If any Event of Default shall occur in relation to any Series of Notes, any Noteholder of the relevant Series may, by written notice to the Issuer and the Guarantor, at the specified office of the Agent, declare that such Note and (if the Note is interest-bearing) all interest then accrued on such Note shall be forthwith due and payable, whereupon the same shall become immediately due and payable at its early termination amount (the “Early Termination Amount”) (which shall be its principal amount or such other Early Termination Amount as may be specified in or determined in accordance with the relevant Final Terms) less, in the case of any Instalment Note, the aggregate amount of all instalments that shall have become due and payable in respect of such Note under any other Condition prior to the date fixed for redemption (which amount, if and to the extent not then paid, remains due and payable), together with all interest (if any) accrued thereon without presentment, demand, protest or other notice of any kind, all of which the Issuer will expressly waive, anything contained in such Notes to the contrary notwithstanding, unless, prior thereto, all Events of Default in respect of the Notes of the relevant Series shall have been cured.

12. Meetings of Holders

The Agency Agreement contains provisions (which shall have effect as if incorporated herein) for convening meetings of the Noteholders of any Series to consider any matter affecting their interests, including (without limitation) the modification by Extraordinary Resolution (as defined below) of these Conditions. An Extraordinary Resolution passed at any meeting of the Noteholders of any Series will be binding on all Noteholders of such Series, whether or not they are present at the meeting, and on all holders of Coupons relating to Notes of such Series.

“Extraordinary Resolution” means a resolution passed at a meeting of the Noteholders duly convened and held by a majority consisting of not less than 75 per cent. of the persons voting thereat upon a show of hands or if a poll be duly demanded then by a majority consisting of not less than 75 per cent. of the votes given on such poll.

13. Replacement of Notes, Receipts, Coupons and Talons

Should any Note, Receipt, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Agent in London (or such other place as may be notified to the Noteholders), subject to all applicable laws and listing authority, stock exchange and/or quotation system requirements upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer and the Guarantor may reasonably require. Mutilated or defaced Notes, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

14. Prescription

The Notes, Receipts and Coupons will become void unless presented for payment within a period of ten years (in the case of principal) and five years (in the case of interest) after the Relevant Date (as defined in Condition 10) therefor.

There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon the claim for payment in respect of which would be void pursuant to this Condition 14 or Condition 7(b) or any Talon which would be void pursuant to Condition 7(b).

15. Notices

All notices regarding the Notes shall be valid if published in one or more leading English language daily newspapers with circulation in the United Kingdom. It is expected that publication of notices will normally be made in the Financial Times in the United Kingdom. Any such notice shall be deemed to have been given on the date of the first publication.

Until such time as any definitive Notes are issued, there may, so long as the global Note(s) is or are held in its or their entirety on behalf of Euroclear and/or Clearstream, Luxembourg, be substituted for such publication in such newspaper the delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg, as appropriate, for communication by them to the Noteholders. Any such notice shall be deemed to have been given to the Noteholders on the seventh day after the day on which the said notice was given to Euroclear and/or Clearstream, Luxembourg, as appropriate.

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together with the relative Note or Notes, with the Agent. Whilst any of the Notes are represented by a global Note, such notice may be given by any Noteholder to the Agent via Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as the Agent and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

16. Further Issues

The Issuer shall be at liberty from time to time without the consent of the Noteholders to create and issue further notes ranking pari passu in all respects (or in all respects save for the first payment of interest thereon) with the outstanding Notes and so that the same shall be consolidated and form a single series with the outstanding Notes.

17. Substitution of the Issuer

(a)	The Issuer and the Guarantor may with respect to any Series of Notes issued by the Issuer (the “Relevant Notes”) without the consent of any Noteholder, substitute for the Issuer any other body corporate incorporated in any country in the world as the debtor in respect of the Notes and the Agency Agreement (the “Substituted Debtor”) upon notice by the Issuer, the Guarantor and the Substituted Debtor to be given by publication in accordance with Condition 15, provided that:

(i)	neither the Issuer nor the Guarantor are in default in respect of any amount payable under any of the Relevant Notes;

(ii)	the Issuer, the Guarantor and the Substituted Debtor have entered into such documents (the “Documents”) as are necessary to give effect to the substitution and in which the Substituted Debtor has undertaken in favour of each Noteholder of the Relevant Notes to be bound by these Conditions and the provisions of the Agency Agreement as the debtor in respect of such Notes in place of the Issuer (or of any previous substitute under this Condition 17);

(iii)	if the Substituted Debtor is resident for tax purposes in a territory (the “New Residence”) other than that in which the Issuer prior to such substitution was resident for tax purposes (the “Former Residence”) the Documents contain an undertaking and/or such other provisions as may be necessary to ensure that each Noteholder of the Relevant Notes has the benefit of an undertaking in terms corresponding to the provisions of Condition 10, with, where applicable, the substitution of references to the Former Residence with references to the New Residence;

(iv)	the Guarantor guarantees the obligations of the Substituted Debtor in relation to outstanding Relevant Notes;

(v)	the Substituted Debtor, the Issuer and the Guarantor have obtained all necessary governmental approvals and consents for such substitution and for the performance by the Substituted Debtor of its obligations under the Documents and for the performance by the Guarantor of its obligations under the Guarantee as they relate to the obligations of the Substituted Debtor under the Documents;

(vi)	each stock exchange on which the Relevant Notes are listed shall have confirmed that, following the proposed substitution of the Substituted Debtor, the Relevant Notes will continue to be listed on such stock exchange;

(vii)	a legal opinion shall have been delivered to the Agent (from whom copies will be available) from lawyers of recognised standing in the country of incorporation of the Substituted Debtor, confirming, as appropriate, that upon the substitution taking place (A) the requirements of this Condition 17, save as to the giving of notice to the Noteholders have been met and (B) the Notes, Coupons and Talons are legal, valid and binding obligations of the Substituted Debtor enforceable in accordance with their terms;

(viii)	Moody’s Investors Service Limited and Standard and Poor’s Ratings Services, a Division of The McGraw-Hill Companies (or any other rating agency which has issued a rating in connection with the Relevant Notes) shall have confirmed that following the proposed substitution of the Substituted Debtor, the credit rating of the Relevant Notes will not be adversely affected; and

(ix)	if applicable, the Substituted Debtor has appointed a process agent as its agent in England to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with the Relevant Notes and any Coupons.

(b)	Upon the execution of the Documents and the delivery of the legal opinions, the Substituted Debtor shall succeed to, and be substituted for, and may exercise every right and power, of the Issuer under the Relevant Notes and the Agency Agreement with the same effect as if the Substituted Debtor had been named as the Issuer herein, and the Issuer shall be released from its obligations under the Relevant Notes and under the Agency Agreement.

(c)	After a substitution pursuant to Condition 17(a), the Substituted Debtor may, without the consent of any Noteholder, effect a further substitution. All the provisions specified in Condition 17(a) and 17(b) shall apply mutatis mutandis, and references in these Conditions to the Issuer shall, where the context so requires, be deemed to be or include references to any such further Substituted Debtor.

(d)	After a substitution pursuant to Condition 17(a) or 17(c) any Substituted Debtor may, without the consent of any Noteholder, reverse the substitution, mutatis mutandis.

(e)	The Documents shall be delivered to, and kept by, the Agent. Copies of the Documents will be available free of charge at the specified office of each of the Agents.

18. Governing Law; Submission to Jurisdiction

The Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Notes are governed by, and shall be construed in accordance with, English law. The Issuer and the Guarantor irrevocably agree for the benefit of the Noteholders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes (together “Proceedings”), which may arise out of or in connection with the Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Notes and, for such purpose, irrevocably submit to the jurisdiction of such courts.

The Issuer and the Guarantor irrevocably and unconditionally waive and agree not to raise any objection which any of them may have now or subsequently to the laying of the venue of any Proceedings in the courts of England and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably and unconditionally agree that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction. Nothing in this Condition shall limit any right to take Proceedings against the Issuer and/or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

The Issuer and the Guarantor irrevocably and unconditionally appoint Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX as agent for service of process in England in respect of any Proceedings and undertake that in the event of it ceasing so to act the Issuer and the Guarantor will forthwith appoint a further person as their agent for that purpose and notify the name and address of such person to the Agent and agree that, failing such appointment within fifteen days, any Noteholder shall be entitled to appoint such a person by written notice addressed to the Issuer and the Guarantor and delivered to the Issuer and the Guarantor or to the specified office of the Agent. Nothing contained herein shall affect the right of any Noteholder to serve process in any other manner permitted by law.

19. Rights of Third Parties

No person shall have any right to enforce any term or condition of any Notes under the Contracts (Rights of Third Parties) Act 1999.

TERMS AND CONDITIONS OF NOTES

ISSUED BY GAS NATURAL CAPITAL MARKETS, S.A.

The following is the text of the terms and conditions which, as supplemented, amended and/or replaced by the relevant Final Terms, will be endorsed on each Note in definitive form issued by Gas Natural Capital Markets, S.A. under the Programme. The terms and conditions applicable to any Note in global form will differ from those terms and conditions which would apply to the Note were it in definitive form to the extent described in the Base Prospectus dated 17 November 2005 relating to the Notes, under “Form of the Notes”.

Gas Natural Finance B.V. and Gas Natural Capital Markets, S.A. have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to Euro 2,000,000,000 in aggregate nominal amount of Notes (the “Notes”) guaranteed by Gas Natural SDG, S.A.

Notes issued under the Programme are issued in series (each a “Series”) and each Series may comprise one or more tranches (each a “Tranche”) of Notes. Each Tranche is the subject of final terms (the “Final Terms”) which supplements these terms and conditions (the “Conditions”). The terms and conditions applicable to any particular Tranche of Notes are these Conditions as supplemented, amended and/or replaced by the relevant Final Terms. In the event of any inconsistency between these Conditions and the relevant Final Terms, the relevant Final Terms shall prevail. All subsequent references in these Conditions to “Notes” are to the Notes which are the subject of the relevant Final Terms. The Notes are the subject of an amended and restated agency agreement dated 17 November 2005 (the “Agency Agreement”, which expression shall include any further amendments or supplements thereto) and made between Gas Natural Finance B.V., Gas Natural Capital Markets, S.A. (the “Issuer”), Gas Natural SDG, S.A. as Guarantor (the “Guarantor”), Citibank, N.A. in its capacities as Agent (the “Agent”, which expression shall include any successor to Citibank, N.A. in its capacity as such) and the Paying Agents named therein (the “Paying Agents”, which expression shall include the Agent and any substitute or additional Paying Agents appointed in accordance with the Agency Agreement). The Notes, the Receipts and the Coupons (each as defined below) also have the benefit of a deed of covenant (the “Deed of Covenant”, which expression shall include any amendments or supplements thereto) dated 17 November 2005 executed by the Issuer in relation to the Notes. The Guarantor has, for the benefit of the holders of the Notes from time to time (the “Noteholders”), executed and delivered a Deed of Guarantee (the “Deed of Guarantee”) dated 17 November 2005 under which it has guaranteed the due and punctual payment of all amounts due by the Issuer under the Notes and the Deed of Covenant as and when the same shall become due and payable. If so required by Spanish law, the Issuer will execute an escritura pública (“Public Deed”) before a Spanish Notary Public in relation to the Notes and will register such Public Deed with the Mercantile Registry of Barcelona on or prior to the issue date of the Notes. The Public Deed contains, among other information, the terms and conditions of the Notes.

Interest bearing definitive Notes (unless otherwise indicated in the applicable Final Terms) have interest coupons (“Coupons”) and, if indicated in the applicable Final Terms, talons for further Coupons (“Talons”) attached on issue. Any reference herein to Coupons or coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons or talons. Definitive Notes repayable in instalments have receipts (“Receipts”) for the payment of the instalments of principal (other than the final instalment) attached on issue.

Copies of the Deed of Covenant, the Agency Agreement, the Deed of Guarantee and the Final Terms applicable to the Notes are available for inspection during normal business hours at the specified office of each of the Paying Agents. All persons from time to time entitled to the benefit of obligations under any Notes are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Deed of Covenant, the Agency Agreement, the Deed of Guarantee and the applicable Final Terms, which are binding on them.

Words and expressions defined in the Deed of Covenant, the Agency Agreement, the Deed of Guarantee or used in the applicable Final Terms shall have the same meanings where used in these Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency, the applicable Final Terms will prevail.

1. Form, Denomination and Title

The Notes are in bearer form and, in the case of definitive Notes, serially numbered in the Specified Currency and the Specified Denomination(s), provided that in the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum Specified Denomination shall be euro 50,000 (or its equivalent in any other currency as at the date of issue of those Notes). Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination.

So long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing system(s) so permit, the Notes shall be tradeable in minimum principal amounts of euro 50,000 and integral multiples of euro 1,000 thereafter (or, in each case, its equivalent in the relevant currency of the Notes on the relevant date of issue).

Definitive Notes are issued with Coupons attached, unless they are Zero Coupon Notes in which case references to Coupons and Couponholders in these Conditions are not applicable.

Subject as set out below, title to the Notes, Receipts and Coupons will pass by delivery. Subject as set out below, the Issuer, the Guarantor, and any Paying Agent may deem and treat (and no such person will be liable for so deeming and treating) the bearer of any Note, Receipt or Coupon as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any global Note, without prejudice to the provisions set out in the next succeeding paragraph.

For so long as any of the Notes is represented by a global Note, each person who is for the time being shown in the records of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or of Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) as the holder of a particular nominal amount of Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the nominal amount of Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be deemed to be the holder of such nominal amount of Notes for all purposes other than with respect to the payment of principal or interest on the Notes, for which purpose the bearer of the relevant global Note shall be deemed to be the holder of such nominal amount of Notes in accordance with and subject to the terms of the relevant global Note (and the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly). Notes which are represented by a global Note will be transferable only in accordance with the rules and procedures for the time being of Euroclear or of Clearstream, Luxembourg, as the case may be.

Any reference herein to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearance system approved by the Issuer, the Guarantor and the Agent.

2. Status of the Notes

The Notes and the relative Receipts and Coupons (if any) are direct, unconditional, unsubordinated and (subject to Condition 4) unsecured obligations of the Issuer ranking pari passu without any preference among themselves and (subject to any applicable statutory exceptions) at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer.

Holders of Notes acknowledge that all Notes issued or to be issued by the Issuer under the Programme shall rank pari passu among themselves regardless of their respective issue date. By purchasing the Notes, holders of the Notes expressly waive any priority that may apply to them pursuant to Article 288 of the Ley de Sociedades Anónimas (Spanish Companies Law) and, therefore, acknowledge that their rights under the Notes shall rank pari passu with rights of holders of other Notes issued by the Issuer under the Programme.

In the event of insolvency (concurso) of the Issuer, under Law 22/2003 (Ley Concursal) dated 9 July 2003 (“Law 22/2003”), claims relating to Notes (unless they qualify by law as subordinated credits under Article 92 of Law 22/2003) will be ordinary credits (créditos ordinarios) as defined in Law 22/2003. Ordinary credits rank below credits against the insolvency estate (créditos contra la masa) and credits with a privilege (créditos privilegiados). Ordinary credits rank above subordinated credits and the rights of shareholders.

3. Status of the Deed of Guarantee

Deed of Guarantee

The payment of principal and interest together with all other sums payable by the Issuer in respect of the Notes has been unconditionally and irrevocably guaranteed by the Guarantor. The obligations of the Guarantor under the Deed of Guarantee constitute direct, unconditional, unsubordinated and (subject to Condition 4) unsecured obligations of the Guarantor and (subject to any applicable statutory exceptions) rank pari passu with all other present and future outstanding, unsecured and unsubordinated obligations of the Guarantor.

In the event of insolvency (concurso) of the Guarantor, under Law 22/2003, claims under the Guarantee relating to Notes (unless they qualify by law as subordinated credits under Article 92 of Law 22/2003) will be ordinary credits (créditos ordinarios) as defined in Law 22/2003. Ordinary credits rank below credits against the insolvency estate (créditos contra la masa) and credits with a privilege (créditos privilegiados). Ordinary credits rank above subordinated credits and the rights of shareholders.

4. Negative Pledge

So long as any Note remains outstanding (as defined in the Agency Agreement):

(a)	neither the Issuer nor the Guarantor shall create or permit to subsist any Security Interest (other than a Permitted Security Interest) upon the whole or any part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any Relevant Indebtedness or any Guarantee of any Relevant Indebtedness; and

(b)	the Issuer and the Guarantor shall procure that none of their respective Subsidiaries will create or permit to subsist any Security Interest (other than a Permitted Security Interest) upon the whole or any part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any Relevant Indebtedness or any Guarantee of any Relevant Indebtedness;

without at the same time or prior thereto (i) securing the Notes equally and rateably therewith or (ii) providing such other security for the Notes as may be approved by a resolution of the relevant Syndicate of Noteholders (as defined in Condition 12).

In these Conditions:

“Guarantee” means, in relation to any Indebtedness of any Person, any obligation of another Person to pay such Indebtedness including (without limitation):

(i)	any obligation to purchase such Indebtedness;

(ii)	any obligation to lend money, to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

(iii)	any indemnity against the consequences of a default in the payment of such Indebtedness; and

(iv)	any other agreement to be responsible for such Indebtedness;

“Indebtedness” means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(i)	amounts raised by acceptance under any acceptance credit facility;

(ii)	amounts raised under any note purchase facility;

(iii)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(iv)	the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 60 days; and

(v)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;

“Permitted Security Interest” means:

(i)	in relation to the Issuer or any of its Subsidiaries:

(A)	any Security Interest arising by operation of law and in the ordinary course of business of the Issuer or any of its Subsidiaries which does not (either alone or together with any one or more other such Security Interests) materially impair the operation of such business and which has not been enforced against the assets to which it attaches; and

(B)	any Security Interest that does not fall within sub-paragraph (A) above and that secures Relevant Indebtedness which, when aggregated with Relevant Indebtedness secured by all other Security Interests permitted under this sub-paragraph, does not exceed euro 5,000,000 (or its equivalent in other currencies); and

(ii)	in relation to the Guarantor or any of its Subsidiaries:

(A)	any Security Interest in existence on 17 November 2005 to the extent that it secures Relevant Indebtedness outstanding on such date;

(B)	any Security Interest arising by operation of law and in the ordinary course of business of the Guarantor or any of its Subsidiaries which does not (either alone or together with any one or more other such Security Interests) materially impair the operation of such business and which has not been enforced against the assets to which it attaches; and

(C)	any Security Interest that does not fall within sub-paragraph (A) or (B) above and that secures Relevant Indebtedness which, when aggregated with Relevant Indebtedness secured by all other Security Interests permitted under this sub-paragraph, does not exceed euro 5,000,000 (or its equivalent in other currencies);

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“Relevant Indebtedness” means any Indebtedness which is in the form of or represented by any bond, note, debenture, debenture stock, loan stock, certificate or other instrument which is, or is capable of being, listed, quoted or traded on any stock exchange or in any securities market (including, without limitation, any over-the-counter market);

“Security Interest” means any mortgage, charge, pledge, lien or other security interest including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction; and

“Subsidiary” means, in relation to any Person (the “first Person”) at any particular time, any other Person (the “second Person”):

(i)	whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second Person or otherwise; or

(ii)	whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first Person.

5. Interest

(a)	Interest on Fixed Rate Notes

(i)	Each Fixed Interest Rate Note shall bear interest on its nominal amount (or, if it is a Partly Paid Note, the amount paid up) from, and including, the Interest Commencement Date (which shall be the date of issue thereof or such other date as may be specified in the relevant Final Terms) in respect thereof at the rate per annum (expressed as a percentage) equal to the Fixed Rate(s) of Interest specified in the relevant Final Terms and on the Maturity Date specified in the relevant Final Terms if that date does not fall on a Fixed Interest Date.

(ii)

The first payment of interest will be made on the Fixed Interest Date next following the Interest Commencement Date and, if the period between the Interest Commencement Date and the first Fixed Interest Date is different from the periods between Fixed Interest Dates, will amount to the Initial Broken Amount specified in the relevant Final Terms. If the Maturity Date is not a Fixed Interest Date, interest from, and including, the preceding Fixed Interest Date (or from the Interest Commencement Date, as the case may be) to, but excluding, the Maturity Date will amount to the Final Broken Amount specified in the relevant Final Terms.

If interest is required to be calculated for a period ending other than on a Fixed Interest Date, such interest shall be calculated by applying the Rate of Interest to each Specified Denomination, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

If a Fixed Coupon Amount or a Broken Amount is specified in the applicable Final Terms, the amount of interest payable on each Fixed Interest Date will amount to the Fixed Coupon Amount or, if applicable, the Broken Amount so specified.

(iii)	If interest is required to be calculated for a period of other than a full year, such interest shall be calculated:

(a)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(i)	in the case of Notes where the number of days in the relevant period from (and including) the most recent Fixed Interest Date, or interest Payment Date, as the case may be, (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Accrual Period”) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; or (ii) in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)	the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(b)	if “30/360” is specified in the applicable Final Terms, the number of days in the period from and including the most recent Fixed Interest Date, or interest Payment Date, as the case may be, (or, if none, the Interest Commencement Date) to but excluding the relevant payment date (such number of days being calculated on the basis of 12 30-day months) divided by 360.

In these Conditions:

“Determination Period” means each period from (and including) a Determination Date to but excluding the next Determination Date (including, where either the Interest Commencement Date or the final Fixed Interest Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date); and “sub-unit” means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, means one cent.

(b)	Interest on Floating Rate Notes and Index Linked Notes

(i)	Interest Payment Dates

Each Floating Rate Note and Index Linked Note bears interest on its outstanding nominal amount from (and including) the Interest Commencement Date specified in the applicable Final Terms and such interest will be payable in arrear on each interest payment date (each an “Interest Payment Date”) which (save as otherwise mentioned in these Conditions or the applicable Final Terms) falls the number of months or other period specified as the Interest Period in the applicable Final Terms after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

If a business day convention is specified in the applicable Final Terms and if any Interest Payment Date would otherwise fall on a day which is not a Business Day (as defined below), then, if the business day convention specified is:

(1)	in any case where Interest Periods are specified in accordance with Condition 5(b)(i) above, the Floating Rate Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the number of months or other period specified as the Interest Period in the applicable Final Terms after the preceding applicable Interest Payment Date occurred; or

(2)	the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

(3)	the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

(4)	the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

“Business Day” means (unless otherwise stated in the applicable Final Terms) a day which is both:

(A)	a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open for business in London and Madrid and any Additional Business Centre specified in the applicable Final Terms; and

(B)	either (1) in relation to Notes denominated in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial centre of the country of the relevant Specified Currency (if other than London and which if the Specified Currency is Australian dollars shall be Melbourne) or (2) in relation to Notes denominated in euro, a day on which the TARGET system (as defined in Condition 5(b)(iv)) is operating.

(ii)	Rate of Interest for Floating Rate Notes

The Rate of Interest payable from time to time in respect of Floating Rate Notes will be determined in the manner specified in the applicable Final Terms.

(iii)	ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Final Terms) the Margin (if any). For the purposes of this sub-paragraph (iii), “ISDA Rate” for an Interest Period means a rate equal to the Floating Rate that would be determined by the Agent or other person specified in the applicable Final Terms under an interest rate swap transaction if the Agent or that other person were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(A)	the Floating Rate Option is as specified in the applicable Final Terms;

(B)	the Designated Maturity is a period equal to that Interest Period; and

(C)	the relevant Reset Date is either (i) if the applicable Floating Rate Option is based on the London inter-bank offered rate (LIBOR) (or, in the case of Notes denominated or payable in euro, the euro zone interbank market (EURIBOR)) for a currency, the first day of that Interest Period or (ii) in any other case, as specified in the applicable Final Terms.

For purposes of this sub-paragraph (iii), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity” and “Reset Date” have the meanings given to those terms in the ISDA Definitions.

Where this sub-paragraph (iii) applies, in respect of each relevant Interest Period, the Agent will be deemed to have discharged its obligations under paragraph (g) below in respect of the determination of the Rate of Interest if it has determined the Rate of Interest in respect of such Interest Period in the manner provided in this sub-paragraph (iii).

(iv)	Screen Rate Determination for Floating Rate Notes

Where so specified in the applicable Final Terms, the Rate of Interest for each Interest Period will, subject as provided below, be either:

(A)	the offered quotation (if there is only one quotation on the Relevant Screen Page (as indicated in the applicable Final Terms)), expressed as a percentage rate per annum; or

(B)	the arithmetic mean (rounded if necessary to the fourth decimal place, with 0.00005 being rounded upwards) of the offered quotations (expressed as a percentage rate per annum),

for deposits in the Specified Currency for that Interest Period which appears or appear, as the case may be, on the Relevant Screen Page as at 11.00 a.m. (London time or, where the Reference Rate is EURIBOR, Brussels time) on the Interest Determination Date in question plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Agent. If five or more such offered quotations are available on the Relevant Screen page, the highest (or, if there is more than one such highest quotation, one only of such quotations) shall be disregarded by the Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

If the Relevant Screen Page is not available or if, in the case of (A) above, no such quotation appears or, in the case of (B) above, fewer than three of such offered quotations appear, in each case as at such time, the Agent shall request the principal London office of each of the Reference Banks (as defined below) or, in the case of the determination of EURIBOR, the principal office of each of four EURIBOR Reference Banks (as defined below) to provide the Agent with its offered quotation (expressed as a percentage rate per annum) for deposits in the Specified Currency for the relevant Interest Period to leading banks in the London inter-bank market (or, in the case of the determination of EURIBOR, where the Reference Rate of EURIBOR is used for Notes denominated or payable in euro, the euro zone interbank market) as at 11.00 a.m. (London time or, where the Reference Rate is EURIBOR, Brussels time) on the Interest Determination Date in question. If two or more of the Reference Banks or, as the case may be, EURIBOR Reference Banks provide the Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean (rounded as provided above) of such offered quotations plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Agent.

If on any Interest Determination Date one only or none of the Reference Banks or, as the case may be, EURIBOR Reference Banks, provides the Agent with such an offered quotation as provided above, the Rate of Interest for the relevant Interest Period shall be the rate per annum which the Agent determines as being the arithmetic mean (rounded as provided above) of the rates, as communicated to (and at the request of) the Agent by the Reference Banks or, as the case may be, EURIBOR Reference Banks, or any two or more of them, at which such banks were offered, as at 11.00 a.m. (London time or, where the Reference Rate is EURIBOR, Brussels time) on the relevant Interest Determination Date, deposits in the Specified Currency for the relevant Interest Period by leading banks in the London inter-bank market (or, in the case of the determination of EURIBOR, where the Reference Rate of EURIBOR is used for Notes denominated on payable in euro, the euro zone interbank market) plus or minus (as indicated in the applicable Final Terms) the Margin (if any) or, if fewer than two of the Reference Banks or, as the case may be, EURIBOR Reference Banks, provide the Agent with such offered rates, the offered rate for deposits in the Specified Currency for the relevant Interest Period, or the arithmetic mean (rounded as provided above) of the offered rates for deposits in the Specified Currency for the relevant Interest Period, at which, on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are suitable for such purpose) informs the Agent it is quoting to leading banks in the London inter-bank market (or, in the case of the determination of EURIBOR, the euro zone interbank market) (or, as the case may be, the quotations of such bank or banks to the Agent) plus or minus (as indicated in the applicable Final Terms) the Margin (if any), provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this sub-paragraph (iv), the Rate of Interest shall be the sum of the Margin and the offered rate or (as the case may be) the arithmetic mean of the offered Notes last determined in relation to the Notes in respect of the preceding Interest Period.).

In this Condition, the following expressions shall have the following meanings:

“Reference Banks” means, in the case of (A) above, those banks whose offered rate was used to determine such quotation when such quotation last appeared on the Relevant Screen Page and, in the case of (B) above, those banks whose offered quotations last appeared on the Relevant Screen Page when no fewer than three such offered quotations appeared;

“EURIBOR Reference Bank” means a major bank operating in the Euro zone interbank market and “EURIBOR Reference Banks” shall be construed accordingly.

“TARGET system” means the Trans-European Automated Real-time Gross Settlement Express Transfer system.

(v)	Rate of Interest for Index Linked Notes

The Rate of Interest in respect of Index Linked Notes for each Interest Period shall be determined in the manner specified hereon otherwise as specified in the applicable Final Terms and interest will accrue by reference to an Index or Formula as set out in the applicable Final Terms.

(c)	Dual Currency Notes

In the case of Dual Currency Notes, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified in the applicable Final Terms.

(d)	Partly Paid Notes

In the case of Partly Paid Notes, interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Final Terms.

(e)	Accrual of Interest

Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the due date for its redemption unless, upon due presentation thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue thereon (as well after as before any demand or judgment) at the rate then applicable to the principal amount of the Notes or such other rate as may be specified in the relevant Final Terms until the date on which, upon (except in the case of any payment where presentation and/or surrender of the relevant Note is not required as a precondition of payment) due presentation of the relevant Note, the relevant payment is made or, if earlier (except in the case of any payment where presentation and/or surrender of the relevant Note is not required as a precondition of payment), the seventh day after the date on which the Agent having received the funds required to make such payment, notice is given to the Noteholders in accordance with Condition 15 of that circumstance (except to the extent that there is failure in the subsequent payment thereof to the relevant Noteholder).

If the Reference Rate from time to time in respect of Floating Rate Notes is specified as being other than the London inter-bank offered rate (or, in the case of Notes denominated or payable in euro, the euro zone interbank market offered rate), the Rate of Interest in respect of such Notes will be determined as provided in the applicable Final Terms.

(f)	Minimum and/or Maximum Rate of Interest

If the applicable Final Terms specifies a minimum Rate of Interest for any Interest Period then, in the event that the Rate of Interest in respect of any such Interest Period determined in accordance with the above provisions is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest. If the applicable Final Terms specifies a Maximum Rate of Interest for any Interest Period then, in the event that the Rate of Interest in respect of any such Interest Period determined in accordance with the above provisions is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

(g)	Determination of Rate of Interest and Calculation of Interest Amount

The Agent will, at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest and calculate the amount of interest (the “Interest Amount”) payable in respect of any Notes in respect of each Specified Denomination for the relevant Interest Period. Each Interest Amount shall be calculated by applying the Rate of Interest to each Specified Denomination multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

“Day Count Fraction” means, in respect of the calculation of an amount of interest for any Interest Period, and unless any other basis is specified in the relevant Final Terms:

(i)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms, the relevant calculation in Condition 5(a)(iii)(a) applies, and if “Actual/365” or “Actual/Actual” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

(ii)	if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365;

(iii)	if “Actual/365 (sterling)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(iv)	if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 360;

(v)	if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Interest Period is the 31st day of a month but the first day of the Interest Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Interest Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(vi)	if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Interest Period unless, in the case of an Interest Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

(h)	Notification of Rate of Interest and Interest Amount

The Agent will cause the Rate of Interest and each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the Issuer, the Guarantor and to any listing authority, stock exchange and/or quotation system on which the relevant Floating Rate Notes are for the time being listed, traded and/or quoted, and to be published in accordance with Condition 15 as soon as possible after their determination but in no event later than the fourth Business Day thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each listing authority, stock exchange and/or quotation system on which the relevant Floating Rate Notes are for the time being listed, traded and/or quoted.

(i)	Certificates to be final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this paragraph (b) shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Guarantor, the Agent, the Paying Agents and all Noteholders and (in the absence as aforesaid) no liability to the Issuer, the Guarantor or the Noteholders shall attach to the Agent in connection with the exercise or non-exercise by them of their powers, duties and discretions pursuant to such provisions.

6. Redemption and Purchase

(a)	Redemption at Maturity

Unless previously redeemed or purchased and cancelled as specified below, each Note will be redeemed by the Issuer, failing which the Guarantor at its Final Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms in the relevant Specified Currency on the Maturity Date specified in the applicable Final Terms (in the case of a Note other than a Floating Rate Note) or on the Interest Payment Date falling in the Redemption Month specified in the applicable Final Terms (in the case of a Floating Rate Note).

(b)	Redemption for Tax Reasons

If, in relation to any Series of Notes (i) as a result of any change in the laws or regulations of the Kingdom of Spain or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issue of such Notes or any earlier date specified in the Final Terms the Issuer or the Guarantor, as applicable, would be required to pay additional amounts as provided in Condition 10 and (ii) such circumstances are evidenced by the delivery by the Issuer or the Guarantor, as applicable, to the Agent of a certificate signed by a director of the Issuer or two directors of the Guarantor, as applicable, stating that the said circumstances prevail and describing the facts leading thereto and an opinion of independent legal advisers of recognised standing to the effect that such circumstances prevail, the Issuer may, at its option and having given no less than 30 nor more than 60 days’ notice (ending, in the case of Notes which bear interest at a floating rate, on a day upon which interest is payable) to the Noteholders in accordance with Condition 15 (which notice shall be irrevocable), redeem all (but not some only) of the outstanding Notes comprising the relevant Series at their early tax redemption amount (the “Early Redemption Amount Tax”) (which shall be their principal amount (or at such other Early Redemption Amount Tax) as may be specified in or determined in accordance with the relevant Final Terms) less, in the case of any Instalment Note, the aggregate amount of all instalments that shall have become due and payable in respect of such Note prior to the date fixed for redemption under any other Condition (which amount, if and to the extent not then paid, remains due and payable), together with accrued interest (if any) thereon Provided, however, that no such notice of redemption may be given earlier than 90 days (or, in the case of Notes which bear interest at a floating rate a number of days which is equal to the aggregate of the number of days falling within the then current interest period applicable to the Notes plus 60 days) prior to the earliest date on which the Issuer or the Guarantor, as applicable, would be obliged to pay such additional amounts were a payment in respect of the Notes then due.

(c)	Redemption at the Option of the Issuer

If a Call Option specified in the applicable Final Terms, the Issuer may, having (unless otherwise specified in the applicable Final Terms) given not more than 60 nor less than 30 days’ notice to the Agent and, in accordance with Condition 15, the Noteholders (which notice shall be irrevocable), redeem all or some only of the Notes then outstanding on the Optional Redemption Date(s) and at the Optional Redemption Amount(s) specified in, or determined in the manner specified in, the applicable Final Terms together, if applicable, with interest accrued to (but excluding) the relevant Optional Redemption Date(s). In the event of a redemption of some only of the Notes, such redemption must be of a nominal amount being the Minimum Redemption Amount or a Higher Redemption Amount, both as indicated in the applicable Final Terms, and shall be carried out in accordance with applicable Spanish law requirements. In the case of a partial redemption of definitive Notes, the Notes to be redeemed will be selected individually by lot, subject to compliance with applicable law (including applicable Spanish law requirements) and the rules of each listing authority, stock exchange and/or quotation system (if any) by which the Notes have then been admitted to listing, trading and/or quotation, not more than 60 days prior to the date fixed for redemption and a list of the Notes called for redemption will be published in accordance with Condition 15 not less than 30 days prior to such date. In the case of a partial redemption of Notes which are represented by a global Note, the relevant Notes will be selected in accordance with the rules of Euroclear and/or Clearstream, Luxembourg.

(d)	Redemption at the Option of the Noteholders

If a Put Option specified in the applicable Final Terms, upon any Noteholder giving to the Issuer and the Guarantor in accordance with Condition 15 not more than 60 nor less than 30 days’ notice (which notice shall be irrevocable), the Issuer will, upon the expiry of such notice, redeem subject to, and in accordance with, the terms specified in the applicable Final Terms in whole (but not in part) such Note on the Optional Redemption Date and at the Optional Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms together, if applicable, with interest accrued to (but excluding) the relevant Optional Redemption Date.

(e)	Early Redemption Amounts

For the purposes of paragraph (b) above and Condition 10, Zero Coupon Notes will be redeemed at an amount (the “Amortised Face Amount”) equal to the sum of:

(A)	the Reference Price specified in the applicable Final Terms; and

(B)	the product of the Accrual Yield specified in the applicable Final Terms (compounded annually) being applied to the Reference Price from (and including) the Issue Date to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable, or such other amount as is provided in the applicable Final Terms.

Where any calculation of an early redemption amount is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year shall be made on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

(f)	Instalments

If the Notes are repayable in instalments, they will be repaid in the Instalment amounts and on the Instalment Date specified in the applicable Final Terms.

(g)	Purchases

The Issuer, the Guarantor or any Subsidiary of the Guarantor may at any time purchase Notes (together, in the case of definitive Notes, with all unmatured Receipts and Coupons appertaining thereto) in any manner and at any price. In the case of a purchase by tender, such tender must be made available to all Noteholders alike. The Issuer, the Guarantor or any Subsidiary of the Guarantor will be entitled to hold and deal with Notes so purchased as the Issuer, the Guarantor or the relevant Subsidiary of the Guarantor thinks fit.

(h)	Cancellation

All Notes which are redeemed in full will forthwith be cancelled and Notes which are purchased by or on behalf of the Issuer, the Guarantor or any Subsidiary of the Guarantor may, at the election of the Issuer, be cancelled (together in each case with all unmatured Receipts and Coupons attached thereto or delivered therewith). Notes purchased by or on behalf of the Issuer, the Guarantor or any Subsidiary of the Guarantor may not be reissued or resold other than to the Issuer, the Guarantor or any Subsidiary of the Guarantor.

(i)	Late Payment on Zero Coupon Notes

If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to paragraph (a), (b), (d) or (e) above or upon its becoming due and repayable as provided in Condition 11 is improperly withheld or refused, the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in paragraph (e) above as though the references therein to the date fixed for redemption or the date upon which the Zero Coupon Note becomes due and repayable were replaced by references to the date which is the earlier of:

(1)	the date on which all amounts due in respect of the Zero Coupon Note have been paid; and

(2)	the date on which the full amount of the moneys payable has been received by the Agent and notice to that effect has been given in accordance with Condition 15.

7. Payments

(a)	Method of Payment

Subject as provided below:

(i)	payments in a currency other than euro will be made by transfer to an account in the relevant Specified Currency maintained by the payee with, or by a cheque in such Specified Currency drawn on, a bank in the principal financial centre of the country of such Specified Currency; and

(ii)	payments in euro will be made by transfer to a euro account (or any other account to which euro may be credited or transferred) maintained by the payee with a bank in the principal financial centre of any Participating Member State of the European Communities.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 10.

In these Conditions:

“Euro zone” means the zone comprising the Member States of the European Union which adopt or have adopted the euro as their lawful currency in accordance with the Treaty;

“Participating Member State” means a Member State of the European Communities which adopt or have adopted the euro as its lawful currency in accordance with the Treaty; and

“Treaty” means the Treaty establishing the European Communities, as amended.

(b)	Presentation of Notes, Receipts, Coupons and Talons

Payments of principal in respect of definitive Notes will (subject as provided below) be made in the manner provided in paragraph (a) above against surrender of definitive Notes and payments of interest in respect of definitive Notes will (subject as provided below) be made as aforesaid against surrender of Coupons, in each case at the specified office of any Paying Agent outside the United States.

Payments of instalments (if any) of principal, other than the final instalment, will (subject as provided below) be made against presentation and surrender of the relevant Receipt. Each Receipt must be presented for payment of the relevant instalment together with the definitive Note to which it appertains. Receipts presented without the definitive Notes to which they appertain do not constitute valid obligations of the Issuer. Upon the date on which any definitive Note becomes due and repayable, unmatured Receipts (if any) appertaining thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

Fixed Rate Notes in definitive form (other than Dual Currency Notes or Index Linked Notes) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons falling to be issued on exchange of matured Talons) failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relative missing Coupon at any time before the expiry of ten years after the Relevant Date (as defined in Condition 10) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 14) or, if later, five years from the date on which such Coupon would otherwise have become due. Upon any Fixed Rate Note becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons will be issued in respect thereof.

Upon the date on which any Floating Rate Note, Dual Currency Note or Indexed Note in definitive form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof.

If the due date for redemption of any definitive Note is not a Fixed Interest Date or an Interest Payment Date, interest (if any) accrued in respect of such Note from (and including) the preceding Fixed Interest Date or Interest Payment Date or, as the case may be, the Interest Commencement Date shall be payable only against surrender of the relevant definitive Note.

Payments of principal and interest (if any) in respect of Notes represented by any global Note will (subject as provided below) be made in the manner specified above in relation to definitive Notes and otherwise in the manner specified in the relevant global Note against presentation or surrender, as the case may be, of such global Note at the specified office of the Agent. A record of each payment made against presentation or surrender of such global Note, distinguishing between any payment of principal and any payment of interest, will be made on such global Note by the Agent and such record shall be prima facie evidence that the payment in question has been made.

The holder of the relevant global Note shall be the only person entitled to receive payments in respect of Notes represented by such global Note and the Issuer or, as the case may be, the Guarantor will be discharged by payment to, or to the order of, the holder of such global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular nominal amount of Notes must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for his share of each payment so made by the Issuer or, as the case may be, the Guarantor to, or to the order of, the holder of the relevant global Note. No person other than the holder of the relevant global Note shall have any claim against the Issuer or, as the case may be, the Guarantor in respect of any payments due on that global Note.

Payments of interest in respect of the Notes will be made at the specified office of a Paying Agent in the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction)) if:

(i)	the Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment at such specified offices outside the United States of the full amount of interest on the Notes in the manner provided above when due;

(ii)	payment of the full amount of such interest at such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

(iii)	such payment is then permitted under United States law without involving, in the opinion of the Issuer and the Guarantor, adverse tax consequences to the Issuer.

(c)	Redenomination

Where Redenomination is specified in the applicable Final Terms as being applicable, the Issuer may, without the consent of the Noteholders or the holders of related Receipts or Coupons on giving at least 30 days’ prior notice to the Noteholders in accordance with Condition 15, elect that, with effect from the Redenomination Date specified in the notice, the Notes shall be redenominated in euro. The election will have effect as follows:

(i)	each Specified Denomination will be deemed to be denominated in such amount of euro as is equivalent to its denomination in the Specified Currency at the Established Rate, subject to such provisions (if any) as to rounding (and payments in respect of fractions consequent on rounding) as the Issuer may decide, and as may be specified in the notice;

(ii)	after the Redenomination Date, all payments in respect of the Notes, the Receipts and the Coupons will be made solely in euro, including payments of interest in respect of periods before the Redenomination Date, as though references in the Notes to the Specified Currency were to euro; and

(iii)	such changes shall be made to these Conditions as the Issuer may decide and as may be specified in the notice, to conform them to conventions then applicable to instruments denominated in euro or to enable the Notes to be consolidated with one or more issues of other notes, whether or not originally denominated in the Specified Currency or euro.

(d)	Exchangeability

Where Exchangeability is specified in the applicable Final Terms as being applicable, the Issuer may without the consent of the Noteholders or the holders of related Receipts or Coupons, on giving at least 30 days’ prior notice to the Noteholders in accordance with Condition 15, elect that, with effect from the Redenomination Date or such later date for payment of interest under the Notes as it may specify in the notice, the Notes shall be exchangeable for Notes expressed to be denominated in euro in accordance with such arrangements as the Issuer may decide and as may be specified in the notice, including arrangements under which Receipts and Coupons unmatured at the date so specified become void.

In this Condition, the following expressions have the following meanings:

“Established Rate” means the rate for conversion of the Specified Currency (including compliance with rules relating to roundings in accordance with applicable European Community regulations) into euro established by the Council of the European Union pursuant to Article 109(4) of the Treaty;

“Redenomination Date” means any date for payment of interest under the Notes specified by the Issuer which falls on or after the date on which the country of the Specified Currency participates in European Economic and Monetary Union pursuant to the Treaty.

(e)	Payment Day

If the date for payment of any amount in respect of any Note, Receipt or Coupon is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, unless otherwise specified in the applicable Final Terms, “Payment Day” means any day which is both:

(i)	a day (other than a Saturday or a Sunday) on which banks are open for business in

(A)	the relevant place of presentation, London and Madrid: and

(B)	any Additional Financial Centre specified in the applicable Final Terms; and

(ii)	either (1) in relation to Notes denominated in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial centre of the relevant Specified Currency (if other than London and which if the Specified Currency is Australian dollars shall be Melbourne) or (2) in relation to notes denominated in euro, a day on which the TARGET System (as defined in Condition 5(b)(iv) is operating).

(f)	Interpretation of Principal and Interest

Any reference in these Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

(i)	any additional amounts which may be payable with respect to principal under Condition 10;

(ii)	the Final Redemption Amount of the Notes; (iii) the Early Redemption Amount of the Notes;

(iv)	the Optional Redemption Amount(s) (if any) of the Notes;

(v)	in relation to Notes redeemable in instalments, the Instalment Amounts; and

(vi)	any premium and any other amounts which may be payable under or in respect of the Notes.

Any reference in these Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 10.

8. Agent and Paying Agents

The names of the initial Agent and the other initial Paying Agents and their initial specified offices are set out below.

The Issuer and the Guarantor are entitled to vary or terminate the appointment of any Paying Agent and/or appoint additional or other Paying Agents and/or approve any change in the specified office through which any Paying Agent acts, provided that:

(i)	so long as the Notes are admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant listing authority, stock exchange and/or quotation system;

(ii)	there will at all times be a Paying Agent with a specified office acting in continental Europe;

(iii)	there will at all times be an Agent; and

(iv)	each of the Issuer and the Guarantor will ensure that it maintains a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

In addition, the Issuer and the Guarantor shall forthwith appoint a Paying Agent having a specified office in New York City in the circumstances described in the final paragraph of Condition 7(b). Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 15 provided that no such variation, termination, appointment or change shall take effect (except in the case of insolvency) within 15 days before or after any Fixed Interest Date or Interest Payment Date, as the case may be.

9. Exchange of Talons

On and after the Fixed Interest Date or the Interest Payment Date, as appropriate, on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of the Agent or any other Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Notes to which it appertains) a further Talon, subject to the provisions of Condition 13. Each Talon shall, for the purposes of these Conditions, be deemed to mature on the Fixed Interest Date or the Interest Payment Date (as the case may be) on which the final Coupon comprised in the relative Coupon sheet matures.

10. Taxation

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Issuer, failing which the Guarantor, will pay such additional amounts as may be necessary in order that the net amounts receivable by any Noteholder after such withholding or deduction shall equal the respective amounts which would have been receivable by such Noteholder in the absence of such withholding or deduction; except that no such additional amounts shall be payable in relation to any payment in respect of any Notes or Coupon:

(i)	to, or to a third party on behalf of, a Noteholder who is liable to such taxes, duties, assessments or governmental charges in respect of such Notes by reason of his having some connection with the Kingdom of Spain other than the mere holding of such Notes or Coupon; or

(ii)	presented for payment more than thirty days after the Relevant Date, except to the extent that the relevant Noteholder would have been entitled to such additional amounts on presenting the same for payment on the expiry of such period of thirty days; or

(iii)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv)	presented for payment by or on behalf of a Noteholder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a member state of the European Union; or

(v)	to, or to a third party on behalf of, a Noteholder in respect of whom the Issuer or the Guarantor does not receive such information (which may include a tax residence certificate) concerning such Noteholder’s identity and tax residence as it may require in order to comply with Law 13/1985 and any implementing legislation; or

(vi)	to, or to a third party on behalf of, individuals resident for tax purposes in The Kingdom of Spain or a resident in a tax haven (as defined in Royal Decree 1080/1991 of 5 July, as amended from time to time); or

(vii)	to, or to a third party on behalf of, a Spanish-resident legal entity subject to Spanish corporation tax if the Spanish tax authorities determine that the Notes do not comply with exemption requirements specified in the Reply to a Consultation of the Directorate General for Taxation (Dirección General de Tributos) dated 27 July 2004 and require a withholding to be made.

A list of the tax havens referred to in paragraph (vi) of this Condition 10 as at 17 November 2005 is set out in the base prospectus relating to the Notes under “Taxation and Disclosure of Noteholder Information in Connection with Interest Payments – Taxation in Spain – Issues by Gas Natural Capital Markets, S.A. – Tax Havens”.

For the purposes of these Conditions:

“Law 13/1985” means Law 13/1985 of 25 May on investment ratios, capital adequacy and information requirements for financial intermediaries (Ley 13/1985, de 25 de mayo, de coeficientes de inversion, recursos propios y obligaciones de información de los intermediarios financieros) as amended by Law 19/2003 of 4 July on foreign capital movements and financial transactions and on certain measures to prevent money laundering (Ley 19/2003, de 4 de julio, sobre el régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior y sobre determinadas medidas del blanqueo de capitales); and

“Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to Noteholders, notice to that effect shall have been duly given to the Noteholders of the relevant Series in accordance with Condition 15.

If the Issuer or the Guarantor, as the case may be becomes subject at any time to any taxing jurisdiction other than or in addition to the Kingdom of Spain, references herein to the Kingdom of Spain shall be read and construed as references to the Kingdom of Spain, and/or to such other jurisdiction.

Any reference in these Conditions to principal, redemption amount and/or interest in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Condition 10.

11. Events of Default

Unless otherwise specified in the relevant Final Terms, the following events or circumstances (each an “Event of Default”) shall be acceleration events in relation to the Notes of any Series, namely:

(a)	Non-payment: the Issuer fails to pay any amount of principal in respect of the Notes within 7 days of the due date for payment thereof or fails to pay any amount of interest in respect of the Notes within 14 days of the due date for payment thereof; or

(b)	Breach of other obligations: the Issuer or the Guarantor defaults in the performance or observance of any of its other obligations under or in respect of the Notes or the Deed of Guarantee and such default remains unremedied for 30 days after written notice thereof, addressed to the Issuer and the Guarantor by the Commissioner (as defined in Condition 12) or, failing whom, any Noteholder, has been delivered to the Issuer and the Guarantor or to the specified office of the Agent; or

(c)	Cross-default of Issuer, Guarantor or Subsidiary:

(i)	any Relevant Indebtedness (as defined in Condition 4) of the Issuer, the Guarantor or any of their respective Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period;

(ii)	any such Relevant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Issuer, the Guarantor or (as the case may be) the relevant Subsidiary or (provided that no event of default, howsoever described, has occurred) any person entitled to such Relevant Indebtedness; or

(iii)	the Issuer, the Guarantor or any of their respective Subsidiaries fails to pay when due any amount payable by it under any Guarantee of any Relevant Indebtedness;

provided that the amount of Relevant Indebtedness referred to in sub-paragraph (i) and/ or subparagraph (ii) above and/or the amount payable under any Guarantee referred to in subparagraph (iii) above individually or in the aggregate exceeds euro 5,000,000 (or its equivalent in any other currency or currencies); or

(d)	Unsatisfied judgment: one or more judgment(s) or order(s) for the payment of any amount is rendered against the Issuer, the Guarantor or any of their respective Subsidiaries (if any) and continue(s) unsatisfied and unstayed for a period of 30 days after the date(s) thereof or, if later, the date therein specified for payment; or

(e)	Security enforced: a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of the Issuer, the Guarantor or any of their respective Subsidiaries (if any); or

(f)	Insolvency etc: (i) the Issuer, the Guarantor or any of their respective Subsidiaries (if any) becomes insolvent, is adjudicated bankrupt (or applies for an order of bankruptcy) or is unable to pay its debts as they fall due, (ii) an administrator or liquidator of the Issuer, the Guarantor or any of their respective Subsidiaries (if any) or of the whole or any part of the undertaking, assets and revenues of the Issuer, the Guarantor or any of their respective Subsidiaries (if any) is appointed (or application for any such appointment is made), (iii) the Issuer, the Guarantor or any of their respective Subsidiaries (if any) takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its Indebtedness or any Guarantee of any Indebtedness given by it or (iv) the Issuer, the Guarantor or any of their respective Subsidiaries (if any) ceases or threatens to cease to carry on all or any substantial part of its business (otherwise than, in the case of a Subsidiary of the Issuer (if any) or a Subsidiary of the Guarantor (other than the Issuer), for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent); or

(g)	Winding up etc: an order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Issuer, the Guarantor or any of their respective Subsidiaries (if any) (otherwise than, in the case of a Subsidiary of the Issuer (if any) or a Subsidiary of the Guarantor, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent); or

(h)	Analogous event: any event occurs which under the laws of the Kingdom of Spain has an analogous effect to any of the events referred to in paragraphs (d) to (g) above including, but not limited to, concurso; or

(i)	Failure to take action etc: any action, condition or thing at any time required to be taken, fulfilled or done in order (i) to enable the Issuer and the Guarantor lawfully to enter into, exercise their respective rights and perform and comply with their respective obligations under and in respect of the Notes and the Deed of Guarantee, (ii) to ensure that those obligations are legal, valid, binding and enforceable and (iii) to make the Notes, the Receipts, the Coupons and the Guarantee admissible in evidence in the courts of the Kingdom of Spain is not taken, fulfilled or done; or

(j)	Unlawfulness: it is or will become unlawful for the Issuer or the Guarantor to perform or comply with any of its obligations under or in respect of the Notes or the Deed of Guarantee; or

(k)	Deed of Guarantee not in force: the Deed of Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect; or

(l)	Controlling shareholder: the Issuer ceases to be wholly owned and controlled by the Guarantor.

If any Event of Default shall occur in relation to any Series of Notes, (i) the relevant Commissioner, acting upon a resolution of the relevant Syndicate of Noteholders, in respect of all the Notes of the relevant Series, or (ii) any Noteholder of the relevant Series, in respect of such Note and provided that such Noteholder does not contravene the resolution of the relevant Syndicate (if any), may by written notice to the Issuer and the Guarantor, at the specified office of the Agent, declare that such Note and (if the Note is interest-bearing) all interest then accrued on such Note shall be forthwith due and payable, whereupon the same shall, to the extent permitted by applicable Spanish law, become immediately due and payable at its early termination amount (the “Early Termination Amount”) (which shall be its principal amount or such other Early Termination Amount as may be specified in or determined in accordance with the relevant Final Terms) less, in the case of any Instalment Note, the aggregate amount of all instalments that shall have become due and payable in respect of such Note under any other Condition prior to the date fixed for redemption (which amount, if and to the extent not then paid, remains due and payable), together with all interest (if any) accrued thereon without presentment, demand, protest or other notice of any kind, all of which the Issuer will expressly waive, anything contained in such Notes to the contrary notwithstanding, unless, prior thereto, all Events of Default in respect of the Notes of the relevant Series shall have been cured.

12. Syndicate of Noteholders

The Noteholders of the relevant Series shall meet in accordance with the regulations governing the relevant Syndicate of Noteholders (the “Regulations”). The Regulations shall contain the rules governing the functioning of each Syndicate and the rules governing its relationship with the Issuer and shall be attached to the relevant Public Deed (as defined in the introduction to these Conditions). Pro forma Regulations are included in the Agency Agreement.

A temporary Commissioner will be appointed for each Syndicate. Upon the subscription of the Notes, the temporary Commissioner will call a general meeting of the Syndicate to ratify or oppose the acts of the temporary Commissioner, confirm his appointment or appoint a substitute and to ratify the Regulations.

Provisions for meetings of Syndicates of Noteholders will be contained in the Regulations relating to the relevant Series and in the Agency Agreement. Such Regulations shall have effect as if incorporated herein.

The Issuer may, with the consent of the Fiscal Agent and the relevant Commissioner, but without the consent of the holders of the Notes of any Series or Coupons, amend these Conditions and the Deed of Covenant insofar as they may apply to such Notes to correct a manifest error. Subject as aforesaid, no other modification may be made to these Conditions or the Deed of Covenant except with the sanction of a resolution of the relevant Syndicate of Noteholders.

For the purposes of these Conditions,

(i)	“Commissioner” means the comisario as this term is defined under the Spanish Corporations Law (Ley de Sociedades Anónimas) of each Syndicate of Noteholders; and

(ii)	“Syndicate of Noteholders” means the sindicato as this term is described under the Spanish Corporations law (Ley de Sociedades Anónimas).

Noteholders shall, by virtue of purchasing Notes, be deemed to have agreed to the appointment of the temporary Commissioner for the relevant Series named in the relevant Final Terms and to have become a member of the relevant Syndicate of Noteholders.

13. Replacement of Notes, Receipts, Coupons and Talons

Should any Note, Receipt, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Agent in London (or such other place as may be notified to the Noteholders), subject to all applicable laws and listing authority, stock exchange and/or quotation system requirements upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer and the Guarantor may reasonably require. Mutilated or defaced Notes, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

14. Prescription

The Notes, Receipts and Coupons will become void unless presented for payment within a period of ten years (in the case of principal) and five years (in the case of interest) after the Relevant Date (as defined in Condition 10) therefor.

There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon the claim for payment in respect of which would be void pursuant to this Condition 14 or Condition 7(b) or any Talon which would be void pursuant to Condition 7(b).

15. Notices

All notices regarding the Notes shall be valid if published in one or more leading English language daily newspapers with circulation in the United Kingdom. It is expected that publication of notices will normally be made in the Financial Times in the United Kingdom. Any such notice shall be deemed to have been given on the date of the first publication.

Until such time as any definitive Notes are issued, there may, so long as the global Note(s) is or are held in its or their entirety on behalf of Euroclear and/or Clearstream, Luxembourg, be substituted for such publication in such newspaper the delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg, as appropriate, for communication by them to the Noteholders. Any such notice shall be deemed to have been given to the Noteholders on the seventh day after the day on which the said notice was given to Euroclear and/or Clearstream, Luxembourg, as appropriate.

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together with the relative Note or Notes, with the Agent. Whilst any of the Notes are represented by a global Note, such notice may be given by any Noteholder to the Agent via Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as the Agent and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

Copies of any notice given to any Noteholders will be also given to the Commissioner of the Syndicate of Noteholders of the relevant Series.

16. Further Issues

The Issuer shall be at liberty from time to time without the consent of the Noteholders to create and issue further notes ranking pari passu in all respects (or in all respects save for the first payment of interest thereon) with the outstanding Notes and so that the same shall be consolidated and form a single series with the outstanding Notes.

17. Substitution of the Issuer

(a)	The Issuer and the Guarantor may with respect to any Series of Notes issued by the Issuer (the “Relevant Notes”) without the consent of any Noteholder, substitute for the Issuer any other body corporate incorporated in any country in the world as the debtor in respect of the Notes and the Agency Agreement (the “Substituted Debtor”) upon notice by the Issuer, the Guarantor and the Substituted Debtor to be given by publication in accordance with Condition 15, provided that:

(i)	neither the Issuer nor the Guarantor are in default in respect of any amount payable under any of the Relevant Notes;

(ii)	the Issuer, the Guarantor and the Substituted Debtor have entered into such documents (the “Documents”) as are necessary to give effect to the substitution and in which the Substituted Debtor has undertaken in favour of each Noteholder of the Relevant Notes to be bound by these Conditions and the provisions of the Agency Agreement as the debtor in respect of such Notes in place of the Issuer (or of any previous substitute under this Condition 17);

(iii)	if the Substituted Debtor is resident for tax purposes in a territory (the “New Residence”) other than that in which the Issuer prior to such substitution was resident for tax purposes (the “Former Residence”) the Documents contain an undertaking and/or such other provisions as may be necessary to ensure that each Noteholder of the Relevant Notes has the benefit of an undertaking in terms corresponding to the provisions of Condition 10, with, where applicable, the substitution of references to the Former Residence with references to the New Residence;

(iv)	the Guarantor guarantees the obligations of the Substituted Debtor in relation to outstanding Relevant Notes;

(v)	the Substituted Debtor, the Issuer and the Guarantor have obtained all necessary governmental approvals and consents for such substitution and for the performance by the Substituted Debtor of its obligations under the Documents and for the performance by the Guarantor of its obligations under the Guarantee as they relate to the obligations of the Substituted Debtor under the Documents;

(vi)	each stock exchange on which the Relevant Notes are listed shall have confirmed that, following the proposed substitution of the Substituted Debtor, the Relevant Notes will continue to be listed on such stock exchange;

(vii)	a legal opinion shall have been delivered to the Commissioner and the Agent (from whom copies will be available) from lawyers of recognised standing in the country of incorporation of the Substituted Debtor, confirming, as appropriate, that upon the substitution taking place (A) the requirements of this Condition 17, save as to the giving of notice to the Noteholders have been met and (B) the Notes, Coupons and Talons are legal, valid and binding obligations of the Substituted Debtor enforceable in accordance with their terms;

(viii)	Moody’s Investors Service Limited and Standard and Poor’s Ratings Services, a Division of The McGraw-Hill Companies (or any other rating agency which has issued a rating in connection with the Relevant Notes) shall have confirmed that following the proposed substitution of the Substituted Debtor, the credit rating of the Relevant Notes will not be adversely affected; and

(ix)	if applicable, the Substituted Debtor has appointed a process agent as its agent in England to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with the Relevant Notes and any Coupons.

(b)	Upon the execution of the Documents and the delivery of the legal opinions, the Substituted Debtor shall succeed to, and be substituted for, and may exercise every right and power, of the Issuer under the Relevant Notes and the Agency Agreement with the same effect as if the Substituted Debtor had been named as the Issuer herein, and the Issuer shall be released from its obligations under the Relevant Notes and under the Agency Agreement.

(c)	After a substitution pursuant to Condition 17(a), the Substituted Debtor may, without the consent of any Noteholder, effect a further substitution. All the provisions specified in Condition 17(a) and 17(b) shall apply mutatis mutandis, and references in these Conditions to the Issuer shall, where the context so requires, be deemed to be or include references to any such further Substituted Debtor.

(d)	After a substitution pursuant to Condition 17(a) or 17(c) any Substituted Debtor may, without the consent of any Noteholder, reverse the substitution, mutatis mutandis.

(e)	The Documents shall be delivered to, and kept by, the Agent. Copies of the Documents will be available free of charge at the specified office of each of the Agents.

18. Governing Law; Submission to Jurisdiction

Save as described below the Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Notes are governed by, and shall be construed in accordance with, English law. Conditions 2 and 3 and the provisions of Condition 12 relating to the appointment of the Commissioner and the Syndicate of Noteholders are governed by, and shall be construed in accordance with, Spanish law. The Issuer and the Guarantor irrevocably agree for the benefit of the Noteholders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes (together “Proceedings”), which may arise out of or in connection with the Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Notes and, for such purpose, irrevocably submit to the jurisdiction of such courts.

The Issuer and the Guarantor irrevocably and unconditionally waive and agree not to raise any objection which any of them may have now or subsequently to the laying of the venue of any Proceedings in the courts of England and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably and unconditionally agree that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction. Nothing in this Condition shall limit any right to take Proceedings against the Issuer and/or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

The Issuer and the Guarantor irrevocably and unconditionally appoint Law Debenture Corporation at Fifth Floor, 100 Wood Street, London EC2V 7EX as agent for service of process in England in respect of any Proceedings and undertake that in the event of it ceasing so to act the Issuer and the Guarantor will forthwith appoint a further person as their agent for that purpose and notify the name and address of such person to the Agent and agree that, failing such appointment within fifteen days, any Noteholder shall be entitled to appoint such a person by written notice addressed to the Issuer and the Guarantor and delivered to the Issuer and the Guarantor or to the specified office of the Agent. Nothing contained herein shall affect the right of any Noteholder to serve process in any other manner permitted by law.

19. Rights of Third Parties

No person shall have any right to enforce any term or condition of any Notes under the Contracts (Rights of Third Parties) Act 1999.

FORM OF THE NOTES

Each Tranche of Notes will be initially represented by a Temporary Global Note without receipts, interest coupons or talons, which will be delivered to a common depositary for Euroclear, Clearstream, Luxembourg and/or any other relevant clearing system. Whilst any Note is represented by a Temporary Global Note, payments of principal and interest (if any) due prior to the Exchange Date (as defined below) will be made against presentation of the Temporary Global Note only to the extent that certification (in a form to be provided) as required by U.S. Treasury regulations, has been received by Euroclear, Clearstream, Luxembourg and/or any other relevant clearing system has given a like certification (based on the certifications it has received) to the Agent.

On and after the date (the “Exchange Date”) which is 40 days after the date on which any Temporary Global Note is issued, interests in such Temporary Global Note will be exchanged (free of charge) either for interests in a Permanent Global Note without receipts, interest coupons or talons or for definitive Notes with, where applicable, receipts, interest coupons and talons attached (as indicated in the applicable Final Terms) in each case against certification of beneficial ownership as described in the second sentence of the immediately preceding paragraph. Holders of interests in any Temporary Global Note shall not (unless, upon due presentation of such Temporary Global Note for exchange (in whole but not in part only) for a Permanent Global Note or for delivery of definitive Notes, such exchange or delivery is improperly withheld or refused and such withholding or refusal is continuing at the relevant payment date) be entitled to receive any payment in respect of the Notes represented by such Temporary Global Note which falls due on or after the Exchange Date or be entitled to exercise any option on a date after the Exchange Date.

Payments of principal and interest (if any) on a Permanent Global Note will be made through Euroclear, Clearstream, Luxembourg and/or any other relevant clearing system against presentation or surrender (as the case may be) of the Permanent Global Note without any requirement for certification. Unless otherwise specified in the applicable Final Terms, a Permanent Global Note will be exchangeable (free of charge), in whole but not in part for definitive Notes with, where applicable, receipts, interest coupons and talons attached upon not less than 60 days’ written notice to the Agent as described therein. Global Notes and definitive Notes will be issued pursuant to the Agency Agreement.

So long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing system(s) so permit, the Notes shall be tradeable in minimum principal amounts of €50,000 and integral multiples of €1,000 thereafter or, in each case, its equivalent in the relevant currency of the Notes on the relevant date of issue.

The following legend will appear on all global Notes, definitive Notes, receipts, interest coupons and talons:

“Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.”

The sections referred to provide that holders who are United States persons (as defined in the United States Revenue Code of 1986, as amended), with certain exceptions, will not be entitled to deduct any loss on Notes, receipts or interest coupons and will not be entitled to capital gains treatment of any gain on any sale, disposition, redemption or payment of principal in respect of Notes, receipts or interest coupons.

A Note may be accelerated by the holder thereof in certain circumstances described in “Terms and Conditions of Notes issued by Gas Natural Finance B.V. - Events of Default” and “Terms and Conditions of Notes issued by Gas Natural Capital Markets, S.A. - Events of Default”. In such circumstances, where any Note is still represented by a global Note and a holder of such Note so represented and credited to his securities account with Euroclear or Clearstream, Luxembourg gives notice that it wishes to accelerate such Note, unless within a period of 15 days from the giving of such notice payment has been made in full of the amount due in accordance with the terms of such global Note, such global Note will become void. At the same time, holders of interests in such global Note credited to their accounts with Euroclear or Clearstream, Luxembourg will become entitled to proceed directly against the relevant Issuer on the basis of statements of account provided by Euroclear and Clearstream, Luxembourg, on and subject to the terms of a deed of covenant (the “Deed of Covenant”) dated 17 November 2005 executed by the relevant Issuer.

FORM OF GUARANTEE

The following is the text of the Deed of Guarantee:

THIS DEED is made on 17 November 2005

BY

(1)	GAS NATURAL SDG, S.A. of Av. Portal de l’Angel, 22, 08002 Barcelona, Spain (the “Guarantor”)

IN FAVOUR OF

(2)	THE HOLDERS AND THE RELEVANT ACCOUNT HOLDERS (as defined below) (together, the “Beneficiaries”)

WHEREAS

(A)	Gas Natural Finance B.V. and Gas Natural Capital Markets, S.A. (the “Issuers”) have established a Euro Medium Term Note Programme (the “Programme”) pursuant to which the Issuers may from time to time issue notes (“Notes”) in an aggregate nominal amount of up to euro 2,000,000,000 (subject to adjustment in accordance with the amended and restated programme agreement dated 17 November 2005 relating to the Programme;

(B)	In connection with the Programme the Issuers have entered into an amended and restated agency agreement dated 17 November 2005 (as amended, supplemented, restated or replaced from time to time, the “Agency Agreement”) and made between the Issuers, the Guarantor, Citibank, N.A. as Agent and the other Paying Agents named therein and each Issuer has executed and delivered a deed of covenant (each, a “Deed of Covenant”) dated 17 November 2005.

(C)	The Guarantor has duly authorised the giving of a guarantee in respect of the Notes to be issued under the Programme and each Deed of Covenant.

THIS DEED WITNESSES as follows:

1. INTERPRETATION

1.1	In this Deed of Guarantee:

“Conditions” means the terms and conditions of Notes issued by Gas Natural Finance B.V. or the terms and conditions of Notes issued by Gas Natural Capital Markets, S.A., as the case may be (in each case, as scheduled to the Agency Agreement and as modified from time to time in accordance with their terms) and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Holder” in relation to any Note means, at any time, the person who is the bearer of such Note; and

“Relevant Account Holder” has the meaning given in each Deed of Covenant.

1.2	Clause headings are for ease of reference only.

Terms not otherwise defined herein shall bear the meanings assigned to them in the Conditions and each Deed of Covenant.

1.3	Benefit of Deed of Guarantee

Any Notes issued under the Programme on or after the date of this Deed of Guarantee shall have the benefit of this Deed of Guarantee but shall not have the benefit of any subsequent guarantee relating to the Programme (unless expressly so provided in any such subsequent guarantee).

2. GUARANTEE AND INDEMNITY

2.1	The Guarantor hereby unconditionally and irrevocably guarantees:

(a)	to each Holder the due and punctual payment of any and every sum or sums of money which each Issuer shall at any time be liable to pay under or pursuant to any Note as and when the same shall become due and payable and agrees unconditionally to pay to such Holder, forthwith upon demand by such Holder and in the manner and currency prescribed by such Notes for payments by the relevant Issuer thereunder, any and every sum or sums of money which each Issuer shall at any time be liable to pay under or pursuant to such Note and which the relevant Issuer shall have failed to pay at the time such demand is made; and

(b)	to each Relevant Account Holder the due and punctual payment of all amounts due to such Relevant Account Holder under each Deed of Covenant as and when the same shall become due and payable and agrees unconditionally to pay to such Relevant Account Holder, forthwith on demand by such Relevant Account Holder and in the manner and in the currency prescribed pursuant to the relevant Deed of Covenant for payments by the relevant Issuer thereunder, any and every sum or sums of money which the relevant Issuer shall at any time be liable to pay under or pursuant to the relevant Deed of Covenant and which the relevant Issuer shall have failed to pay at the time demand is made.

2.2	As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes with each Beneficiary that, should any amount referred to in Clause 2.1 not be recoverable from the Guarantor thereunder for any reason whatsoever (including, without limitation, by reason of any Note, any provision of any Note, the relevant Deed of Covenant or any provision thereof being or becoming void, unenforceable or otherwise invalid under any applicable law) then, notwithstanding that the same may have been known to such Holder or Relevant Account Holder, the Guarantor will, as a sole, original and independent obligor, upon first written demand under Clause 2.1, make payment of such amount by way of a full indemnity in such currency and otherwise in such manner as is provided for in the Notes or the relevant Deed of Covenant (as the case may be) and indemnify each Beneficiary against all losses, claims, costs, charges and expenses to which it may be subject or which it may incur under or in connection with the Notes, the relevant Deed of Covenant or this Deed of Guarantee.

3. COMPLIANCE WITH THE CONDITIONS

The Guarantor covenants in favour of each Beneficiary that it will duly perform and comply with the obligations expressed to be undertaken by it in the Conditions.

4. PRESERVATION OF RIGHTS

4.1	The obligations of the Guarantor herein contained shall be deemed to be undertaken as sole or principal debtor.

4.2	The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matters or things whatsoever and, in particular but without limitation, shall not be considered satisfied by any partial payment or satisfaction of all or any of the obligations arising under any Note or Deed of Covenant and shall continue in full force and effect in respect of each Note and the relevant Deed of Covenant until final repayment in full of all amounts owing by the relevant Issuer, and total satisfaction of all the actual and contingent obligations of such Issuer under such Note or such Deed of Covenant.

4.3	Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred upon the Beneficiaries or any of them by this Deed of Guarantee or by law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, liquidation or dissolution of the relevant Issuer, or analogous proceedings in any jurisdiction or any change in status, function, control or ownership of the relevant Issuer; or

(b)	any of the obligations of the relevant Issuer, under any of the Notes or the relevant Deed of Covenant being or becoming illegal, invalid or unenforceable in any respect; or

(c)	time or other indulgence being granted or agreed to be granted to the relevant Issuer, in respect of any obligations arising under any of the Notes or the relevant Deed of Covenant; or

(d)	any amendment to, or any variation, waiver or release of, any obligation of the relevant Issuer under any of the Notes or the relevant Deed of Covenant; or

(e)	any other act, event or omission which, but for this Clause 4.3, would or might operate to discharge, impair or otherwise affect the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Holders, the Relevant Account Holders or any of them by this Deed of Guarantee or by law.

4.4	Any settlement or discharge between the Guarantor and the Beneficiaries or any of them shall be conditional upon no payment to the Beneficiaries or any of them by the relevant Issuer, or any other person on behalf of the relevant Issuer being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of any such payment being so avoided or reduced, the Beneficiaries shall each be entitled to recover the amount by which such payment is so avoided or reduced from the Guarantor subsequently as if such settlement or discharge had not occurred.

4.5	No Beneficiary shall be obliged before exercising any of the rights, powers or remedies conferred upon it by this Deed of Guarantee or by law:

(f)	to make any demand of the relevant Issuer other than the presentation of the relevant Note; or

(g)	to take any action or obtain judgment in any court against the relevant Issuer; or

(h)	to make or file any claim or proof in a winding-up or dissolution of the relevant Issuer and, save as aforesaid, the Guarantor hereby expressly waives, in respect of each Note, presentment, demand and protest and notice of dishonour.

4.6	The Guarantor agrees that so long as any amounts are or may be owed by the relevant Issuer, under any of the Notes or the relevant Deed of Covenant or the relevant Issuer is under any actual or contingent obligations thereunder, the Guarantor shall not exercise rights which the Guarantor may at any time have by reason of performance by the Guarantor of its obligations hereunder:

(i)	to be indemnified by the relevant Issuer; and/or

(j)	to claim any contribution from any other guarantor of the obligations of the relevant Issuer, under the Notes or the relevant Deed of Covenant; and/or

(k)	to take the benefit (in whole or in part) of any security taken pursuant to, or in connection with, any of the Notes or the relevant Deed of Covenant, by all or any of the persons to whom the benefit of the Guarantor’s obligations are given; and/or

(l)	to be subrogated to the rights of any Beneficiary against the relevant Issuer, in respect of amounts paid by the Guarantor pursuant to the provisions of this Deed of Guarantee.

4.7	The Guarantor hereby covenants that its obligations hereunder rank as described in Condition 3.

5. STAMP DUTIES

The Guarantor will promptly pay any stamp duty or other documentary taxes (including any penalties and interest in respect thereof) payable in connection with the execution, delivery and performance of this Deed of Guarantee, and will indemnify and hold harmless each Beneficiary on demand from all liabilities arising from any failure to pay, or delay in paying, such taxes.

6. DEED POLL; BENEFIT OF GUARANTEE

6.1	This Deed of Guarantee shall take effect as a Deed Poll for the benefit of the Beneficiaries from time to time and for the time being.

6.2	The Guarantor hereby acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the benefit of, each and every Beneficiary, and that each Beneficiary shall be entitled severally to enforce the said obligations against the Guarantor.

6.3	The Guarantor may not assign or transfer all or any of its rights, benefits and obligations hereunder.

7. PROVISIONS SEVERABLE

Each of the provisions in this Deed of Guarantee shall be severable and distinct from the others and the illegality, invalidity or unenforceability of any one or more provisions under the law of any jurisdiction shall not affect or impair the legality, validity or enforceability of any other provisions in that jurisdiction nor the legality, validity or enforceability of any provisions under the law of any other jurisdiction.

8. CURRENCY INDEMNITY

If any sum due from the Guarantor under this Deed of Guarantee or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under this Deed of Guarantee or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed of Guarantee, the Guarantor shall indemnify each Beneficiary on demand against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

This indemnity constitutes a separate and independent obligation of the Guarantor and shall give rise to a separate and independent cause of action.

9. NOTICES

Notices to the Guarantor will be deemed to be validly given if delivered at Av. Portal de l’Angel, 22,08002 Barcelona, Spain (or at such other address and for such other attention as may have been notified to Holders in accordance with the Conditions) and will be deemed to have been validly given at the opening of business on the next day on which the Guarantor’s principal office is open for business.

10. LAW AND JURISDICTION

10.1	Governing law

This Deed of Guarantee and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

10.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Deed of Guarantee (including a dispute regarding the existence, validity or termination of this Deed of Guarantee) or the consequences of its nullity.

10.3	Appropriate forum

The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

10.4	Rights of the Beneficiaries to take proceedings outside England

Clause 10.2 (English courts) is for the benefit of the Beneficiaries only. As a result, nothing in this Clause 10 (Law and jurisdiction) prevents the Beneficiaries from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Beneficiaries may take concurrent Proceedings in any number of jurisdictions.

10.5	Process agent

The Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2Y 7EX or, if different, its registered office for the time being or at any address of the Guarantor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Guarantor, the Guarantor shall, on the written demand of any Beneficiary addressed and delivered to the Guarantor appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Beneficiary shall be entitled to appoint such a person by written notice addressed to the Guarantor and delivered to the Guarantor. Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

IN WITNESS WHEREOF this Deed has been executed as a deed by the Guarantor and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a deed

by

GAS NATURAL SDG, S.A.

acting by:

USE OF PROCEEDS

Unless otherwise set forth in the relevant Final Terms, the net proceeds from the issue of each Tranche of Notes will be on lent to Gas Natural SDG, S.A. to be used by Gas Natural SDG, S.A. and its consolidated subsidiaries for general corporate purposes.

FORM OF FINAL TERMS

The Final Terms applicable to each Tranche of Notes will initially be in the following form, amended and completed as appropriate for the particular Tranche of Notes:

Capitalised words and expressions used in a Final Terms shall, save to the extent otherwise defined therein, have the same meaning as it is given thereto in the relevant Terms and Conditions and in the Agency Agreement.

[Date]

[Gas Natural Finance B.V.

(Incorporated with limited liability in The Netherlands and having its statutory domicile in Amsterdam)/

Gas Natural Capital Markets, S.A.

(Incorporated with limited liability in the Kingdom of Spain)]

[Title of relevant Tranche of Notes (specifying type of Notes)] (the “Notes”)

Guaranteed by

Gas Natural SDG, S.A.

issued pursuant to the €2,000,000,000 Euro Medium Term Note Programme

[A copy of these Final Terms has been filed with The Netherlands Authority for Financial Markets]+

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions of Notes issued by [Gas Natural Finance B.V./Gas Natural Capital Markets, S.A.] set forth in the Base Prospectus dated 17 November 2005 [and the supplemental Base Prospectus dated [•]]1 which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Base Prospectus [as so supplemented]. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. Copies of the Base Prospectus [and the supplemental Base Prospectus] may be obtained from [Strawinskylaan 3105, 7th Floor, 1077 ZX Amsterdam/Avda. Portal d’Angel 20-22, 08002 Barcelona, Spain] (being the registered office of the Issuer) and at the offices of the Agent at 5 Carmelite Street, London, EC4Y 0PA, United Kingdom

[The following alternative language applies if the first tranche of an issue which is being increased was issued under a Base Prospectus with an earlier date.

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions of Notes issued by [Gas Natural Finance B.V./Gas Natural Capital Markets, S.A.] (the “Conditions”) set forth in the Base Prospectus dated 16 November 2005 [and the supplemental Prospectus dated •]1. This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) and must be read in conjunction with the Base Prospectus dated 17 November 2005 [and the supplemental Base Prospectus dated •]1, which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive, save in respect of the Conditions which are extracted from the Base Prospectus dated 17 November 2005 [and the supplemental Base Prospectus dated [•]] and are attached hereto. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectuses dated [•] 2005 and [current date] [and the supplemental Base Prospectuses dated [•] and [•]]. [The Base Prospectuses [and the supplemental Base Prospectuses] may be obtained from [Strawinskylaan 3105, 7th Floor, 1077 ZX Amsterdam/Avda. Portal d’Angel 20-22, 08002 Barcelona, Spain] (being the registered office of the Issuer) and at the offices of the Agent at 5 Carmelite Street, London, EC4Y 0PA, United Kingdom.]

+	Include if the Notes are Non-PD Notes as defined in the Base Prospectus under “Subscription and Sale – The Netherlands/ Global” and use is made of the selling restrictions (I) (iii) or (I) (iv) of such section.

[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs. Italics denote guidance for completing the Final Terms.]

[When completing final terms or adding any other final terms or information consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Base Prospectus under Article 16 of the Prospectus Directive.]

1.	(i)	Issuer:	[Gas Natural Finance B.V. / Gas Natural Capital Markets, S.A.]

	(ii)	Guarantor:	Gas Natural SDG, S.A.

2.	(i)	Series Number:	[ ]

	[(ii)	Tranche Number:	[ ]

(If fungible with an existing Series,details of that Series, including thedate on which the Notes become fungible ).]

3.	Specified Currency or Currencies:		[ ]

4.	Aggregate Nominal Amount of Notes admitted to trading:		[ ]

5.	(i)	Issue Price:	[ ] per cent of the Aggregate Nominal Amount [plus accrued interest from [insert date] (in the case of fungible issues only)

	[(ii)	Net Proceeds:	[ ] (required only for listed issues)]

6.	Specified Denominations:

[    ]

Notes [(including Notes denominated in Sterling) in respect of which the issue proceeds are to be accepted by the Issuer in the United Kingdom or whose issue otherwise constitutes a contravention of Section 19 FSMA and] which have a maturity of less than one year must have a minimum redemption value of £100,000 (or its equivalent in other currencies).

So long as the Notes are represented by a Temporary Global Note or a Permanent Global Note, the Notes will be tradeable only in minimum principal amounts of euro 50,000 and integral multiples of euro 1,000 thereafter (or, in each case, its equivalent in the relevant currency of the Notes on the relevant date of issue).

7.	[(i)]	Issue Date:	[ ]

	[(ii)]	Interest Commencement Date	[ ]

8.	Maturity Date:		[Fixed Rate: specify date/Floating Rate Notes: Interest Payment Date falling in or nearest to the relevant month and year.

9.	Interest Basis:		[[ ]% Fixed Rate] [[specify reference rate] +/- [ ] % Floating Rate] [Zero Coupon] [Index Linked Interest] [Dual Currency] [Other (specify)] (further particulars specified below)

10.	Redemption/Payment Basis[2]:

[Redemption at par]

[Index Linked Redemption]

[Dual Currency]

[Partly Paid]

[Instalment]

[Other (specify)]

(N.B. If the Final Redemption Amount is less than 100% of the nominal value, the Notes will constitute derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation No.809/2004 will apply and the Issuer will prepare and publish a supplement to the Prospectus.)

11.	Change of Interest or Redemption/Payment Basis:		[Specify details of any provision for convertibility of Notes into another Interest or redemption/ payment basis]

12.	Put/Call Options:		[Investor Put] [Issuer Call] [(further particulars specified below)]

13.	[Date [Board] approval for issuance of Notes [and Guarantee] obtained:		[ ] [and [ ], respectively]] (N.B Only relevant where Board (or similar) authorisation is required for the particular tranche of Notes or related Guarantee)]

14.	Method of distribution:		[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Note Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i)	Fixed Rate[(s)] of Interest:	[ ] per cent. per annum [payable [annually/ semi-annually/quarterly/monthly] in arrear]

	(ii)	Fixed Interest Date(s):	[ ] in each year

	(iii)	Fixed Coupon Amount[(s)]:	[ ] per [ ] in Nominal Amount

	(iv)	Broken Amount(s):	[Insert particulars of any initial or final broken interest amounts which do not correspond with the Fixed Coupon Amount[(s)]]

	(v)	Day Count Fraction:	[30/360 / Actual/Actual (ICMA/ISDA) / other]

	(vi)	Determination Dates:

[    ] in each year (Insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon]. (N.B. This will need to be amended in the case of regular interest payment dates which are not of equal duration)

(N.B. Only relevant where Day Count Fraction is Actual/Actual (ICMA))

	(vii)	Other terms relating to the method of calculating interest for Fixed Rate Notes:	[Not Applicable/give details]

16.	Floating Rate Note Provisions		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i)	Interest Period(s)	[ ]

	(ii)	Interest Payment Dates:	[ ]

	(iii)	Business Day Convention:	[Floating Rate Convention/ Following Business Day Convention/ Modified Following Business Day Convention/ Preceding Business Day Convention/ other (give details)]

	(iv)	Additional Business Centre(s):	[ ]

	(v)	Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination/ other (give details)]

	(vi)	Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the [Agent]):	[ ]

	(vii)	Screen Rate Determination:

		• Reference Rate:	[ ]

		• Interest Determination Date(s):	[ ]

		• Relevant Screen Page:	[ ]

	(viii)	ISDA Determination:

		• Floating Rate Option:	[ ]

		• Designated Maturity:	[ ]

		• Reset Date:	[ ]

	(ix)	Margin(s):	[+/-][ ] per cent per annum

	(x)	Minimum Rate of Interest:	[ ] per cent per annum

	(xi)	Maximum Rate of Interest:	[ ] per cent per annum

	(xii)	Day Count Fraction:	[ ]

	(xiii)	Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Notes, if different from those set out in the Conditions:	[ ]

17.	Zero Coupon Note Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i)	Accrual Yield:	[ ] per cent per annum

	(ii)	Reference Price:	[ ]

	(iii)	Any other formula/basis of determining amount payable:	[ ]

18.	Index Linked Notes/other variable-linked interest Note Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i)	Index/Formula/other variable:	[give or annex details]

	(ii)	Calculation Agent responsible for calculating the interest due:	[ ]

	(iii)	Provisions for determining Coupon where calculated by reference to index and/or formula and/or other variable:	[ ]

	(iv)	Determination Date(s):	[ ]

	(v)	Provisions for determining Coupon where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:	[ ]

	(vi)	Interest Period(s):	[ ]

	(vii)	Interest Payment Dates:	[ ]

	(viii)	Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/ other (give details)]]

	(ix)	Additional Business Centre(s):	[ ]

	(x)	Minimum Rate of Interest:	[ ] per cent per annum

	(xi)	Maximum Rate of Interest:	[ ] per cent per annum

	(xii)	Day Count Fraction:	[ ]

19.	Dual Currency Note Provisions[2]		[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i)	Rate of Exchange/method of calculating Rate of Exchange:	[give or annex details]

	(ii)	Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[ ]

	(iii)	Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[ ]

	(iv)	Person at whose option Specified Currency(ies) is/are payable:	[ ]

PROVISIONS RELATING TO REDEMPTION

20.	Call Option		[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[ ]

	(ii)	Optional Redemption Amount(s) and method, if any, of calculation of such amount(s):	[ ]

	(iii)	If redeemable in part:

		(a) Minimum Redemption Amount:	[ ]

		(b) Higher Redemption Amount:	[ ]

	(iv)	Notice period[3]	[ ]

21.	Put Option	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i) Optional Redemption Date(s):	[ ]

	(ii) Optional Redemption Amount(s) and method, if any, of calculation of suchamount(s):	[ ]

	(iii) Notice period [3]	[ ]

22.	Final Redemption Amount of each Note[2]	[[ ] per Note of [ ] specified denomination / other/see Appendix]

23.	Early Redemption Amount

	Early Redemption Amount(s) of each Note payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):	[ ]

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

Bearer Notes:

[Temporary Global Note exchangeable for a Permanent Global Note on not less than 40 days after the date on which the Temporary Global Note is issued which is exchangeable for Definitive Notes [on not less than 60 days’ notice on an Exchange Event occurring as specified in the Permanent global Note/specify alternative, e.g. at Noteholder’s option.]

[Temporary Global Note exchangeable for Definitive Notes on not less than 40 days’ notice]

[Permanent Global Note exchangeable for Definitive Notes [on not less than 60 [days’ notice on an Exchange Event occurring as specified in the Permanent Global Note/specify alternative, e.g. at Noteholder’s option]

25.	Financial Centre(s) or other special provisions relating to Payment Dates:	[Not Applicable/ give details. Note that this item relates to the date and place of payment, and not interest period end dates, to which items 15 (ii), 16(iv) and 18(vi) relates]

26.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	[Yes/No. If yes, give details]

27.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	[Not Applicable/ give details]

28.	Details relating to Instalment Notes: amount of each instalment, date on which each payment is to be made:	[Not Applicable/give details]

29.	Redenomination and Exchangeability:	[Yes/No] [Specify any modifications to Condition 7(c) and (d)]

30.	Consolidation provisions:	[The provisions in Condition 16 (Further Issues) apply]

31.	Other terms or special Conditions:

[Not Applicable/give details]

(When adding any other final terms consideration should be given as to whether such terms constitute a ‘‘significant new factor’’ and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)

DISTRIBUTION

32.	(i) If syndicated, names of Managers:	[Not Applicable/give names]

	(ii) Stabilising Manager(s) (if any):	[Not Applicable/give name]

33.	If non-syndicated, name of Dealer:	[Not Applicable/give name]

34.	Paying Agent:	[Insert name and address]

35.	Additional Netherlands/Global Selling Restriction (only for Notes which are money market Notes as referred to in article 1a(d) of the Netherlands Decree to the Securities Markets Supervision Act 1995 (as amended, Besluit toezicht effectenverkeer 1995) and which have a maturity of less than one year):

[High Denomination Notes: selling restriction I(i) of the Base Prospectus under ‘‘Subscription and Sale - The Netherlands/Global’’ applies]

[euro 50,000 Units exemption: selling restriction (I)(iv) of the Base Prospectus under ‘‘Subscription and Sale - The Netherlands/Global’’ applies]

[Professional Investor only: selling restriction I(ii) of the Base Prospectus under ‘‘Subscription and Sale - The Netherlands/Global’’ applies]

[To Professional Investors in The Netherlands and to Non-Residents: selling restriction I(iii) of the Base Prospectus under ‘‘Subscription and Sale - The Netherlands/Global’’ applies]

[To less than 100 non-Professional Investors per EEA Member State: selling restriction I(v) of the Base Prospectus under ‘‘Subscription and Sale - The Netherlands/Global’’ applies]

[Notes on Euronext or recognised stock exchange: selling restriction I(vi) of the Base Prospectus under ‘‘Subscription and Sale - The Netherlands/ Global’’ applies]

[Otherwise specify]

36.	Additional selling restrictions:	[Not Applicable/give names]

OPERATIONAL INFORMATION

37.	ISIN Code:	[ ]

38.	Common Code:	[ ]

39.	Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, Société Anonyme and the relevant identification number(s):	[Not Applicable/give names(s) and number(s)]

40.	Delivery:	Delivery [against/free of payment]

41.	Commissioner (Applies to Gas Natural Capital Markets, S.A. only) :	[ ]

42.	Tradeable Amount:	[ ]

So long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing systems(s) so permit, the Notes shall be tradeable in minimum principal amounts of euro 50,000 and integral multiples of euro 1,000 thereafter (or, in each case, its equivalent in the relevant currency of the Notes on the relevant date of issue).

43.	Applicable TEFRA exemption:	[C Rules/D Rules/Not Applicable]

[LISTING AND ADMISSION TO TRADING APPLICATION]

These Final Terms comprise the final terms required to list and have admitted to trading the issue of Notes described herein pursuant to the euro 2,000,000,000 Euro Medium Term Note Programme of Gas Natural Finance B.V. and Gas Natural Capital Markets, S.A. guaranteed by Gas Natural SDG, S.A.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these Final Terms. [[•] has been extracted from [•]. Each of the Issuer and the Guarantor confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by [•], no facts have been omitted which would render the reproduced inaccurate or misleading.]

[By:
Signed on behalf of [Gas Natural Finance B.V./Gas Natural Capital Markets, S.A.]
Duly authorised

By:
Signed on behalf of the Guarantor
Duly authorised

PART B – OTHER INFORMATION

1.	LISTING

	(i)	Listing:	[London/Luxembourg/other (specify)/None]
	(ii)	Admission to trading:	[Application has been made for the Notes to be admitted to trading on [ ] with effect from [ ].] [Not Applicable.]
	(iii)	Estimate of total expenses related toadmission to trading:	[•]

2.	RATINGS

The Notes to be issued have been rated:
[S & P: [ ]]
[Moody’s: [ ]]
[[Other]: [ ]]

	Ratings:		(The above disclosure should reflect the rating allocated to Notes of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)

3. [NOTIFICATION

The [include name of competent authority in EEA home Member State] [has been requested to provide/has provided – include first alternative for an issue which is contemporaneous with the establishment or update of the Programme and the second alternative for subsequent issues] the [include names of competent authorities of host Member States] with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Prospectus Directive.]

4. [INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE [ISSUE/OFFER]

Need to include a description of any interest, including conflicting ones, that is material to the issue/ offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the following statement:

“Save as discussed in “Subscription and Sale”, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.”]

[5. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

[(i) Reasons for the offer	[ ]
(See [“Use of Proceeds”] wording in Base Prospectus – if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.)]

[(ii)] Estimated net proceeds:	[•]
(If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

[(iii)]Estimated total expenses:	[•]. [Include breakdown of expenses.] (Only necessary to include disclosure of net proceeds and total expenses at (ii) and (iii) above where disclosure is included at (i) above.) If the Notes are derivative securities to which Annex XII of the Prospectus Directive Regulation applies, (i) above is required where the reasons for the Offer are different from making profit and/or hedging certain risks regard less of the minimum denomination of the securities ]*

6. [Fixed Rate Notes only – YIELD

Indication of yield:	[•]
The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.]

7. [Index-Linked or other variable-linked Notes only – PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE AND

    OTHER INFORMATION CONCERNING THE UNDERLYING

[Need to include details of where past and future performance and volatility of the index/formula/other variable can be obtained.] [Where the underlying is an index need to include the name of the index and a description if composed by the Issuer and if the index is not composed by the Issuer need to include details of where the information about the index can be obtained. Where the underlying is not an index need to include equivalent information.] *

8. [Dual Currency Notes only – PERFORMANCE OF RATE[S] OF EXCHANGE

Need to include details of where past and future performance and volatility of the relevant rate[s] can be obtained.]*

*	Required for derivative securities to which Annex XII to the Prospectus Directive Regulation applies. See footnote 2 below.

Notes

1	Only include details of a supplemental Prospectus in which the Conditions have been amended for the purposes of all future issues under the Programme.
2	If the Final Redemption Amount is less than 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply. This pro forma has been annotated to indicate where the key additional requirements of Annex XII are dealt with.
3	If setting notice periods which are different to those provided in the terms and conditions, issuers are advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements which may apply, for example, as between the Issuer and its agent.

DESCRIPTION OF GAS NATURAL FINANCE B.V.

Incorporation and Status

Gas Natural Finance B.V. (the “GNF”) was incorporated on 3 May 1999 under the laws of The Netherlands as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) for an indefinite period. The registered office of GNF is at Strawinskylaan 3105, 7th Floor, 1077 ZX Amsterdam, The Netherlands and the telephone number is +31 20 4064444. GNF is registered with the Trade Register of the Amsterdam Chamber of Commerce under number 34115316. The whole of the issued and paid up share capital of GNF is owned by the Guarantor.

Share Capital

GNF’s authorised share capital is euro 100,000 divided into euro 200 ordinary shares of euro 500 each.

Its issued and fully paid up share capital is euro 20,000.

Business

GNF was incorporated to facilitate the raising of finance for the Guarantor.

In order to achieve its objectives, GNF is authorised to raise funds by issuing preference shares and negotiable obligations in the capital and money markets.

Managing Directors

The Board of Management of GNF has the ultimate responsibility for the administration of the affairs of GNF. The managing directors, their position in GNF and their principal activity outside GNF are as follows:

Name	Position in the Company	Principal activity outside GNF
José Alberto Valdés Figueroa	Chairman	Finance Manager of Gas Natural SDG, S.A.

Claudio Anfrúns Serra	Managing Director	Management Control Manager of Gas Natural SDG, S.A.

Joan Felip Font	Managing Director	Accounts and Consolidation Manager of Gas natural SDG, S.A.

Javier Hernández Sinde	Managing Director	Executive Chairman of Gas Natural ESP

Paul Jozef Schmitz	Managing Director	Proxyholder of EQ Management Services B.V.

Jacob C.W. van Burg	Managing Director	Managing Director and Proxyholder of EQ Management Services B.V.

Hendrik J. Wirix	Managing Director	Proxyholder of EQ Management Services B.V.

The business address of each of the managing directors of GNF is Strawinskylaan 3105, 7th floor, 1077 ZX Amsterdam.

Conflicts of Interest

There are no potential conflicts of interest between any duties owed by the directors of GNF to GNF and their respective private interests and/or duties.

DESCRIPTION OF GAS NATURAL CAPITAL MARKETS, S.A.

Incorporation and Status

Gas Natural Capital Markets, S.A. (“GNCM”) was incorporated on 23 May 2005 for an indefinite period under the Ley de Sociedades Anónimas (Spanish companies law) as a Sociedad Anónima (limited liability company) registered in the Commercial Registry of Barcelona at Tome 37640, Folio 73, Page B310338 (1st registration). The registered office of GNCM is at Avda. Portal de l’Angel 20-22, Barcelona, Spain and the telephone number is +34 93 402 5891.

Share Capital

The authorised share capital of the GNCM is A100,000 represented by 1,000 registered shares having a nominal value of A100 each, numbered 1 to 1,000. The share capital of GNCM is fully subscribed and paid up by Gas Natural SDG, S.A., (in respect of 999 shares) and La Propagadora del Gas, S.A. (in respect of 1 share).

Business

GNCM was incorporated to facilitate the raising of finance for the Guarantor.

The objectives of GNCM are to raise funds by issuing preference shares and other debt financial instruments.

As of the date of this Base Prospectus GNCM has not commenced operations or published financial statements.

The financial information set out in “Financial Information of Gas Natural Capital Markets, S.A.” has been prepared pursuant to item 11.1 of Annex IX of Commission Regulation (EC) No 809/2004. PricewaterhouseCoopers Auditores, S.L. have given their written consent to the inclusion in this Base Prospectus of their report on Gas Natural Capital Markets, S.A. in the form and context in which it is included and they have authorised that part of this Base Prospectus for the purposes of item 11.1 of Annex IX of Commission Regulation (EC) No 809/2004.

Directors

The board of directors of GNCM has the ultimate responsibility for the administration of the affairs of GNCM. The directors, their position in GNCM and their principal activity outside GNCM are as follows:

Name	Position in GNCM	Principal activity outside GNCM
Carlos-Javier Álvarez Fernández	President	CFO of Gas Natural SDG S.A.

José Alberto Valdés Figueroa	Director	Finance Manager of Gas Natural SDG S.A.

Enrique Berenguer Marsal	Director	Head of Financial management and Planning of Gas Natural SDG S.A.

The business address of each of the directors of GNCM is Avda. Portal de l’Angel 20-22 Barcelona, Spain.

Conflicts of Interest

There are no potential conflicts of interest between any duties owed by the directors of GNCM to GNCM and their respective private interests and/or duties.

DESCRIPTION OF GAS NATURAL SDG, S.A.

Incorporation and Status

Gas Natural SDG, S.A. (“Gas Natural”) was incorporated on 28 January 1843 for an indefinite period under the Ley de Sociedades Anónimas (Spanish companies law) as a Sociedad Anónima (limited liability company) registered in the Commercial Registry of Barcelona at Tome 22147, folio 147, Page B-33172. The registered office of Gas Natural is at Av. Portal de l’Angel, 22 08002 Barcelona, Spain and the telephone number is +34 93 402 58 91.

Share Capital

Gas Natural’s share capital is made up of 447,776,028 shares of euro 1 par value each, represented by book entries and forming a single class. The share capital of Gas Natural is euro 447,776,028 and is fully subscribed and paid up.

Historical background

Gas Natural is the parent company of the Gas Natural group (composed of Gas Natural SDG, S.A. and its consolidated subsidiaries) (the “Group”).

The Group is the result of a restructuring of the natural gas sector in Spain. In 1991 Catalana de Gas and Gas Madrid merged and acquired piped gas distribution assets of Repsol creating Gas Natural SDG, S.A.

The Group is an energy services multinational group focussing on the supply, distribution and commercialisation of natural gas in Spain, Latin America and Italy, with almost 10 million customers. Since December 2000, the Group has been selling electricity in the liberalised electricity market and since March 2002, it has produced electricity in Spain.

Recent Developments

In 2004, the Group commenced natural gas production after being awarded, together with Repsol YPF in Algeria, a gas prospecting project (Gassi Chergui) and an integrated liquefied natural gas project (Gassi Touil) which will enable it to have its own reserves for the first time.

In 2005 Gas Natural signed an agreement with Repsol YPF for the joint development of liquefied natural gas businesses (“LNG”) by forming an LNG transport company.

In April 2005, Gas Natural acquired Desarrollo de Energías Renovables (DERSA), which has a strong presence in the Spanish wind energy market and a substantial portfolio of wind farms under development.

In July 2005, Gas Natural commenced supplying gas in France and obtained its first customers in that country.

In addition, Gas Natural is developing its investment plan for the year 2005, focusing mainly on completing the construction of combined cycle units for the electricity business and extending the distribution grid of gas in Spain.

On 5 September 2005, Gas Natural submitted for its approval by the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores) and the relevant regulatory bodies a tender offer over 100 per cent of the share capital of Endesa, Spain’s largest electricity company, conditional upon its acceptance by shareholders of Endesa holding at least 75 per cent of its share capital and upon the removal of existing limitations in the by-laws of Endesa.

Consideration for the Endesa shares amounts to a total of €22,549 million and will be effected by a combination of new Gas Natural shares and cash in a proportion of 65.5 per cent. and 34.5 per cent., respectively. Gas Natural has entered into a credit and guarantee facility amounting to €7,806 million to fund the cash element of the consideration for the Tender Offer. As a result of the increase in the Group’s financial indebtedness Moody’ announced that they have placed the Group’s long-term indebtedness on review for possible downgrade and Standard & Poor’s have placed the Group’s long-term indebtedness on creditwatch negative which may result in a lower rating for the long-term indebtedness rating for the Group.

As at the date of this Base Prospectus, the Tender Offer has been approved by the Spanish Energy Commission (Comisión Nacional de la Energía) with certain conditions accepted by Gas Natural and is currently in the authorisation process of the Spanish Securities Market Commission and the relevant competition authorities.

Business

The Group has almost half of its customers in Argentina, Brazil, Colombia and México.

The current generation programme of the Group includes 1,600 MW of rated output in combined cycles and 610 MW of wind power.

The Group has 11 gas distribution companies in Spain, which carry on their activities in 12 autonomous communities. In the liberalised market, the Group sells natural gas and electricity via Gas Natural Comercializadora and Gas Natural Services.

The Group is a majority shareholder in Metragaz and EMPL, which operate and maintain the Moroccan section of the Maghreb-Europe gas pipeline, which links the Algerian deposits of Hassi R’Mel with the Iberian Peninsula. These companies also own several gas-related companies and other ancillary companies.

The following table sets out certain gas and electricity output information relating to the Group in relation to the years ended 31 December 2003 and 31 December 2004:

	2003	2004	Variation %
Gas sales (GWh)	352,705	381,980	8.3
Sales from gas transport and Third Party Access to the Network (TPA)	148,739	167,156	12.4
Number of customers	8,707,000	9,565,000	9.9
Distribution network (Km)	85,905	95,155	10.8
Contracted electricity output (GWh/year)	3,550	4,942	39.2
Electricity generated (GWh/year)	4,324	7,272	68.2

Major Shareholders

Gas Natural’s major shareholders are: Caja de Ahorros y Pensiones de Barcelona (“la Caixa”) with a 33% shareholding; Repsol YPF Group, with a 30,8% shareholding; Holding de Infraestructuras y Servicios Urbanos, S.A. (“Hisusa”), with a 5% shareholding; and Caixa de Catalunya, with a 3% shareholding.

Gas Natural Group businesses

Gas purchasing by the Group is based on a combination of (i) ensuring supplies of natural gas to meet expected demand through a mixture of long-term and spot contracts and (ii) diversifying sources of supply to reduce dependence on specific markets.

The Group handles more than 380 TWh of gas under flexible conditions, a combination of NG and LNG, with 15 supply contracts in Europe and 21 in America.

Gas distribution in Spain

The gas distribution business in Spain includes the remunerated gas distribution activity, rated sales and secondary transport, together with non-remunerated distribution activities in Spain (for example, meter rentals, customer connections, etc.). The Group carries out this business through eleven regional distributors: Gas Natural SDG, Gas Natural Cegas, Gas Natural Murcia, Gas Natural Andalucía, Gas Natural Castilla-La Mancha, Gas Natural Castilla y León, Gas Navarra, Gas Natural Rioja, Gas Natural Cantabria, Gas Galicia and Gas Natural La Coruña.

For the year ended 31 December 2004, regulated gas sales in Spain, which covers rated gas distribution and marketing and Third Party Network Access services (TPA) totalled 127,065 GWh, 1% higher than in 2003.

Gas sales in the residential and industrial markets fell by 9.7% and 38.3% respectively in 2004, due to the progressive transfer of customers to the liberalised market, both to the two Group marketing companies and other marketing companies, as a result of the total liberalisation of the market on 1 January 2003.

The distribution network grew by over 2,800 kilometres in 2004 to a total of 37,534 kilometres at 31 December 2004, an interannual growth of over 8%.

At 31 December 2004, the number of gas distribution customers in Spain reached 4.8 million, up 7.3% over the customer base at 31 December 2003.

Residential market

The residential market comprises sales of natural gas to households, commercial customers and small industries, primarily for heating homes and business premises, water heating, cooking and the operation of dryers, air conditioners and other appliances. Commercial customers are principally service companies and entities in the public sector, including schools and hospitals, offices, shops, public buildings, hotels and restaurants. In the residential market, natural gas competes mainly with electricity, coal, fuel oil and liquid petroleum gas (“LPG”).

Industrial market

The industrial market comprises sales to high-volume, industrial users. In the industrial market, natural gas competes with heavy and light fuel oils, propane and gas oil.

Marketing and Sales

The Group’s Marketing and Sales business includes the marketing of natural gas in the deregulated market, as well as the sale of products and services for the home and small businesses. Gas Natural Comercializadora and Gas Natural Servicios are responsible for these activities in the industrial and domestic-business markets, respectively.

Gas sales in the liberalised Spanish market rose to 192,574 GWh for the year ended 31 December 2004, an increase of 11.3% with respect to the year ended 31 December 2003. Of these sales, 27,892 GWh were for combined-cycle electricity generation, 40% of which were for Group combined-cycles.

Gas sales also includes sales in the liberalised residential market to 1,088,000 customers in 2004.

Gas Natural Servicios entered into an additional 208,000 gas maintenance contracts in 2004, with 1,140,000 contracts in effect at 31 December 2004.

Gas Natural Servicios continues to develop products and services, with the support of off-line and on-line commercialisation channels. At 31 December 2004, the Group had 114 franchised centres and one own centre in addition to the 758 associated centres.

At 31 December 2004, contracts for products and services other than gas sales, including financial services and electricity sales totalled over 1,725,000, an increase of 35.2% compared to the member of contracts in force at 31 December 2003, putting the contract per customer ratio in Spain at 1.4.

In 2004 there was an increase of 38,529 in the number of homes with gas heating, and sales of appliances rose by 57,224, including over 13,100 air-conditioning installations.

Electricity

The Group’s electricity business includes power generation, trading via electricity purchases in the wholesale market, cogeneration and the supply of electricity in the liberalized market in Spain. Gas Natural Electricidad is responsible for the generation and buying and selling of electricity; Gas Natural Comercializadora and Gas Natural Servicios are responsible for sales and marketing in the liberalised market; and La Energía deals principally with cogeneration.

Since full liberalisation of Spain’s gas and electricity markets on 1 January 2003, the Group has promoted gas and electricity supply to the residential market.

In 2004, gas sales in the liberalised market reached 4,457 GWh, an increase of 47.4%, including sales in the liberalised residential market to over 200,000 electricity customers.

At 31 December 2004, Gas Natural Comercializadora had a share of approximately 6% of the liberalised electricity market.

The power generated and largely sold to the wholesale market in 2004 totalled 5,802 GWh, an increase of 43.5% with respect to the previous year.

Electricity generation combined cycles rose to 5,672 GWh. This power, measured in busbars represented a coverage ratio of the electricity sold by the Group of 119%. The percentage of equivalent hours operating at full load exceeded 83% in 2004.

Gas Natural has 1,600 MW of operational combined cycle power production capacity, another 2,000 MW under construction (1,200 MW at Cartagena and 800 MW at Plana del Vent), and 1,200 MW pending the granting of the relevant permits (including the Malaga and Barcelona projects).

In April 2005, Gas Natural paid €272 million for 100% of the shares of Desarrollo de Energías Renovables (DERSA). DERSA has facilities in seven of Spain’s autonomous regions, which total 470 MW (228 MW attributable) of wind plants in operation and 1,228 MW (1,051 MW attributable) in projects under development.

Gas Natural had over 600 MW of wind capacity in operation and over 1,200 MW under development and a presence in nine autonomous regions: Cataluña, Aragón, Navarra, La Rioja, Cantabria, Galicia, Andalucía, Castilla y León and Castilla-La Mancha.

The move to wind power complements Gas Natural’s decision in 1999 to commence power generation by developing combined cycle plants. In addition, Gas Natural is developing other generation projects based on cogeneration technology through the group company, La Energía, S.A.

On 21 January 2005, the Cabinet approved the final individual assignment of greenhouse gas emission rights for 2005-2007; Gas Natural was assigned 14.12 Mtonne of CO2.

Gas trading and transportation

This business includes gas supplies for wholesale outside Spain, ocean transport management and operation of the Maghreb-Europe gas pipeline (which began operations on 1 November 1996).

The Group carries out these activities through Gas Natural Aprovisionamientos and Sagane. Sagane [mainly participates in] Metragaz, and is responsible for operating the Moroccan branch of the Magreb-Europe gas pipeline.

International natural gas supplies rose to 36,033 GWh in 2004, an increase of 20.4% over 2003. 89.1% of gas sales were made to the Latin American market, based on medium-term contracts and the rest were spot operations in the international markets.

In 2004, the total volume of gas transport activity in Morocco, via EMPL and Metragaz was 115,637 GWh, a growth of 13.6% with respect to 2003. Of this figure, 87,386 GWh was transported for the Group via Sagane, and 28,251 GWh for the Portuguese company, Transgas.

The enlargement of the capacity of the Maghreb-Europe gas pipeline to 136,000 GWh was completed and has been in operation since January 2005, enabling the transport of gas under the new supply contract with Algeria.

The Maghreb-Europe pipeline links the Hassi R’Mel gas fields in Algeria with the transmission network of Enagás and is an important component in Gas Natural’s strategy of supply source diversification. The pipeline has a total length of 1,390 Km, consisting of 530 Km in Algeria, 540 Km in Morocco, 45 Km of underwater pipelines beneath the Straits of Gibraltar and 275 Km in Spain from the coast at Tarifa to Cordoba.

International

The Group is currently present in five countries in Latin America: Argentina, through the distributor Gas Natural BAN; Colombia, through Gas Natural ESP; Brazil, through CEG, CEG Rio and Gas Natural SPS; Mexico, where it operates with Gas Natural México; and Puerto Rico (US), where it manages Ecoeléctrica.

Gas business sales in Latin America, which covers gas sales and third party access to the network (TPA) totalled 155,346 GWh in 2004, an increase of 10.2% with respect to 2003. In 2004, there was an increase of 10.8% in gas sales, mainly due to the strong increase in salesof power generation in Brazil, despite residential sales being affected by the higher winter temperatures in Argentina. During 2004, the consolidation of the natural gas market for the automotive sector continued, recording an average growth of almost 16%.

During 2004, the distribution network increased by 2,916 kilometres and as of 31 December 2004 reached 54,120 kilometres, an interannual growth of almost 6%.

Gas distribution customers, totalled 4,505,000 at 31 December 2004. The Group gained 280,000 new customers in 2004.

Argentina

This division mainly involves gas distribution in Argentina through Gas Natural BAN.

The Group supplies natural gas and TPA services to the area of Buenos Aires Norte.

Gas Natural BAN is currently 50.4% owned by Gas Natural.

Brazil

Gas Natural is present in Brazil through: Compañía Distribuidora de Gas do Rio de Janeiro (“CEG”), 54.2% owned by Gas Natural, and CEG Rio, S.A.(“CEG Rio”), 59.6% owned by Gas Natural, (which are distributors in Rio de Janeiro and its metropolitan area); and Gas Natural SPS created in April 2000, which became a wholly-owned subsidiary of the Group, after obtaining the concession for the distribution of gas in the southern area of Sao Paulo.

On 16 July 2004, Gas Natural acquired Enron’s stakes in CEG and CEG Rio, thus increasing its stake in those companies to 54.2% and 72.0%, respectively. These companies were fully consolidated as of 1 July 2004.

In July 2005, Petrobras exercised a call option in respect of 12.4% of the shares of CEG Rio.

Colombia

Gas Natural E.S.P., (the gas distributor in Santa Fe de Bogotá, the Department of Santander and in the Altiplano Cundiboyacense), is currently 59% owned by Gas Natural.

México

The Group owns 87% of all distributors of natural gas for Mexico Distrito Federal and the areas of Nuevo Laredo, Saltillo, Toluca, Monterrey Estado de Guanajato, Bajío Norte that include the states of Aguascalientes, San Luis Potosí and Zatapecas.

Puerto Rico

On 30 October 2003, Gas Natural completed the acquisition of Enron’s assets in Ecoeléctrica, which comprised a 540MW combined cycle plant and a 115,000m3 regasification plant, both of which came into service in 2000. The acquisition includes an exclusive regasification contract.

Europe

This section refers to gas supply and distribution in Italy and France.

Italy

The Group distributes and markets natural gas in Italy.

In 2004, the Group acquired Brancato (1Q), Smedigas and Nettis (3Q). Prior to these acquisitions the Group supplied gas in Italy through Gas Natural Vendita.

The Group markets and distributes gas in Italy through Gas Natural Vendita and Gas Natural Distribuzione, respectively. In 2004 this business in Italy euros 31.4 million to the Group’s ebitda, 2.3% of the total, and included non-recurrent and high margin operations carried out during the first quarter of the year.

Gas sales in the liberalised and regulated Italian markets in 2004 totalled 9,827 GWh while distribution services (TPA) totalled 40 GWh.

During 2004, the Group acquired Grupo Brancato during the first quarter and Grupo Smedigas and Grupo Nettis during the third quarter. These acquisitions enabled the Group to broaden its customer base in Italy, which reached 252,000, at 31 December 2004. The gas distribution network exceeded 3,500 kilometres at 31 December 2004.

In 2004, the Group applied for administrative authorisation to build two regasification plants in Italy. The aim of these projects is to secure a means of introducing natural gas in Italy. The projects submitted by the Group would be located in Trieste, in the north and in Taranto, in the south of the Italian peninsula. Both projects are of similar characteristics and would consist of two 150,000m3 tanks, with an annual regasification capacity of 8 bcm.

France

In 2005 the Group has commenced activities in France via Gas Natural Commercialisation, a company which operates in the liberalised natural gas market, to take advantage of the liberalisation of this country’s energy market which commenced in January 2005.

Legislation in Spain

The New Gas Act 34/1998 as amended by the Royal Decree-Law 6/2000 (the “Act”) liberalised the natural gas market in accordance with applicable European directives. The new regulation establishes freedom of gas sales between marketers and eligible consumers and a transitional regime of maximum prices for non-eligible consumers. Since 1 January 2003 all customers that are considered eligible, have the right to move to the non regulated market.

The Act requires Gas Natural to grant third party access (“TPA”) to the pipeline necessary to supply eligible consumers. Access is granted in exchange for payments of fees to Gas Natural which are intended to provide an adequate rate of return on the investments incurred. TPA is regulated under the Royal Decree 949/2001 and the Order of 15 February 2002, which states certain grounds for denying access, such as endangering the service provided by the network, causing Enagás not to fulfil its “take-or-pay” obligations, or the absence of reciprocity in the third party’s country of origin.

The Act appoints Enagás as “Technical Manager of the gas system” and no Enagás shareholder may hold more than 5 per cent of the voting shares of Enagás by 31 December 2006 (amended by the Law 62/2003 of 30 December).

The Act states that the gas supplied currently by Algeria through the Maghreb-Europe pipeline will be assigned preferentially to Enagás for supply to the regulated market.

Since 1 January 2003 a company (or more than one company from the same group) may only supply up to 70 per cent of gas consumption in Spain, excluding gas consumed by that same group.

Regulated remuneration

On 31 January 2005, in line with the framework approved in February 2002 Ministerial Order ITC 102/2005 (“the Order”) was published, updating the remuneration for 2005 for regulated gas activities in Spain.

The Order assigns euro 996.0 million to the Group as remuneration for distribution in 2005, i.e. a 7.4% increase on 2004. This increase is due to projected growth in the Group’s activity in 2005, the regulator’s projection of the average inflation (IPH), and the fact that the efficiency factors remained unchanged.

The Order also regulated a specific remuneration system in distribution for installations providing access to new population centres so as to ensure that gas supplies to these areas are economically viable. This remuneration is limited to one year and is dependent on proof that the related installations have been brought into service. The amount of remuneration under this heading in 2005 has yet to be published.

The estimated amount of remuneration for regulated-rate supply in 2005 will be approximately 20% lower than in 2004 because (i) the number of residential customers expected to migrate to the liberalised market exceeds the projected number of new regulated-rate customers; and (ii) the regulation also recognises a smaller amount of losses in the network at pressures under 4 bar, (which was cut from 2% to 1%).

With regard to secondary transportation, the historical remuneration has been updated in line with 85% of the IPH, to €16.6 million.

The revenue for distribution in subsequent years will be obtained by updating the previous year’s figures for inflation subject to a 0.85 efficiency factor, and the growth in business (increase in customers and sales), affected by a 0.71 efficiency factor.

Research and Development

Gas Natural engages in research and development both independently and in collaboration with other Spanish and international companies and bodies.

Gas Natural’s research and development focuses mainly on safety in the transportation of natural gas and on ways of reducing its impact on the environment, the development of new technologies in the distribution of gas and the development of new applications for natural gas.

Environmental matters

Relative to other fuels, natural gas has a low environmental impact. It does not generate ash or solid waste or other by-products in its phases of production. Unlike fossil fuels such as coal or petroleum derivatives, no sulphur oxides or solid particles are produced. Natural gas is free from any volatile organic compounds which pollute the atmosphere. The combustion of natural gas causes relatively small emissions of natural nitrogen oxides as compared to other fuels. Carbon dioxide emissions through natural gas combustion are 40.0% to 50.0% lower than for coal and 25.0% to 30.0% lower than for fuel oil.

Since 2001, the Group has been involved in the Promotional Plan (whereby buses in several Spanish cities run on compressed natural gas).

Insurance

The Group maintains insurance, which provides cover against a number of risks including property damage, fire, flood, third party liability and business interruption.

Employees

As at 31 December 2004 the Group had 6,697 employees.

Management – Board of Directors

Name	Position in the Company	Principal activity outside Gas Natural
Salvador Gabarró Serra	Chairman	First Deputy Chairman of “la Caixa”

Antonio Brufau Niubo	Vice-Chairman	Chairman CEO of REPSOL-YPF

Rafael Villaseca Marco	Chief Executive Officer	Director of Panrico

Santiago Cobo Cobo	Director	Managing Director of Hotels Los Jándalos Group ABAQUE HOTELERA, S.A.

José Luis Jové Vintró	Director	Chairman of ADESLAS

Carlos Kinder Espinosa	Director	CEO of GTD Ingenería de Sistemas y de Software

Carlos Losada Marrodan	Director	Managing Director of ESADE

Guzmán Solana Gómez	Director	Strategic Adviser of Gas Natural

José Arcas Romeu	Director	Chairman of the Board and General Manager of NESTLE ESPAÑA

Enrique Alcantara-García Irazoqui	Director	None

Josep María Loza Xuriach	Director	General Manager of Caixa de Catalunya

Nemesio Fernández-Cuesta Luca de Tena	Director	Executive Director of Upstream of REPSOL-YPF

Emiliano López Achurra	Director	Chairman of EURODECI ESPAÑA

Fernando Ramírez Mazarredo	Director	Group Managing Director Corporate Division Finance and Corporae Services of REPSOL-YPF

Name	Position in the Company	Principal activity outside Gas Natural

Miguel Valls Maseda	Director	Chairman of the Chamber of Commerce of Barcelona

Jaime Vega de Seoane Azpilicueta	Director	President of JVS Asociados

José Vilarasau Salat	Director	Chairman of “la Caixa” Foundation

The business address of the Members of the Board of Directors is: Avda. Portal de l’ Angel, 22, 08002 Barcelona, Spain.

Conflicts of Interest

There are no potential conflicts of interest between any duties owed by the directors of Gas Natural to Gas Natural and their respective private interests and/or duties.

TAXATION AND DISCLOSURE OF NOTEHOLDER INFORMATION IN CONNECTION WITH INTEREST PAYMENTS

The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of Notes should consult their own tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of The Netherlands and Spain of acquiring, holding and disposing of Notes and receiving any payments under the Notes. This summary is based upon the law as in effect on the date of this Base Prospectus and is subject to any change in law that may take effect after such date.

Taxation in The Netherlands – Issues by Gas Natural Finance B.V.

Gas Natural Finance B.V. has been advised that under the existing laws of The Netherlands:

(a)	Withholding Tax

All payments by Gas Natural Finance B.V. of interest and principal under the Notes, Coupons, Talons or Receipts can be made free of withholding or deduction for, or on account of, any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein, provided that, if the Notes have no fixed maturity date or a maturity date (including any extensions thereof) exceeding ten years,

(i)	such payments are not dependent, or deemed to be dependent, in whole or in part, on the profits of or on the distribution of profits by Gas Natural Finance B.V. or an affiliated company (verbonden lichaam); or

(ii)	whether such payments become due is not dependent, or deemed to be dependent, in whole or in part, on the profits of or on the distribution of profits by Gas Natural Finance B.V. or an affiliated company, unless the Notes have a fixed maturity date (including any extensions thereof ) not exceeding 50 years or are not subordinated.

(b)	Taxes on Income and Capital Gains

A holder of a Note, Coupon, Talon or Receipt who derives income from a Note, Coupon, Talon or Receipt or who realises a gain on the disposal or redemption of a Note, Coupon, Talon or Receipt will not be subject to Dutch taxation on such income or capital gains unless:

(i)	the holder is, or is deemed to be resident in The Netherlands, or, where the holder is an individual, such holder has elected to be treated as a resident of The Netherlands;

(ii)	such income or gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(iii)	the holder is not an individual and the holder has, directly or indirectly, a substantial interest (aanmerkelijk belang) or a deemed substantial interest in Gas Natural Finance B.V. and such interest does not form part of the assets of an enterprise; or

(iv)	the holder is an individual and the holder has, directly or indirectly, a substantial interest (aanmerkelijk belang) in Gas Natural Finance B.V. or such income or gain otherwise qualifies as income from miscellaneous activities (belastbaar resultaat uit overage werkzaamheden) in The Netherlands as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

(c)	Gift, Estate or Inheritance Taxes

Dutch gift, estate or inheritance taxes will not be levied on the occasion of the transfer of a Note, Coupon, Talon or Receipt by way of gift by, or on the death of, a holder, unless:

(i)	the holder is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(ii)	the transfer is construed as an inheritance or as a gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(iii)	such Note, Coupon, Talon or Receipt is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment or a permanent representative in The Netherlands.

(d)	Value Added Tax

There is no Dutch value added tax payable in respect of payments in consideration for the issue of the Notes, Coupons, Talons or Receipts or in respect of the payment of interest or principal under the Notes, Coupons, Talons or Receipts, or the transfer of the Notes, Coupons, Talons or Receipts.

(e)	Other Taxes and Duties

There is no Dutch registration tax, stamp duty or any other similar tax or duty payable in The Netherlands by a holder of a Note, Coupon, Talon or Receipt in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of The Netherlands) of the Notes, Coupons, Talons or Receipts or the performance of the obligations of Gas Natural Finance B.V. under the Notes, Coupons, Talons or Receipts.

(f)	Residence

A holder of a Note, Coupon, Talon or Receipt will not be treated as a resident of The Netherlands by reason only of the holding of a Note, Coupon, Talon or Receipt or the execution, performance, delivery and/or enforcement of the Notes, Coupons, Talons or Receipts.

(g)	Guarantor’s reporting obligations

The Guarantor is subject to certain reporting requirements in relation to issues of listed Notes by Gas Natural Finance B.V. See “Taxation in Spain – Disclosure of Noteholder Information in Connection with Interest Payments” below.

Taxation in Spain – Issues by Gas Natural Capital Markets, S.A.

This information has been prepared in accordance with the following Spanish tax legislation in force at the date of this Base Prospectus:

(a)	of general application, Additional Provision two of Law 13/1985, of 25 May on investment ratios, own funds and information obligations of financial intermediaries, as amended by Law 19/2003, of 4 July on legal rules governing foreign financial transactions and capital movements and various money laundering prevention measures, as well as Royal Decree 1778/2004, of 30 July establishing information obligations in relation to preferential holdings and other debt instruments and certain income obtained by individuals resident in the European Union and other tax rules;

(b)	for individuals with tax residency in Spain which are Individual Income Tax (IRPF) taxpayers, Royal Legislative Decree 3/2004, of 5 March promulgating the Consolidated Text of the Individual Income Tax Law, and Royal Decree 1775/2004, of 30 July promulgating the Individual Income Tax Regulations, along with Law 19/1991, of 6 June on Wealth Tax and Law 29/1987, of 18 December on Inheritance and Gift Tax;

(c)	for legal entities resident for tax purposes in Spain which are Corporation Tax taxpayers, Royal Legislative Decree 4/2004, of 5 March promulgating the Consolidated Text of the Corporation Tax Law, Royal Decree 1777/2004, of 30 July promulgating the Corporation Tax Regulations, and Ministry Order of 22 December 1999; and

(d)	for individuals and entities who are not resident for tax purposes in Spain which are non-resident income tax taxpayers, Royal Legislative Decree 5/2004, of 5 March promulgating the Consolidated Text of the Non-Resident Income Tax Law, and Royal Decree 1776/2004, of 30 July promulgating the Non-Resident Income Tax Regulations, along with Law 19/1991, of 6 June on Wealth Tax and Law 29/1987, of 18 December on Inheritance and Gift Tax.

Whatever the nature and residence of the Noteholder, the acquisition and transfer of the Notes will be exempt from indirect taxes in Spain, i.e. exempt from Capital Transfer Tax and Stamp Duty, in accordance with the Consolidated Text of such tax promulgated by Royal Legislative Decree 1/1993, of 24 September and exempt from Value Added Tax, in accordance with Law 37/ 1992, of 28 December regulating such tax.

1. Individuals with Tax Residency in Spain

1.1	Individual income tax (Impuesto sobre la Renta de las Personas Físicas)

Both interest periodically received and income deriving from the transfer, redemption or repayment of the Notes constitute a return on investment obtained from the transfer of own capital to third parties in accordance with the provisions of Section 23.2 of the Individual Income Tax Law, and must be included in the general portion of the investor’s taxable income.

Both types of income are subject to a withholding on account at the rate of 15 per cent.

If the period during which such income is generated exceeds two years a reduction of 40 per cent. will be applied, for the effect of both withholdings and inclusion in taxable income.

1.2	Wealth tax (Impuesto sobre el Patrimonio)

Individuals with tax residency in Spain under an obligation to pay Wealth Tax must take into account the amount of the Notes which they hold as at 31 December in each year, when calculating their wealth tax liabilities.

1.3	Inheritance and Gift tax (Impuesto sobre Sucesiones y Donaciones)

Individuals with tax residency in Spain who acquire ownership or other rights over any Notes by inheritance, gift or legacy will be subject to inheritance and gift tax in accordance with the applicable regional or State rules.

2. Legal Entities with Tax Residency in Spain

2.1	Corporation tax (Impuesto sobre Sociedades)

Both interest periodically received and income deriving from the transfer, redemption or repayment of the Notes constitute a return on investments for tax purposes obtained from the transfer to third parties of own capital and must be included in the profit and taxable income of legal entities with tax residency in Spain for corporation tax purposes in accordance with the rules for this tax.

In accordance with Section 59.s) of the Corporation Tax Regulations there is no obligation to make a withholding on income obtained by Spanish Corporation Tax taxpayers (which for the sake of clarity, include Spanish tax resident investment funds and Spanish tax resident pension funds) from financial assets traded on organised markets in OECD countries. The Directorate General for Taxation (Dirección General de Tributos – “DGT”), on 27 July 2004, issued a reply to a consultation indicating that in the case of issues made by entities resident in Spain, such as Gas Natural Capital Markets, S.A., in order to comply with such exemption the Notes shall have been placed outside Spain in another OECD country. So long as the Notes are placed outside Spain, Gas Natural Capital Markets, S.A. will not make any withholding on interest payments to Spanish Corporation Tax taxpayers that submit the relevant details in accordance with “Disclosure of Noteholder Information in connection with Interest Payments” below. However, if the Spanish tax authorities determine that the Notes have been placed in Spain, Gas Natural Capital Markets, S.A. will be bound by such determination and with immediate effect shall make the relevant withholding on payments under the Notes and, in accordance with Condition 10 (Taxation) no additional amounts will be payable.

In order to implement the exemption from withholding, the procedures set out in the Order of 22 December 1999 will be followed. No reduction will be applied. (See “Disclosure of Noteholder Information in Connection with Interest Payments” below).

2.2	Wealth tax (Impuesto sobre el Patrimonio)

Legal entities are not subject to wealth tax.

2.3	Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Legal entities with tax residency in Spain which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to Inheritance and Gift Tax and must include the market value of the Notes in their taxable income for Spanish Corporation Tax purposes.

3. Individuals and Legal Entities with no Tax Residency in Spain

3.1	Non-resident income tax (Impuesto sobre la Renta de no Residentes)

(a)	With permanent establishment in Spain

Ownership of the Notes by investors who are not resident for tax purposes in Spain will not in itself create the existence of a permanent establishment in Spain.

If the Notes form part of the assets of a permanent establishment in Spain of a person or legal entity who is not resident in Spain for tax purposes, the legal rules applicable to income deriving from such Notes are the same as those previously set out for Spanish Corporation Tax taxpayers.

(b)	With no permanent establishment in Spain

Both interest payments periodically received and income deriving from the transfer, redemption or repayment of the Notes, obtained by individuals or entities who have no tax residency in Spain, being Non-Resident Income Tax taxpayers with no permanent establishment in Spain, are exempt from such Non-Resident Income Tax on the same terms laid down for income from Public Debt. This exemption is not applicable if such income is obtained through countries or territories classified as tax havens (being those included in Royal Decree 1080/1991, of 5 July), in which case such income will be subject to Non-Resident Income Tax in Spain at the rate of 15 per cent. which Gas Natural Capital Markets, S.A. will withhold.

For the purposes of applying the aforementioned exemption from Non-Resident Income Tax, it is necessary to comply with certain information obligations relating to the identity of the Noteholders, in the manner detailed under “Disclosure of Noteholder Information in Connection with Interest Payments” as laid down in section 12 of Royal Decree 2281/1998, as amended by Royal Decree 1778/2004. If these information obligations are not complied with in the manner indicated Gas Natural Capital Markets, S.A. will apply a withholding of 15 per cent. and Gas Natural Capital Markets, S.A. will not, as a result, be under any obligations to pay additional amounts.

3.2	Wealth tax (Impuesto sobre el Patrimonio)

To the extent that income deriving from the Notes is exempt from Non-Resident Income Tax, individuals who do not have tax residency in Spain who hold such Notes will be exempt from Wealth Tax.

Furthermore, individuals resident in a country with which Spain has entered into a double tax treaty in relation to Wealth Tax will generally not be subject to Wealth Tax.

If the provisions of the foregoing two paragraphs do not apply, individuals who are not tax residents in Spain will be subject to Wealth Tax to the extent that rights deriving from the Notes can be exercised in Spanish territory.

Non-resident legal entities are not subject to Wealth Tax.

3.3	Inheritance and Gift tax (Impuesto sobre Sucesiones y Donaciones)

Individuals who do not have tax residency in Spain who acquire ownership or other rights over the Notes by inheritance, gift or legacy, and who reside in a country with which Spain has entered into a double tax treaty in relation to Inheritance and Gift Tax will be subject to the relevant double tax treaty.

If the provisions of the foregoing paragraph do not apply, such individuals will be subject to Inheritance and Gift Tax in accordance with the applicable regional and state legislation.

Non-resident entities which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to nheritance and Gift Tax. They will be subject to Non-Resident Income Tax. If the entity is resident in a country with which Spain has entered into a double tax treaty, the provisions of the treaty will apply. In general, treaties provide for the taxation of this type of income in the country of residence of the beneficiary.

4. Tax Havens

Pursuant to Royal Decree 1080/1991, of 5 July the following are each considered to be a tax haven:

Principality of Andorra,	Channel Islands (Jersey and	Hashemite Kingdom of Jordan,
Netherlands Antilles,	Guernsey),	Republic of Lebanon,
Aruba,	Jamaica,	Republic of Liberia,
Kingdom of Bahrain,	Republic of Malta,	Principality of Liechtenstein,
Sultanate of Brunei,	Falkland Islands,	Grand Duchy of Luxembourg
Republic of Cyprus,	Isle of Man,	Area (as regards the income
United Arab Emirates,	Marianas Islands,	received by the Companies
Gibraltar,	Mauritius,	referred to in paragraph 1 of
Hong-Kong,	Montserrat,	Protocol annexed Avoidance of
The Island of Anguila,	Republic of Nauru,	Double Taxation Treaty, dated
Islands of Antigua and Barbuda,	Solomon Islands,	3 June 1986),
The Bahamas,	Saint Vincent & the Grenadines,	Macao,
The Island of Barbados,	Saint Lucia,	Principality of Monaco,
The Bermuda Islands,	Republic of Trinidad and	Sultanate of Oman,
Cayman Islands,	Tobago,	Republic of Panama,
The Cook Islands,	Turks and Caicos Islands,	Republic of San Marino,
The Republic of Dominica,	Republic of Vanuatu,	Republic of Seychelles, and
Grenada,	British Virgin Islands,	Republic of Singapore.
Fiji Islands,	Virgin Islands (of the United States),

If the aforementioned countries and territories enter with Spain into an agreement for the exchange of information on tax matters or into a double taxation treaty which contains an exchange of information clause, they will no longer be regarded as a tax haven for Spanish tax purposes as from the entry into force of such agreements/treaties.

Taxation in Spain – Payments under the Guarantee

On the basis that payments of principal and interest made by the Guarantor under the Deed of Guarantee should be characterised as an indemnity under Spanish law, such payments may be made free of withholding or deduction on account of any Spanish tax.

However, although there is no precedent or regulation on the matter, if the Spanish tax authorities take the view that the Guarantor has effectively assumed the obligations of the relevant Issuer under the Notes (whether contractually or by any other means) the following tax consequences may derive:

(a)	in the case of unlisted Notes issued by Gas Natural Finance B.V., the Spanish Tax Authorities may attempt to impose withholding tax in Spain on any payments made by the Guarantor in respect of interest on the Notes, unless the recipient is resident for tax purposes in a Member State of the European Union other than Spain and not acting through a territory considered as a tax haven pursuant to Spanish Law (currently as set out in Royal Decree 1080/1991, of 5 July) nor through a permanent establishment in Spain or in a country outside the European Union, provided that such recipients provide to the Guarantor a tax residence certificate duly issued by the tax authorities of the relevant country, each certificate being valid for a period of one year from the date of issue under Spanish law and therefore new certificates needing to be issued periodically; and

(b)	in the case of listed Notes issued by Gas Natural Finance B.V. and Notes issued by Gas Natural Capital Markets, S.A., the Spanish Tax Authorities may determine that payments made by the Guarantor, relating to interest on the Notes, will be subject to the same tax rules set out above for payments made by Gas Natural Capital Markets, S.A.

Taxation in Spain – Disclosure of Noteholder Information in Connection with Interest Payments

The clearing systems are currently in discussions to harmonise the procedure for the provision of information as required by Spanish laws and regulations. The following is a summary only and is subject to the outcome of the clearing systems’ discussions as well as to further clarification from the Spanish tax authorities regarding such laws and regulations. Noteholders must seek their own advice to ensure that they comply with all procedures to ensure correct tax treatment of their Notes. None of the Issuers, the Guarantor, the Arranger, the Dealers, the

Paying Agents or the clearing systems assume any responsibility therefor. Unlisted Notes issued by Gas Natural Finance B.V. will not be subject to the reporting requirements established pursuant to the above legislation.

1. Legal Entities with tax residency in Spain subject to Spanish Corporation tax and permanent establishments in Spain of non-residents entities.

In the case of Notes issued by Gas Natural Capital Markets, S.A. and, in accordance with procedures established in the Agency Agreement, the Agent must receive a list of those Noteholders that are Spanish Corporation Tax taxpayers specifying the name, address, Tax Identification Number, ISIN code of the Notes, number of Notes held at each interest payment date, gross income and amount withheld, substantially in the form set out below. (See Annex III A below).

2. Individuals with tax residency in Spain

In the case of listed Notes issued by Gas Natural Capital Markets, S.A. and, in accordance with procedures established in the Agency Agreement, the Agent must receive a list of those Noteholders that are Spanish resident individuals specifying the name, address, Tax Identification Number, ISIN code of the Notes, number of Notes held at each interest payment date, gross income and amount withheld, substantially in the form set out below (See Annex III B below).

3. Individuals and Legal Entities with no tax residency in Spain

The information obligations to be complied with in order to apply the exemption in connection with interest payments payable with Notes issued by Gas Natural Capital Markets, S.A. are those laid down in Section 12 of Royal Decree 2281/1998 (“Section 12”), as amended by Royal Decree 1778/2004, being the following:

In accordance with sub-section 1 of such Section 12, a return must be made to the Spanish tax authorities specifying the following information with respect to the Notes:

(a)	the identity and country of residence of the recipient of the income. When the income is received on behalf of a third party, the identity and country of residence of that third party;

(b)	the amount of income received; and

(c)	details of the Notes.

In accordance with sub-section 1 of such Section 12, for the purpose of preparing the return referred to in sub-section 3 of Section 12, the following documentation must be obtained on each payment of income evidencing the identity and residency of each Noteholder:

(a)	if the non-resident Noteholder acts on its own account and is a central bank, other public institution or international organisation, a bank or credit institution or a financial entity, including collective investment institutions, pension funds and insurance entities, resident in an OECD country or in a country with which Spain has entered into a double tax treaty subject to a specific administrative registration or supervision scheme, the entity in question must certify its name and tax residency in the manner laid down in Annex I of the Order of 16 September 1991, promulgated pursuant to Royal Decree 1285/1991 (See Annex I below), of 2 August establishing the procedure for the payment of interest on Book Entry State Debt (as defined therein) to non-residents who invest in Spain without the intervention of a permanent establishment;

(b)	in the case of transactions in which any of the entities indicated in the foregoing paragraph (a) acts as intermediary, the entity in question must, in accordance with the information contained in its own records, certify the name and tax residency of each Noteholder in the manner laid down in Annex II of the Order of 16 September 1991 (See Annex II below);

(c)

in the case of transactions which are channelled through a securities clearing and deposit entity recognised for these purposes by Spanish law or by that of another OECD member country, the entity in question must, in accordance with the information contained in its own records, certify the name and tax residency of each Noteholder in the manner laid down in Annex II of the Order of 16 September 1991 (See Annex II below);

(d)	in other cases, residency must be evidenced by submission of the residency certificate issued by the tax authorities of the State of residency of the holder. These certificates will be valid for one year as from the date of issue.

In the case of Notes issued by Gas Natural Capital Markets, S.A. and in accordance with subsection 4 of Section 12, for the purpose of implementing the exemption provided for, the following procedure must be followed: on each interest payment date Gas Natural Capital Markets, S.A. must transfer the net amount to the entities referred to in paragraph a), b) and c) resulting from applying the general withholding rate (currently 15 per cent.) to the gross interest. If the certificates referred to are received prior to expiry of the payment period, Gas Natural Capital Markets, S.A. will pay the amounts withheld to the extent that the certificates provide the required information.

In order for a beneficial owner to benefit from an exemption from withholding, the above documentation should be received by the Agent in accordance with the procedures established in the Agency Agreement, which may be inspected during normal business hours at the specified office of the Agent.

If the Agent does not receive complete documentation in respect of an eligible Noteholder by the specified deadline, such Noteholder may obtain a quick refund of the full amount of withholding tax so withheld by ensuring that the documentation described above is received by the Agent no later than 10.00 a.m. (CET) on the tenth calendar day of the month following the relevant interest payment date (or if such date is not a Business Day, the Business Day immediately preceding such date) (the “Quick Refund Deadline”).

Holders entitled to a refund but in respect of whom relevant documentation is not received by the Agent on or before a Quick Refund Deadline may seek a full refund of withholding tax directly with the Spanish tax authorities.

Annexes I, II, IIIA and IIIB are set out below.

EU Savings Tax Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, each Member State is required, from 1 July 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also with effect from 1 July 2005, a number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Annex I

The translation into English of this certificate is for information only and, in the case of discrepancy with the Spanish language version, such Spanish version will prevail

Modelo de certificación en inversiones por cuenta propia

Form of Certificate for Own Account Investments

(Nombre)
(Name)

(Domicilio)
(Address)

(NIF)
(Fiscal ID number)

(en calidad de)
, en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 12.3.a) del Real Decreto 2281/1998, modificado por el Real Decreto 1778/ 2004,

(function)

in the name and on behalf of the Entity indicated below, for the purposes of article 12.3.a) of Royal Decree 2281/1998, as amended by Royal Decree 1778/2004,

CERTIFICO:

I certify:

1.	Que el nombre o razón social de la Entidad que represento es:

that the name of the Entity I represent is

2.	Que su residencia fiscal es la siguiente:

that its residence for tax purposes is

3.	Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of

(país estado, ciudad), con el número

(country, state, city), under number

4.	Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)

that the institution I represent is supervised by (Supervisory body)

en virtud de (normativa que lo regula)

under (governing rules)

Todo ello en relación con:

All the above in relation to:

Identificación de los valores poseídos por cuenta propia

Identification of securities held for own account

Importe de los rendimientos

Amount of income

Lo que certifico en a de de 20

I certify the above in on the of of 20

Annex II

The translation into English of this certificate is for information only and, in the case of discrepancy with the Spanish language version, such Spanish version will prevail

Modelo de certificación en inversiones por cuenta ajena

Form of certificate for third party investments

(Nombre)
(Name)

(Domicilio)
(Address)

(NIF)
(Fiscal ID number)

(en calidad de)
, en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 12.3.b) y c) del Real Decreto 2281/1998, modificado por el Real Decreto 1778/2004,

(function)

in the name and on behalf of the Entity indicated below, for the purposes of article 12.3.b) and c) of Royal Decree 2281/ 1998, as amended by Royal Decree 1778/2004,

CERTIFICO:

I certify:

1.	Que el nombre o razón social de la Entidad que represento es:

that the name of the Entity I represent is

2.	Que su residencia fiscal es la siguiente:

that its residence for tax purposes is

3.	Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of

(país estado, ciudad), con el número

(country, state, city), under number

4.	Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)

that the institution I represent is supervised by (Supervisory body)

en virtud de (normativa que lo regula)

under (governing rules)

5.

Que, de acuerdo con los Registros de la Entidad que represento, la relació n de titulares adjunta a la presente certificación, comprensiva del nombre de cada uno de los titulares no residentes, su país de residencia y el importe de los correspondientes rendimientos, es exacta, y no incluye personas o Entidades residentes en España o en los países o territorios que tienen en España la consideración de paraíso fiscal de acuerdo con las normas reglamentarias en vigor.

That, according to the records of the Entity I represent, the list of beneficial owners hereby attached, including the names of all the non-resident holders, their country of residence and the amount of the corresponding income is accurate, and does not include person(s) or institution(s) resident either in Spain or in tax haven countries or territories as defined under

Spanish applicable regulations.

Lo que certifico en a de de 20

I certify the above in on the 1 of of 20

RELACION ADJUNTA A CUMPLIMENTAR:

TO BE ATTACHED:

Identificación de los valores:

Identification of the securities

Listado de titulares:

List of beneficial owners:

Nombre/País de residencia/Importe de los rendimientos

Name/Country of residence/Amount of income

Annex III A

The translation into English of this certificate is for information only and, in the case of discrepancy with the Spanish language version, such Spanish version will prevail

Modelo de certificación para hacer efectiva la exclusion de retencion a los sujetos pasivos del impuesto sobre sociedades y a los establecimientos permanentes sujetos pasivos del impuesto sobre la renta de no residentes (a emitir por las entidades citadas en el art. 12.3.a) del Real Decreto 2281/1998, modificado por el Real Decreto 1778/2004)

Certificate for application of the exemption on withholding to Spanish corporation tax taxpayers and to permanent establishments of non-resident income tax taxpayers (to be issued by entities mentioned under article 12.3.a) of Royal Decree 2281/1998, as amended by Royal Decree 1778/2004)

(Nombre)
(Name)

(Domicilio)
(Address)

(NIF)
(Fiscal ID number)

(en calidad de)
, en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 59.s) del Real Decreto 1777/2004,

(function)

in the name and on behalf of the Entity indicated below, for the purposes of article 59.s)of Royal Decree1777/2004,

CERTIFICO:

I certify:

1.	Que el nombre o razón social de la Entidad que represento es:

that the name of the Entity I represent is

2.	Que su residencia fiscal es la siguiente:

that its residence for tax purposes is

3.	Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of

(país estado, ciudad), con el número

(country, state, city), under number

4.	Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)

that the institution I represent is supervised by (Supervisory body)

en virtud de (normativa que lo regula)

under (governing rules)

5.

Que, a través de la Entidad que represento, los titulares incluidos en la relación adjunta, sujetos pasivos del

Impuesto sobre Sociedades y establecimientos permanentes en España de sujetos pasivos del Impuesto sobre la

Renta de no Residentes, son perceptores de los rendimientos indicados.

That, through the Entity I represent, the list of holders hereby attached, are Spanish Corporations Tax taxpayers and permanent establishment in Spain of Non-Resident Income Tax taxpayers, and are recipients of the referred income.

6.	Que la Entidad que represento conserva, a disposición del emisor, fotocopia de la tarjeta acreditativa del nuúmero de identificación fiscal de los titulares incluídos en la relación.

That the Entity I represent keeps, at the disposal of the Issuer, a photocopy of the card evidencing the Fiscal Identification Number of the holders included in the attached list.

Lo que certifico en a de de 20

I certify the above in on the of of 20

RELACION ADJUNTA:

TO BE ATTACHED:

Identificación de los valores:

Identification of the securities

Razón social/Domicilio/Número de identificación fiscal/ Número de valores/Rendimientos brutos/Retención al 15 per cent.

Name/Domicile/Fiscal Identification Number/Number of securities/Gross income/Amount withheld at 15 per cent.

Annex III B

Modelo de certificación de inversiones realizadas por personas físicas residentes en España

Form of Certificate for Investments made by Spanish resident individuals

(Nombre)
(Name)

(Domicilio)
(Address)

(NIF)
(Fiscal ID number)

(en calidad de)
, en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 12 del Real Decreto 1778/ 2004,

(function)

in the name and on behalf of the Entity indicated below, for the purposes of article 12 of Royal Decree 1778/2004,

CERTIFICO:

I certify:

1.	Que el nombre o razón social de la Entidad que represento es:

that the name of the Entity I represent is

2.	Que su residencia fiscal es la siguiente:

that its residence for tax purposes is

3.	Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of

(país estado, ciudad), con el número

(country, state, city), under number

4.	Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)

that the institution I represent is supervised by (Supervisory body)

en virtud de (normativa que lo regula)

under (governing rules)

5.

Que, a travé s de la Entidad que represento, los titulares incluídos en la relación adjunta, personas físicas sujetas al Impuesto sobre la Renta de las Personas Físicas, son perceptores de los rendimientos indicados.

That, through the Entity I represent, the list of holders hereby attached, are individuals subject to Personal Income Tax, and are recipients of the referred income.

Lo que certifico en a de de 20

I certify the above in on the of of 20

RELACION ADJUNTA:

TO BE ATTACHED:

Identificación de los valores:

Identification of the securities

Razón social/Domicilio/Número de identificación fiscal/ Número de valores/Rendimientos brutos/Retención al 15 per cent.

Name/Domicile/Fiscal Identification Number/Number of securities/Gross income/Amount withheld at 15 per cent.

SUBSCRIPTION AND SALE

The Permanent Dealers have in an amended and restated programme agreement dated 17 November 2005 (the “Programme Agreement”) agreed with each Issuer and the Guarantor a basis upon which they or any of them may from time to time agree to purchase Notes. Any such agreement will extend to those matters stated under “Form of the Notes”, “Form of Final Terms” and “Terms and Conditions of Notes issued by Gas Natural Finance B.V.” and “Terms and Conditions of Notes issued by Gas Natural Capital Markets, S.A.” above. However, each Issuer has reserved the right to sell Notes directly on its own behalf to Dealers that are not Permanent Dealers. The Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the relevant Dealer. The Notes may also be sold by each Issuer through the Dealers, acting as agents of the relevant Issuer. The Programme Agreement also provides for Notes to be issued in syndicated Tranches that are jointly and severally underwritten by two or more Dealers.

The relevant Issuer will pay each relevant Dealer a commission in respect of Notes subscribed by it as separately agreed between them. Each Issuer has agreed to reimburse the Arranger for certain of its expenses incurred in connection with the establishment of the Programme. The commissions payable in respect of an issue of Notes on a syndicated basis will be stated in the applicable Final Terms.

Each of the Issuers and the Guarantor has agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Notes. The Programme Agreement entitles the Dealers to terminate any agreement that they make to subscribe Notes in certain circumstances prior to payment for such Notes being made to the relevant Issuer.

United States

The Notes have not been and will not be registered under the Securities Act and may not be offered, sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act.

Each Dealer has represented and agreed and each further Dealer appointed under the Programme will be required to represent and agree that, except as permitted by the Programme Agreement, it will not offer, sell or deliver Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all the Notes of the Tranche of which such Notes are a part within the United States or to, or for the account or benefit of, U.S. persons and it will have sent to each dealer to which it sells Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons. Terms used in the preceding paragraphs and in this paragraph have the meanings given to them by Regulation S under the Securities Act.

In addition, until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, on offer or sale of Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

The Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder.

Each issue of Index Linked Notes and Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the relevant Issuer and the relevant Dealer or Dealers shall agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Final Terms. Each relevant Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will offer, sell or deliver such Notes only in compliance with such additional U.S. selling restrictions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Permanent Dealer has represented and agreed, and each further Dealer appointed under the programme will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than Euro 43,000,000 and (3) an annual net turnover of more than Euro 50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the relevant Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Permanent Dealer has represented and agreed and each further Dealer appointed under the programme will be required to represent and agree that:

(1)	in relation to any Notes having a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and (b) it has not offered or sold and will not offer or sell any Notes other than to persons: (i) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or (ii) who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses, where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the relevant Issuer;

(2)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the relevant Issuer or the Guarantor; and

(3)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom.

Spain

Neither the Notes nor this Base Prospectus have been verified or registered in the administrative registries of the Spanish Securities Markets Commission (Comisión Nacional del Mercado de Valores). Accordingly, each Permanent Dealer has represented and agreed, and each further Dealer appointed under the programme will be required to represent and agree that the Notes may not be offered, sold or distributed in the Kingdom of Spain or targeted to Spanish resident investors save in compliance and in accordance with the requirements of the Spanish Securities Market Law of 28th July, 1988 (Ley 24/1988, de 28 de julio, del Mercado de Valores) as amended and restated (the “Spanish Securities Market Law”) , and Royal Decree 1310/2005 which partially develops the Spanish Securities Market Law in respect of admission to trading of securities on official secondary markets, initial or secondary public offerings for the sale of securities or rights and the relevant prospectus in relation thereto (Real Decreto 1310/2005, de 4 de noviembre, por el que se desarrolla parcialmente la Ley 24/1988, de 28 de julio, del Mercado de Valores, en materia de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos) and the decrees and regulations issued thereunder.

The Netherlands/Global

(I)	In respect of Notes which have a maturity of less than 12 months and are money market instruments as referred to in article 1(a)d of the Netherlands Decree to the Securities Markets Supervision Act 1995 (as amended, Besluit toezicht effectenverkeer 1995) (“Non-PD Notes”), each Dealer has represented and agreed in respect of any Non-PD Notes issued by Gas Natural Finance B.V. or Gas Natural Capital Markets, S.A. under the Programme (including rights representing an interest in a global Note) that it has not offered and that it will not offer, directly or indirectly, any Non-PD Notes anywhere in the world (in respect of Non-PD Notes issued by Gas Natural Finance B.V.) or in The Netherlands (in respect of Non-PD Notes issued by Gas Natural Capital Markets, S.A.) and such an offer may not be announced, unless it is made in accordance with one or more of the following selling restrictions (as specified in the applicable Final Terms):

(i)	the Non-PD Notes have a denomination of at least euro 50,000 (or its equivalent in any other currency); or

(ii)	the Non-PD Notes are offered exclusively to individuals and legal entities anywhere in the world (in respect of Non-PD Notes issued by Gas Natural Finance B.V.) or in The Netherlands (in respect of Non-PD Notes issued by Gas Natural Capital Markets, S.A.) who or which trade or invest in securities in the conduct of a business or profession (which includes, without limitation, banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly trade or invest in securities; hereinafter, Professional Investors), in which case it must be made clear upon making the offer in the applicable Final Terms and from any documents or advertisements in which a forthcoming offering of Non-PD Notes is publicly announced (whether electronically or otherwise) anywhere in the world (in respect of Non-PD Notes issued by Gas Natural Finance B.V.) or in The Netherlands (in respect of Non-PD Notes issued by Gas Natural Capital Markets, S.A.) that the offer is exclusively made to the said individuals or legal entities; or

(iii)	(only in respect of Non-PD Notes issued by Gas Natural Finance B.V.) the Non-PD Notes are offered exclusively to individuals and legal entities who or which:

(a)	are Professional Investors situated in The Netherlands; or

(b)	are established, domiciled or have their residence (collectively, “are resident”) outside The Netherlands;

provided that (A) the offer, the applicable Final Terms and each announcement of the offer states that the offer is and will only be made to Professional Investors situated in The Netherlands or who are not resident in The Netherlands, (B) the offer, the Base Prospectus, the applicable Final Terms and each announcement of the offer comply with the laws and regulations of any State where persons to whom the offer is made are resident, (C) a statement by Gas Natural Finance B.V. that those laws and regulations are complied with is submitted to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the “AFM”) before the offer is made and is included in the applicable Final Terms and each such announcement; or

(iv)	if, regardless of their denomination, Non-PD Notes can only be acquired in units comprising several Non-PD Notes (each a Unit) for a consideration with a value of at least euro 50,000 (or its equivalent in any other currency), provided that:

(a)	the offer, the applicable Final Terms and each document or advertisement containing an announcement of the offer state that the Non-PD Notes can only be obtained in Units for a consideration with a value of at least euro 50,000; and

(b)	a copy of the Base Prospectus, the applicable Final Terms and each announcement of the offer is submitted to the AFM before the offer is made; or

(v)	the Non-PD Notes are offered to less than 100 individuals or legal persons, not being Professional Investors, per Member State of the European Economic Area;

(vi)	the Non-PD Notes have been, or will be admitted to listing on Euronext Amsterdam’s Euro list or a non-Dutch stock exchange which is officially recognised by its government; or

(vii)	the Non-PD Notes are otherwise offered in accordance with the Netherlands Securities Markets Supervision Act 1995 (Wet toezicht effectenverkeer 1995, as amended).

(II)	In addition and without prejudice to the relevant restrictions set out under (I) above, Zero Coupon Notes (as defined below) in definitive form of any Issuer may only be transferred and accepted, directly or indirectly, within, from or into The Netherlands through the mediation of either such Issuer or a member firm of Euronext Amsterdam N.V. in full compliance with the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) of 21 May 1985 (as amended) and its implementing regulations. No such mediation is required: (a) in respect of the transfer and acceptance of rights representing an interest in a Zero Coupon Note in global form, or (b) in respect of the initial issue of Zero Coupon Notes in definitive form to the first holders thereof, or (c) in respect of the transfer and acceptance of Zero Coupon Notes in definitive form between individuals not acting in the conduct of a business or profession, or (d) in respect of the transfer and acceptance of such Zero Coupon Notes within, from or into The Netherlands if all Zero Coupon Notes (either in definitive form or as rights representing an interest in a Zero Coupon Note in global form) of any particular Series are issued outside The Netherlands and are not distributed into The Netherlands in the course of initial distribution or immediately thereafter. As used herein “Zero Coupon Notes” are Notes that are in bearer form and that constitute a claim for a fixed sum against the relevant Issuer and on which interest does not become due during their tenor or on which no interest is due whatsoever.

Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Laws and all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “resident of Japan” shall mean any person resident in Japan including any corporation or other entity organised under the laws of Japan.

General

Each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes this Base Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuers nor any other Dealer shall have any responsibility therefor.

Neither the Issuers nor any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

With regard to each Tranche, the relevant Dealer will be required to comply with such other additional restrictions as the relevant Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Final Terms.

102

FINANCIAL INFORMATION OF GAS NATURAL CAPITAL MARKETS, S.A

Auditor’s Report on Financial Information of Gas Natural Capital Markets, S.A.

11 November 2005

The Directors

Gas Natural Capital Markets, S.A.

Avda. Portal de l’Angel, 22

08002 Barcelona, Spain

Dear Sirs,

Gas Natural Capital Markets, S.A.

Introduction

We report on the financial information set out below. This financial information has been prepared for inclusion in the prospectus to be dated on or about 17 November 2005 (the “Prospectus”) of Gas Natural Capital Markets, S.A. (the “Company”) on the basis of the accounting policies set out in paragraphs 2 and 3. This report is required by item 11.1 of annex IX of Commission Regulation (EC) No 809/2004 (the “Prospectus Regulation”) and is given for the purpose of complying with that rule and for no other purpose.

The Company was incorporated on 23 May 2005. The Company has not yet commenced to trade, has prepared no statutory financial statements for presentation to its members and has not declared or paid a dividend.

Responsibility

The directors of the Company are responsible for preparing the financial information in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union.

It is our responsibility to form an opinion as to whether the financial information gives a true and fair view for the purposes of the Prospectus and to report our opinion to you.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. It also included an assessment of significant estimates and judgements made by those responsible for the preparation of the financial statements and whether the accounting polices are appropriate to the entity’s circumstances, consistently applied and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement, whether caused by fraud or other irregularity or error.

Opinion

In our opinion, the financial information gives, for the purposes of the Prospectus to be dated on or about 17 November 2005, a true and fair view of the state of affairs of the Company as at the date stated and of its results and cash flows for the period then ended in accordance with IFRS.

Declaration

For the purposes of Prospectus Rule 5.5.4R(2) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with item 11.1 of annex IX of the Prospectus Regulation.

Yours faithfully

PricewaterhouseCoopers Auditores, S.L.

Manuel Valls Morato´

Partner

Gas Natural Capital Markets, S.A.

Balance Sheet at 31 October 2005

(Expressed in euros)

Current assets	Note	Amount
Cash and cash equivalents	4	100.000

Total Assets		100.000
Shareholder’s equity
Ordinary shares	5	100.000

Total liabilities		100.000

Notes 1 through 5 form an integral part of this financial information

Gas Natural Capital Markets, S.A.

Profit and Loss Account for the period from 23 May 2005 to 31 October 2005

(Expressed in euros)

	Note	Amount
Total income		—
Total expense		—

Net income		—

Notes 1 through 5 form an integral part of this financial information

Gas Natural Capital Markets, S.A.

Cash Flow Statement for the period from 23 May 2005 to 31 October 2005

(Expressed in euros)

Amount
Cash flow from financing activities
Proceeds from issue of ordinary share capital	100.000

Net increase in cash and cash equivalents	100.000
Cash and equivalents at 23 May 2005	—

Cash and equivalents at 31 October 2005	100.000

Notes 1 through 5 form an integral part of this financial information

Notes to the Financial Information of Gas Natural Capital Markets, S.A. at 31 October 2005

Note 1. General information

The objectives of the Company are to raise funds by issuing preference shares and other debt financial instruments, in accordance with the Third Additional Requirement of the Law 19/2003 of 4 July, with the guarantee of Gas Natural SDG, S.A.

The registered office of the Company is Avda. Portal de ´ lAngel 20-22, Barcelona, Spain.

Note 2. Basis of preparation

This financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”) issued by the International Accounting Standards Board. The financial information also applies IFRS 1, First-time Adoption of International Financial Reporting Standards (“IFRS 1”) as this financial information represents part of the period covered by the Company’s first statutory financial statements being for the period from 23 May 2005 to 31 December 2005 and which will be the first statutory financial statements that will adopt IFRS, as adopted for use in the European Union. This financial information does not constitute statutory financial statements.

IFRS 1 sets out the procedures that the Company must follow when it adopts IFRS for the first time. Under IFRS 1 the Company is required to establish its IFRS accounting policies as at the balance sheet date to which its statutory financial statements have been drawn up and, in general, apply those policies retrospectively to determine the IFRS opening balance sheet at its date of transition. In the case of the Company the date for establishing its IFRS accounting policies will be31December 2005 and its date of transition is 23 May 2005, being its date of incorporation. Accordingly, the 31 December 2005 statutory financial statements will be the first statutory financial statements prepared by the Company in accordance with accounting standards as adopted for use in the European Union. As such the 31 December 2005 statutory financial statements will take account of the extant requirements and options in IFRS, as adopted for use in the European Union, as they relate to those statutory financial statements at that date.

For the purposes of this financial information the Directors have used accounting policies as at 31 October 2005, being the date of the closing balance sheet in this financial information. Accordingly, this financial information has been prepared in accordance with those IFRS standards and IFRIC interpretations issued and effective or issued and early adopted as at the time of preparing this financial information and which the Company expects to apply in its first statutory financial statements under IFRS, as adopted for use in the European Union, for the period ended 31 December 2005. The IFRS standards and IFRIC interpretations that will be applicable at 31 December 2005, including those that will be applicable on an optional basis, are not known with certainty at the time of preparing this financial information.

IFRS 1 provides a number of optional exemptions to the general principle of retrospective application. At 31 October 2005 none of these exemptions are applicable to the Company. As the Company is a newly incorporated company and has not to date produced any financial statements no reconciliation from Spanish GAAP to IFRS has been presented.

This financial information has been prepared under the historical cost convention.

The preparation of financial information in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial information and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates.

Note 3. Accounting policies

The most significant accounting policies applied by the group in the preparation of this financial information are as follow

a.	Trade and non-trade debtors and creditors. Payables and receivables originating from operations, whether or not arising from the normal course of trade, are recorded at their nominal value and are classified as short term or long term depending on whether or not these become due within one year fiscal.

Provisions for potential bad debts are made as considered appropriate.

Credit lines are shown at the amount actually drawn down.

b.	Corporate income tax. Corporate income tax expense is calculated base don the profit for the year before tax, increased or reduced by the permanent differences and deducting the allowances and deductions to which the Company is entitled.

The Company pay taxes in the Regime of Consolidated Declaration since the year ended 2005.

c.	Income and expenses. Income and expenses are recorded on an accruals basis, i.e. in the period in which the income or expense deriving from the goods or services in question is earned or incurred rather than the period in which the cash is actually received or disbursed.

However, out of prudence, the Company only records the profit realized at the year end, insofar as the foreseeable risks and losses that may arise are recorded as soon as they are known.

Note 4. Cash and cash equivalent

Cash and cash equivalents includes the credit balance with banks.

Note 5. Shareholder’s equity

The amount of shareholder’s equity at 31 October 2005 is as follow:

	Amount at 1.1.05	Incorporation of the Company	Amount at 31.10.05

Share capital	—	100.000	100.000

	—	100.000	100.000

Share capital

The authorised share capital of the Company is EUR 100.000 represented by 1.000 registered shares having a nominal value of EUR 100 each, numbered 1 to 1.000. The share capital of the Company is fully subscribed and paid up.

The participation in the Share capital is as follow:

Participation in the share capital %
Gas Natural SDG, S.A.	99,9
La Propagadora del Gas, S.A.	0,1

GENERAL INFORMATION

1.	The update of the Programme was authorised by a written resolution of the Board of Managing Directors of Gas Natural Finance B.V. passed on 25 October 2005 and by resolutions of the Executive Committee of the Guarantor passed on 22 July 2005. The accession of Gas Natural Capital Markets, S.A. to the Programme was authorised by resolutions of a General Meeting of the Shareholders and the Board of Directors passed on 13 September 2005.

2.	The admission of the Programme to the Official List is expected to take effect on or around22 November. The listing of Notes under the Programme on the Official List and the admission to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange will be expressed as a percentage of their nominal amount (excluding accrued interest). It is expected that each Tranche of Notes which is to be listed on the Official List and admitted to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange will be so admitted to listing and trading upon submission to the FSA and the Gilt-Edged and Fixed Interest Market of the London Stock Exchange of the relevant Final Terms and any other information required by the FSA and the London Stock Exchange, subject in each case to the issue of a Temporary Global Note initially representing the Notes of such Tranche. Prior to official listing on the Official List and to trading on the Gilt-Edged and Fixed Interest Market of the London Stock Exchange, dealings will be permitted by the Gilt-Edged and Fixed Interest Market of the London Stock Exchange in accordance with the rules of the FSA. Transactions will normally be effected for delivery on the third working day in London after the day of the transaction. However, Notes may be issued by Gas Natural Finance B.V. pursuant to the Programme which will not be admitted to listing, trading and/or quotation by the FSA and/or London Stock Exchange or any other listing authority, stock exchange and/or quotation system or which will be admitted to listing, trading and/or quotation by such listing authority, stock exchange and/or quotation system as the relevant Issuer and relevant Dealer(s) may agree (subject, in the case of Gas Natural Capital Markets, S.A., to the publication of a supplemental prospectus in relation to such Notes).

3.	So long as Notes are capable of being issued under the Programme and/or remain outstanding, copies of the following documents (and English translations where appropriate) will, when published, be available from the offices of the Issuers and the Guarantor referred to at the end of this Base Prospectus and from the specified office of the Agent in London:

(i)	the articles of association of each Issuer and the constitutional documents of the Guarantor;

(ii)	the documents referred to in “Documents Incorporated by Reference”;

(iii)	the Programme Agreement, the Agency Agreement, the Guarantee and the Deed of Covenant;

(iv)	a copy of this Base Prospectus;

(v)	any supplements to this Base Prospectus and any Final Terms (save that Final Terms relating to an unlisted Note will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Paying Agent as to the identity of such holder); and

(vi)	in the case of each issue of listed Notes subscribed pursuant to a subscription agreement, the subscription agreement (or equivalent document).

4.	The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The appropriate Common Code and ISIN for each Tranche allocated by Euroclear and Clearstream, Luxembourg will be specified in the relevant Final Terms. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg. The address of any alternative clearing system will be specified in the applicable Final Terms.

5.

None of the Issuers nor the Guarantor nor any of its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which any of the relevant Issuer or the Guarantor is aware) during the 12 months before the date of this Base Prospectus which may have, or have had in the recent past, significant effects on the financial position or profitability of any of the Issuers or of the Guarantor and its subsidiaries taken as a whole.

6.

(a)        There has been no material adverse change in the prospects of Gas Natural Finance B.V. since 31 December 2004 nor has there been any significant change in its financial or trading position since 31 December 2004.

(b)	There has been no material adverse change in the prospects of Gas Natural Capital Markets, S.A. since 23 May 2005 (the date of its incorporation) nor has there been any significant adverse change in its financial or trading position since 23 May 2005.

(c)	There has been no material adverse change in the prospects of the Guarantor since 31 December 2004 nor has there been any significant change in the financial or trading position of the Guarantor and its subsidiaries, taken as a whole, since 30 June 2005.

7.

(a)      The financial statements of the Guarantor for the years ended 31 December 2004 and 2003 have been audited for by PricewaterhouseCoopers Auditores, S.L., (Members of the Registro Oficial de Auditores de Cuentas) Independent Auditors of the Guarantor, and unqualified opinions have been reported thereon.

(b)	The financial statements of Gas Natural Finance B.V. have been audited for the financial years ended 31 December 2003 and 2004 by PricewaterhouseCoopers Accountants N.V. (members of the Kamer van Koophandel of Amsterdam), independent Auditors of Gas Natural Finance B.V., and unqualified opinions have been reported thereon.

(c)	At the date of this Base Prospectus, Gas Natural Capital Markets, S.A. has not published any financial statements. Gas Natural Capital Markets, S.A. intends to prepare financial statements in relation to the period from its date of incorporation (being 23 May 2005) to 31 December 2005. The auditors of Gas Natural Capital Markets, S.A. are PriceWaterhouseCoopers Auditores, S.L. (members of the Registro Oficial de Auditores de Cuentas). See “Description of Gas Natural Capital Markets, S.A.”

8.	Freshfields Bruckhaus Deringer have acted as legal advisers to the Guarantor as to English law, Spanish law and Dutch law. Linklaters, S.L. have acted as legal advisers to the Dealers as to English law and Spanish law and Linklaters have acted as legal advisers to the Dealers as to Dutch law, in each case in relation to the update of the Programme.

THE ISSUERS

Gas Natural Finance B.V.	Gas Natural Capital Markets, S.A.
Strawinskylaan 3105	Avenida Portal de L’Angel 20-22
7th Floor	08002 Barcelona
1077 ZX Amsterdam

THE GUARANTOR

Gas Natural SDG, S.A.

Av. Portal de L’Angel, 22

08002 Barcelona

AGENT

Citibank, N.A

5 Carmelite Street

London EC4Y 0PA

AUDITORS OF GAS NATURAL FINANCE B.V.	AUDITORS OF GAS NATURAL CAPITAL MARKETS,
PricewaterhouseCoopers Accountants N.V.	S.A. AND THE GUARANTOR
Velperweg 35	PricewaterhouseCoopers Auditores, S.L.
6824 BE Arnhem	Edificio Caja de Madrid
Avenida Diagonal, 640
08017 Barcelona

LEGAL ADVISERS

To the Guarantor as to English law, Spanish law

Freshfields Bruckhaus Deringer

Fortuny, 6

28010 Madrid

To the Guarantor as to Dutch law

Freshfields Bruckhaus Deringer

Apollolaan 151

1077 AR Amsterdam

To the Dealers as to English law and Spanish law

Linklaters, S.L.

Zurbarán, 28

28010 Madrid

To the Dealers as to Dutch law

Linklaters

Atrium Building

Strawinskylaan 3051

1077 ZX Amsterdam

DEALERS

ABN AMRO Bank N.V.	Banco Bilbao Vizcaya Argentaria, S.A.
250 Bishopsgate	Calle de Alcala 16, 4th Floor,
London EC2M 4AA	28014 Madrid

Banco Santander Central Hispano, S.A.	Barclays Bank PLC
Ciudad Grupo Santander	5 The North Colonnade
Edificio Encinar	Canary Wharf
Avenida de Cantabria S/N	London E14 4BB
28660 Boadilla del Monte

Madrid

Caja de Ahorros y Pensiones de Barcelona	Merrill Lynch International
Avda. Diagonal, 621-629	Merrill Lynch Financial Centre
08028 Barcelona	2 King Edward Street
London EC1A 1HQ

Morgan Stanley & Co. International Limited	Société Générale
25 Cabot Square	29 Boulevard Haussmann
Canary Wharf	75009 Paris
London E14 4QA